As filed with the Securities and Exchange Commission on January 17, 2018

Registration No. 333-222200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IBERIABANK Corporation

(Exact name of registrant as specified in its charter)

Louisiana	6172	72-1280718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 W. Congress Street

Lafayette, Louisiana 70501

(337) 521-4003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daryl G. Byrd

President and Chief Executive Officer

IBERIABANK Corporation

200 W. Congress Street

Lafayette, Louisiana 70501

(337) 521-4003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lee Meyerson, Esq. Elizabeth Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Carlos E. Loumiet, Esq. Nina S. Gordon, Esq. Broad and Cassel LLP Suite 2100, 2 South Biscayne Boulevard Miami, Florida 33131 (305) 373-9400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	N/A(1)(2)	N/A(1)(2)	$149,847,980.25(1)(2)	$18,656.08(1)(2)(3)

(1)	This Registration Statement relates to the common stock of the Registrant issuable to holders of common stock of Gibraltar Private Bank & Trust Company (“Gibraltar”) in the proposed transaction of Gibraltar by the Registrant. Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933 (the “Securities Act’) by multiplying $102.45, the book value per share of common stock, par value $0.01 per share, of Gibraltar (“Gibraltar common stock”) as of November 30, 2017, times 1,462,645, the maximum number of shares of Gibraltar common stock that may be exchanged for the shares being registered. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers an indeterminate number of shares as may become issuable as a result of stock splits, stock dividends, or similar transactions.

The maximum number of shares of Gibraltar common stock that may be exchanged is based on the sum of (i) 1,411,645, the aggregate number of shares of Gibraltar common stock outstanding as of October 19, 2017, except for shares of Gibraltar common stock owned by Gibraltar as treasury stock or owned by Gibraltar or the Registrant or their wholly-owned subsidiaries (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), which number includes 16,020 shares of Gibraltar common stock granted in respect of outstanding Gibraltar restricted stock awards, plus (ii) 51,000, the aggregate number of shares of Gibraltar common stock reserved for issuance upon the exercise of Gibraltar stock options outstanding as of October 19, 2017.

(2)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares being registered has been omitted. Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Previously paid in connection with the initial filing of this registration statement on December 20, 2017.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 17, 2018

GIBRALTAR PRIVATE BANK & TRUST COMPANY

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

IBERIABANK CORPORATION

PROSPECTUS

COMMON STOCK

To the Stockholders of Gibraltar Private Bank & Trust Company:

Merger Proposal—Your Vote Is Very Important

You are cordially invited to attend a special meeting of the stockholders of Gibraltar Private Bank & Trust Company (“Gibraltar”) to be held on February 22, 2018 at 10:00 a.m., local time, at 55 Alhambra Plaza, Coral Gables, Florida 33134. At the special meeting, holders of Gibraltar common stock will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of October 19, 2017 (the “merger agreement”), entered into by and among Gibraltar, IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, and IBERIABANK Corporation, and the merger contemplated by the merger agreement, pursuant to which Gibraltar will merge with and into IBERIABANK (the “merger”). In addition, holders of Gibraltar common stock will be asked to approve the adjournment, postponement, or continuation of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption and approval of the merger and the merger agreement.

If the merger is completed, each outstanding share of Gibraltar common stock will be converted into the right to receive 1.9749 shares of common stock of IBERIABANK Corporation, plus cash in lieu of any fractional share interest of IBERIABANK Corporation common stock. Under the terms of the merger agreement, the exchange ratio may be adjusted in certain circumstances depending on the daily volume weighted average trading prices of IBERIABANK Corporation common stock over a ten day trading period ending on the business day prior to the closing of the merger. However, even with such adjustments to the exchange ratio, the maximum value of the merger consideration to be received by a holder of Gibraltar common stock is $187.3785 per Gibraltar share, and the minimum value is $138.4997 per Gibraltar share (subject to IBERIABANK Corporation’s right to terminate the merger agreement if the measurement price is below $61.88 on the trading day immediately prior to the closing date; See “The Merger Agreement—Termination,” beginning on page 61). Based on the closing prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market on October 18, 2017 (the last trading day before public announcement of the merger agreement) and [●] (the most recent practicable date before the mailing of this proxy statement/prospectus), the value of the merger consideration represented approximately $158.1895 and $[●], respectively, for each share of Gibraltar common stock. You should obtain current stock price quotations for IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC.”

Gibraltar’s board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of Gibraltar and its stockholders. Gibraltar’s board of directors unanimously recommends that holders of Gibraltar common stock vote “FOR” the adoption and approval of the merger and the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the adoption and approval of the merger and the merger agreement.

The merger cannot be completed unless the proposal to adopt and approve the merger and the merger agreement is approved by the affirmative vote of at least two-thirds of the outstanding shares of Gibraltar common stock.

Your vote is important. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by either submitting your proxy online or by telephone, or by completing the enclosed proxy card and mailing it in the enclosed envelope as soon as possible to make sure your shares are represented at the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the adoption and approval of the merger and the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the adoption and approval of the merger and the merger agreement. The failure to vote by not submitting your proxy and not attending the special meeting and voting in person will have the same effect as a vote against the adoption and approval of the merger and the merger agreement. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting.

The attached proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about IBERIABANK Corporation and Gibraltar and related matters. You are encouraged to read the proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 17 for a discussion of the risks you should consider in evaluating the proposed merger and how it may affect you. You can also obtain information about IBERIABANK Corporation from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely yours,

Adolfo Henriques

Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) or any other governmental agency.

This proxy statement/prospectus is dated [●], and is first being mailed to Gibraltar’s stockholders on or about [●].

GIBRALTAR PRIVATE BANK & TRUST COMPANY

55 Alhambra Plaza, Coral Gables, Florida 33134

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 22, 2018

NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock of Gibraltar Private Bank & Trust Company (which we refer to as “Gibraltar”) will be held at 55 Alhambra Plaza, Coral Gables, Florida 33134, at 10:00 a.m., local time, on February 22, 2018, for the following purposes:

(1)	to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated October 19, 2017, by and among Gibraltar, IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, and IBERIABANK Corporation (which we refer to as the “merger agreement”) and the merger contemplated thereby (which we refer to as the “merger”), pursuant to which Gibraltar will merge with and into IBERIABANK, with IBERIABANK surviving the merger (which we refer to as the “merger proposal”); and

(2)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to adopt and approve the merger proposal (which we refer to as the “adjournment proposal”).

No other business may be conducted at the special meeting.

Only holders of Gibraltar common stock of record as of the close of business on January 8, 2018 will be entitled to notice of and to vote at the special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of holders of a majority of the voting shares of Gibraltar represented at the meeting without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

Your vote is very important. To ensure your representation at the special meeting of stockholders, please submit your proxy online or by telephone, or complete, sign and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the procedures described in the attached materials.

BY ORDER OF THE BOARD OF DIRECTORS

[●]
Michael C. Sontag
Corporate Secretary

THE BOARD OF DIRECTORS OF GIBRALTAR UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER PROPOSAL AND “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Holders of Gibraltar common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their Gibraltar shares under applicable statutory provisions and regulations of the Office of the Comptroller of the Currency (“OCC”). In order for a holder of Gibraltar common stock to perfect his or her right to dissent, such holder must carefully follow the procedure set forth in Section 214a(b) of Title 12 of the United States Code. A copy of the applicable statutory and regulatory provisions is included as Appendix C to the accompanying proxy statement/prospectus, and a summary of these provisions can be found under the caption “The Merger—Dissenters’ Rights of Appraisal.”

PLEASE SUBMIT YOUR PROXY ONLINE OR BY TELEPHONE, OR, IF BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS.

PLEASE DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD

ADDITIONAL INFORMATION

The proxy statement/prospectus incorporates important business and financial information about IBERIABANK Corporation from documents that are filed with the Securities and Exchange Commission (which we refer to as the “SEC”) but that are not included in or delivered with the proxy statement/prospectus. You can obtain IBERIABANK Corporation’s documents incorporated by reference in the proxy statement/prospectus without charge by requesting them in writing or by telephone from IBERIABANK Corporation at the following address and telephone number:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

Telephone: (504) 310-7320

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Gibraltar special meeting. This means that stockholders of Gibraltar requesting documents must do so by February 14, 2018 in order to receive them before the special meeting.

You may also obtain these documents without charge at the SEC’s website (“www.sec.gov”), and you may obtain certain of these documents at IBERIABANK Corporation’s website (“www.iberiabank.com”) by selecting the tab entitled “Investor Relations” and then the tab entitled “SEC Filings.” Other information contained on IBERIABANK Corporation’s website is expressly not incorporated by reference into the proxy statement/prospectus.

The proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety.

If you have any questions, or need assistance in completing and returning your proxy, you may contact Michael C. Sontag, Corporate Secretary, at the following address and telephone number:

Gibraltar Private Bank & Trust Company

55 Alhambra Plaza

Coral Gables, Florida 33134

Attention: Michael C. Sontag, Corporate Secretary

Telephone: (305) 476-1982

For a more detailed description of the information incorporated by reference in the proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information,” beginning on page 79.

PLEASE NOTE

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

You should rely only on the information contained in, or incorporated by reference into, the proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the proxy statement/prospectus. The proxy statement/prospectus is dated [●], and you should assume that the information in the proxy statement/prospectus is accurate only as of such date unless information specifically indicates that another date applies.

The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the merger and the special meeting, and brief answers to those questions. Gibraltar Private Bank & Trust Company, which we refer to as “Gibraltar,” and IBERIABANK Corporation advise you to read carefully the remainder of this proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting.

Q:	What is the merger?

A:	Gibraltar, IBERIABANK, a wholly-owned subsidiary of IBERIABANK Corporation, and IBERIABANK Corporation have entered into an Agreement and Plan of Merger, dated as of October 19, 2017 (which we refer to as the “merger agreement”), pursuant to which Gibraltar will merge with and into IBERIABANK, with IBERIABANK being the surviving entity in the merger and Gibraltar ceasing to exist. IBERIABANK is a commercial bank headquartered in Lafayette, Louisiana, and a wholly owned subsidiary of IBERIABANK Corporation.

For ease of reference, we refer to the merger of Gibraltar with and into IBERIABANK as the “merger.” A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:	In order to complete the merger, Gibraltar’s stockholders must vote to adopt and approve the merger and the merger agreement. Gibraltar is sending these materials to holders of its common stock to help them decide how to vote their shares of Gibraltar common stock with respect to the proposal to adopt and approve the merger and the merger agreement and other matters to be considered at the special meeting.

This document constitutes both a proxy statement of Gibraltar and a prospectus of IBERIABANK Corporation. It is a proxy statement because the board of directors of Gibraltar is using this document to solicit proxies from its stockholders to vote on the adoption and approval of the merger and the merger agreement at a special meeting of stockholders and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because IBERIABANK Corporation will issue shares of its common stock to Gibraltar stockholders as consideration to be provided in the merger, and this prospectus contains information about that common stock.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of Gibraltar’s stockholders and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Gibraltar common stock without attending the special meeting in person. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q.	What are Gibraltar stockholders being asked to vote upon?

A.	Gibraltar is proposing to be acquired by IBERIABANK Corporation through a merger transaction. As part of the overall transaction, the holders of Gibraltar common stock are being asked to consider and vote on the following proposals:

Proposal One: to adopt and approve the merger and the merger agreement, pursuant to which Gibraltar will merge with and into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, with IBERIABANK being the surviving entity following the merger (which we refer to as the “merger proposal”); and

Proposal Two: to approve the adjournment of the Gibraltar special meeting to a later date or dates, if the board of directors of Gibraltar determines it is necessary or appropriate to permit solicitation of additional proxies if there are not sufficient votes at the time of the Gibraltar special meeting to constitute a quorum or to adopt and approve the merger proposal (which we refer to as the “adjournment proposal”).

No other business may be conducted at the special meeting.

Q.	What does the Gibraltar board of directors recommend?

A.	The Gibraltar board of directors recommends that holders of Gibraltar common stock vote “FOR” the adoption and approval of the merger proposal and “FOR” the approval of the adjournment proposal.

Q.	How will my shares be voted at the special meeting?

A.	At the special meeting, the officers named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as Gibraltar’s board of directors recommends, which is “FOR” the adoption and approval of the merger proposal and “FOR” the approval of the adjournment proposal.

Q:	When do you expect the merger to be completed?

A:	IBERIABANK Corporation and Gibraltar currently expect to complete the merger in the first quarter of 2018, assuming all of the conditions to completion of the merger have been satisfied or waived. However, because the fulfillment of some of the conditions to the completion of the merger are not entirely within our control, we cannot assure you of the actual timing.

Q:	Will I be able to sell the shares of IBERIABANK Corporation common stock that I receive in the merger?

A:	Yes. The shares of IBERIABANK Corporation common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and listed for quotation on the NASDAQ Global Select Market.

Q.	Who is entitled to vote at the special meeting?

A.	All holders of Gibraltar common stock who held shares at the close of business on the record date (January 8, 2018) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.	Stockholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q.	Will Gibraltar be required to submit the merger proposal to its stockholders even if Gibraltar’s board of directors has withdrawn, modified or qualified its recommendation?

A.	Yes. Unless the merger agreement is terminated before the special meeting, Gibraltar is required to submit the merger proposal to its stockholders even if Gibraltar’s board of directors has withdrawn or modified its recommendation.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its appendices. After you have carefully read this proxy statement/prospectus, please follow the instructions on the proxy card to submit your proxy online or by telephone. If using mail, indicate on your proxy card how you want your shares to be voted and then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All Gibraltar stockholders of record as of the close of business on January 8, 2018 are invited to attend the special meeting. Stockholders of record as of such time can vote in person at the special meeting whether or not they have previously executed a proxy card.

Whether or not you intend to be present at the special meeting, you are urged to submit your proxy online or by telephone, or sign, date and return your proxy card promptly. If you are then present and wish to vote your shares of common stock in person, your original proxy may be revoked by voting at the special meeting.

Q:	Can I change my vote after I have submitted by signed proxy card?

A:	Yes. You can change your vote after you have submitted your proxy by:

•	providing a written notice bearing a date later than the date of your proxy card to the Corporate Secretary of Gibraltar, stating that you revoke your proxy;

•	signing and delivering a new proxy card to the Corporate Secretary of Gibraltar, at 55 Alhambra Plaza, Coral Gables, Florida 33134, relating to the same shares and bearing a later date (any earlier proxies will be revoked automatically);

•	submitting a new proxy through the internet or by telephone at any time before the closure of the internet and telephone voting facilities; or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Gibraltar’s stockholders will not receive any consideration for their shares of Gibraltar common stock in connection with the merger. Instead, Gibraltar will remain an independent, privately held company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Gibraltar. For a complete discussion of the circumstances under which a termination fee will be required to be paid, see “The Merger Agreement—Termination Fee” beginning on page 62.

Q:	Should I send in my stock certificates now?

A:	Please do not send your stock certificates with your proxy card. Instructions for surrendering your Gibraltar stock certificates in exchange for the merger consideration will be sent to you later if the merger is completed.

Q:	Whom should I call with questions?

A:	You should direct any questions regarding the special meeting of stockholders or the merger to Michael C. Sontag, Corporate Secretary of Gibraltar, at (305) 476-1982.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this proxy statement/prospectus refers before you decide how to vote with respect to the merger proposal. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about IBERIABANK Corporation. For a description of this information, see “Where You Can Find More Information,” beginning on page 79. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger Agreement (Appendix A)

The terms and conditions of the merger agreement by which Gibraltar will merge with and into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, are contained in the Agreement and Plan of Merger by and among Gibraltar, IBERIABANK, and IBERIABANK Corporation, dated as of October 19, 2017. A copy of this agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully.

Parties to the Merger (page 25)

IBERIABANK Corporation and IBERIABANK

IBERIABANK Corporation, a Louisiana corporation, is the financial holding company for IBERIABANK, a Louisiana banking corporation. As of September 30, 2017, IBERIABANK Corporation had total consolidated assets of $28.0 billion, total deposits of $21.3 billion and total shareholders’ equity of $3.7 billion.

The principal executive offices of IBERIABANK Corporation and IBERIABANK are located at 200 West Congress Street, Lafayette, Louisiana 70501, and their telephone number is (337) 521-4003.

Gibraltar Private Bank & Trust Company

Gibraltar Private Bank & Trust Company is a federal savings bank headquartered in Coral Gables, Florida. Gibraltar has eight bank branch offices, with five in Southeast Florida, one in Key Largo, Florida, one in Naples, Florida, and one in New York, New York. As of September 30, 2017, Gibraltar had total unaudited assets of $1.6 billion, total unaudited deposits of $1.1 billion and total unaudited shareholders’ equity of $144.4 million. Shares of Gibraltar common stock are not publicly traded.

The main office of Gibraltar is located at 55 Alhambra Plaza, Coral Gables, Florida 33134 (Telephone Number: (305) 476-1982).

What Gibraltar’s Stockholders Will Receive Upon Completion of the Merger (page 48)

If the merger proposal is adopted and approved at the special meeting and the merger is subsequently completed, on the effective date of the merger, each outstanding share of Gibraltar common stock will be converted into the right to receive shares of IBERIABANK Corporation common stock, as follows:

•	1.9749 shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock outstanding immediately prior to the merger, which may be adjusted prior to the closing date of the merger as described in this proxy statement/prospectus, rounded to the nearest ten-thousandth of a share (the “exchange ratio”), and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock; or

•	if the “measurement price” (defined below) is greater than $94.88 per share, then the exchange ratio will be adjusted to equal the quotient obtained by dividing $187.3785 by the measurement price; or

•	if the measurement price is less than $70.13 per share, then the exchange ratio will be adjusted to equal the quotient obtained by dividing $138.4997 by the measurement price.

The term “measurement price” is defined in the merger agreement to be the arithmetic mean of the daily volume weighted average trading prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the ten trading days ending on the business day prior to the closing date of the merger.

IBERIABANK Corporation will not issue any fractional shares of its common stock in the merger. Instead, a stockholder who would otherwise have received a fractional share will receive an amount in cash rounded to the nearest whole cent. This cash amount will be equal to the measurement price multiplied by the fraction of a share (rounded to the nearest whole cent) of IBERIABANK Corporation common stock which such stockholder of Gibraltar would otherwise be entitled to receive, after aggregating all IBERIABANK Corporation common stock held by such stockholder of Gibraltar.

The following table provides examples of how the exchange ratio and the value of the implied merger consideration to be received in respect of each share of Gibraltar common stock may change depending on the measurement price. The range of average prices set forth in the following table has been included for representative purposes only. Neither Gibraltar nor IBERIABANK Corporation can assure you as to what the measurement price will be at or following the time of the merger.

Hypothetical Measurement Price of IBERIABANK Corporation Common Stock	Exchange Ratio	Implied Merger Consideration Value Received in Exchange Per Gibraltar Share*
$100.00	1.8738	$187.3785
$98.00	1.9120	$187.3785
$96.00	1.9519	$187.3785
$94.89	1.9747	$187.3785
$94.88	1.9749	$187.3785
$88.00	1.9749	$173.7912
$82.51	1.9749	$162.9490
$76.00	1.9749	$150.0924
$70.13	1.9749	$138.4997
$70.12	1.9752	$138.4997
$68.00	2.0368	$138.4997
$66.00	2.0985	$138.4997
$64.00	2.1641	$138.4997

*	Cash will be paid in lieu of any fractional share of IBERIABANK Corporation common stock.

The actual measurement price may be outside the range of the amounts set forth above, and as a result, the actual exchange ratio per share of IBERIABANK Corporation common stock may not be shown in the above table. However, even with such adjustments to the exchange ratio, the maximum value of the merger consideration to be received by a holder of Gibraltar common stock for each share of Gibraltar common stock is $187.3785, and the minimum per share value of the merger consideration is $138.4997 (subject to IBERIABANK Corporation’s right to terminate the merger agreement if the measurement price is below $61.88 on the trading day immediately prior to the closing date; See “The Merger Agreement—Termination,” beginning on page 61).

The hypothetical measurement price of IBERIABANK Corporation common stock, assuming the merger was consummated as of [●] (the most recent practicable date before the mailing of this proxy statement/prospectus), was $[●]. If this were the measurement price, you would receive [●] shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock owned by you. Before deciding how to vote, you should obtain more recent market prices of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC.”

What Will Happen to Outstanding Gibraltar Stock Options (page 49)

In connection with the completion of the merger, each outstanding stock option to acquire shares of Gibraltar common stock (which we refer to as a “stock option”) that is unexercised at the effective time of the merger will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the difference between the per share merger consideration and the exercise price of the stock option. The amount paid to cancel the stock options will not reduce the merger consideration to be received by Gibraltar stockholders in the merger. See “The Merger Agreement—Treatment of Gibraltar Stock Options and Restricted Stock Awards,” beginning on page 49.

What Will Happen to Outstanding Gibraltar Restricted Stock Awards (page 50)

Each award of Gibraltar restricted common stock that is outstanding immediately prior to consummation of merger will be fully earned and vested and holders of each share of common stock issued pursuant to the Gibraltar restricted stock award will be entitled to the same treatment as each share of Gibraltar common stock under the merger agreement.

Material United States Federal Income Tax Consequences of the Merger (page 43)

It is a condition to completion of the merger that IBERIABANK Corporation and Gibraltar receive legal opinions from each of Simpson Thacher & Bartlett LLP and Broad and Cassel LLP, respectively, to the effect that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view.

Generally, for United States federal income tax purposes, you will not recognize gain or loss as a result of the exchange of your shares of Gibraltar common stock pursuant to the merger, except for cash received in lieu of a fractional share of IBERIABANK Corporation common stock. WE RECOMMEND THAT GIBRALTAR STOCKHOLDERS CONSULT THEIR OWN TAX ADVISORS FOR AN UNDERSTANDING OF THE TAX CONSEQUENCES THAT MAY BE PARTICULAR TO SUCH STOCKHOLDER.

You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” starting on page 43 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We strongly urge you to consult your tax advisor to fully understand the tax consequences of the merger to you.

Gibraltar’s Board of Directors Unanimously Recommends Stockholder Approval of the Merger Proposal (page 22)

The board of directors of Gibraltar has unanimously approved the merger agreement. The board of directors of Gibraltar has determined that the merger and the merger agreement are fair to and in the best interests of Gibraltar and its stockholders and unanimously recommends that holders of Gibraltar common stock vote “FOR” the adoption and approval of the merger proposal.

Opinion of Gibraltar’s Financial Advisor (page 30 and Appendix C)

In connection with the merger, Gibraltar’s financial advisor, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) delivered a written opinion, dated October 16, 2017, to Gibraltar’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Gibraltar common stock of the exchange ratio in the merger. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Holders of Gibraltar common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

The opinion was directed to Gibraltar’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Gibraltar as to how any such stockholder should vote at any meeting of stockholder called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Gibraltar common stock and does not address the underlying business decision of Gibraltar to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Gibraltar or the effect of any other transaction in which Gibraltar might engage.

Special Meeting of Stockholders of Gibraltar (page 22)

Gibraltar will hold a special meeting of its stockholders on February 22, 2018, at 10:00 a.m., local time, at 55 Alhambra Plaza, Coral Gables, Florida 33134. At the special meeting of stockholders, holders of Gibraltar common stock will be asked to vote to adopt and approve the merger proposal and to approve the adjournment proposal.

You may vote at the special meeting of stockholders if you owned shares of Gibraltar common stock at the close of business on the record date, January 8, 2018. On that date, there were 1,411,645 shares of Gibraltar common stock outstanding and entitled to vote at the special meeting of stockholders. You may cast one vote for each share of Gibraltar common stock you owned on the record date.

Even if you expect to attend the special meeting of stockholders, Gibraltar recommends that you promptly submit your proxy online or by telephone, or complete and return your proxy card in the enclosed return envelope.

Stockholder Votes Required (pages 23 and 24)

Stockholders representing at least a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. All shares of Gibraltar common stock present in person or represented by proxy, including abstentions, will be treated as present and entitled to vote for purpose of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Gibraltar common stock voting together on the merger proposal. Because the required vote to adopt and approve the merger proposal is based on the number of shares of Gibraltar common stock outstanding, a failure to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger proposal.

Approval of the adjournment proposal requires at least a majority of Gibraltar common stock votes cast at the special meeting. A failure to vote or an abstention will not be considered to be a vote that was cast, and will have no effect on this proposal.

As of the record date, the directors and executive officers of Gibraltar had or shared the right to vote 277,735 shares of Gibraltar common stock. This represents approximately 19.67% of the total number of shares of Gibraltar common stock entitled to be voted at the special meeting. On October 19, 2017, each member of the board of directors of Gibraltar entered into a voting agreement with IBERIABANK Corporation and IBERIABANK, pursuant to which each such director agreed, among other things, to vote the shares of common stock over which they have voting power “FOR” the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the other proposals to be considered at the special meeting, subject to certain exceptions. The voting agreements also contain certain restrictions on the transfer of shares of common stock by each such director. These individuals have agreed to vote their shares of common stock “FOR” the adoption and approval of the merger proposal, subject to certain limited exceptions. In addition, Gibraltar currently expects that each of its executive officers who are not directors will vote their shares of Gibraltar common stock “FOR” the adoption and approval of the merger proposal even though such persons have not entered into an agreement requiring them to do so.

Dissenters’ Rights of Appraisal (page 46)

As a holder of Gibraltar common stock, you have the right under federal law to dissent from the merger and have the appraised value of your shares of Gibraltar common stock as of the date on which the stockholders’ meeting authorizing the merger was held paid to you in cash. The appraised value may be more or less than the value of the shares of IBERIABANK Corporation common stock and cash stockholders of Gibraltar will receive for their Gibraltar shares in the merger.

In order to dissent, you must carefully follow the requirements of Section 214a(b) of Title 12 of the United States Code, including (i) voting “AGAINST” the adoption and approval of the merger proposal or providing Gibraltar with a written notice at or prior to the special meeting that states that you will exercise your right to dissent if the Gibraltar stockholders adopt and approve the merger agreement and the merger is completed, and (ii) making a written request to IBERIABANK for payment of cash equal to the value of your dissenting shares at any time before thirty days after the date of completion of the merger. The steps for perfecting your right of dissent are summarized under the caption “The Merger—Dissenters’ Rights of Appraisal,” beginning on page 46. The statutory and regulatory provisions pertaining to dissenters’ appraisal rights are attached to this proxy statement/prospectus as Appendix D and the summaries of those provisions in this proxy statement/prospectus should be read in conjunction with, and are qualified by, those provisions of Title 12 of the United States Code.

If you intend to exercise dissenters’ appraisal rights, you should read the statutory and regulatory provisions governing dissenters’ appraisal rights carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Gibraltar common stock are to be voted, you will be considered to have voted in favor of the adoption and approval of the merger proposal. In that event, you will not be able to assert dissenters’ appraisal rights.

Interests of Certain Gibraltar Directors and Executive Officers in the Merger (page 41)

In considering the recommendation of the board of directors of Gibraltar to adopt and approve the merger proposal, you should be aware that certain of the directors and executive officers of Gibraltar have financial and other interests in the merger that may be different from, or in addition to, the interests of Gibraltar stockholders generally.

These interests include:

•	certain Gibraltar executive officers have rights to compensation in connection with the merger under existing Gibraltar compensatory arrangements;

•	Gibraltar will purchase a continuation of its current director and officer liability insurance coverage for a period of up to six years after the merger for acts and omissions occurring before the merger. IBERIABANK Corporation has also agreed to indemnify the directors and officers of Gibraltar for six years following the merger with respect to matters occurring at or prior to the merger;

•	the directors of Gibraltar have been invited to become members of the Miami-Dade Advisory Board of IBERIABANK Corporation following the merger;

•	the vesting of all Gibraltar stock options will be accelerated, and all outstanding and unexercised Gibraltar stock options that are outstanding immediately prior to the consummation of the merger will become fully vested and exchanged for a cash payment at the consummation of the merger in accordance with the merger agreement; and

•	any restricted stock awards (including those held by the directors and executive officers) that are outstanding immediately prior to the consummation of the merger will be fully earned and vested and holders of each share of common stock issued pursuant to the Gibraltar restricted stock award will be entitled to the same treatment as each share of Gibraltar common stock under the merger agreement.

For a more complete discussion of these interests, please read the section titled “The Merger—Interests of Certain Gibraltar Directors and Executive Officers in the Merger,” beginning on page 41.

Regulatory Approvals Required for the Merger (page 45)

Subject to the terms of the merger agreement, both IBERIABANK Corporation and Gibraltar have agreed to use their reasonable best efforts to prepare as promptly as practicable all documentation, to effect all filings and to obtain all regulatory approvals necessary to complete the transactions contemplated by the merger agreement and comply with the terms and conditions of such approvals. The Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Louisiana Office of Financial Institutions (which we refer to as the “Louisiana OFI”) must each approve the merger, and the New York State Department of Financial Services and the Florida Office of Financial Regulation must each be given notice of the merger. IBERIABANK Corporation filed the required applications and notices in November 2017. Although IBERIABANK Corporation does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, IBERIABANK Corporation cannot be certain when or if it will receive them or, if received, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to it or have a material adverse effect on it or its subsidiaries after completion of the merger, or otherwise contain a “burdensome condition” (as defined in the merger agreement). For more information regarding the regulatory approvals to which completion of the merger is subject, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 45.

Conditions to Complete the Merger (page 61)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Gibraltar stockholders must have adopted and approved the merger proposal by the requisite vote in accordance with the merger agreement and applicable law;

•	holders of not more than 10% of the Gibraltar common stock shall have exercised their statutory dissenters rights;

•	all requisite regulatory approvals and consents must have been obtained (i) on terms and conditions that would not impose any burdensome condition and (ii) without any governmental entity with jurisdiction over IBERIABANK Corporation or its subsidiaries having advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the transactions contemplated by the merger agreement, including the merger, which upon compliance therewith would constitute a burdensome condition, and all waiting periods required by law must have expired;

•	the absence of any order by a court, or similar action by a regulatory authority or other governmental entity that enjoins or prohibits the transactions contemplated by the merger agreement;

•	the registration statement covering the IBERIABANK Corporation shares to be issued pursuant to the merger agreement shall have become effective under the Securities Act of 1933 and no stop order for the registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC;

•	the shares of IBERIABANK Corporation common stock to be issued in the merger must be approved for listing on NASDAQ, subject to official notice of issuance;

•	the receipt by IBERIABANK Corporation and Gibraltar of opinions from Simpson Thacher & Bartlett LLP and Broad and Cassel LLP, respectively, to the effect that for United States federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement and the compliance in all material respects with all agreements between the parties and deliver of specified certificate.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Agreement to Not Solicit Other Offers (page 58)

Gibraltar has agreed not to solicit, initiate, endorse, or knowingly encourage or facilitate any inquiries, proposals or offers from third parties regarding acquiring Gibraltar or its businesses. In addition, Gibraltar has agreed not to enter into or participate in any negotiations with any person concerning any proposals from third parties regarding acquiring Gibraltar or its businesses and has agreed not to provide any non-public information to any person relating to any proposals from third parties regarding acquiring Gibraltar or its businesses. However, if Gibraltar receives an unsolicited bona fide written acquisition proposal from a third party prior to the adoption and approval of the merger proposal by Gibraltar’s stockholders, Gibraltar may participate in discussions with, or provide non-public information to, such third party if, among other steps, Gibraltar’s board of directors concludes in good faith that the proposal is or is reasonably likely to lead to a superior proposal to the merger. For more information, see “The Merger Agreement—Agreement to Not Solicit Other Offers,” beginning on page 58.

Termination of the Merger Agreement (page 61)

The merger agreement may be terminated at any time by IBERIABANK Corporation or Gibraltar prior to the consummation of the merger under the following circumstances:

•	by mutual written consent;

•	if the merger shall not have been completed on or before October 19, 2018, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any provision of the merger agreement;

•	if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

•	if the adoption and approval of the merger proposal is not obtained at the Gibraltar stockholders’ meeting, or at any adjournment or postponement thereof, at which a vote on the adoption and approval of the merger proposal was taken;

•	if any governmental entity that must grant a required regulatory approval has denied approval of the consummation of the transactions by final, nonappealable action of such governmental entity;

•	subject to cure rights, if the other party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in the failure of any of the conditions to close; and

•	if the other party has experienced, or is reasonably likely to experience, a material adverse effect, which is not remedied or cured within thirty days after notice of intention to terminate is given by the terminating party, which notice shall specify the nature of the matter or matters constituting such material adverse effect and which are the basis of such intention.

In addition, the merger agreement may be terminated by IBERIABANK Corporation in the following circumstances:

•	if prior to obtaining the adoption and approval by Gibraltar’s stockholders of the merger proposal, Gibraltar’s board of directors (i) fails to recommend in this proxy statement/prospectus that Gibraltar’s stockholders adopt and approve the merger proposal or makes an adverse recommendation change with respect thereto or (ii) materially breaches certain of its obligations to call and hold the special meeting of Gibraltar’s stockholders for the purpose of voting upon the adoption and approval of the merger proposal and its obligation not to solicit other offers;

•	if a tender offer or exchange offer for 20% or more of the outstanding shares of Gibraltar common stock is commenced (other than by IBERIABANK Corporation or its subsidiaries), and Gibraltar’s board of directors recommends that the stockholders of Gibraltar tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days;

•	if any action has been taken or any law has been enacted, entered, enforced or deemed applicable to the transactions, by any governmental entity, in connection with the grant of a requisite regulatory approval or otherwise, which imposes any burdensome condition, or if any governmental entity with jurisdiction over IBERIABANK Corporation or its subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the transactions, which upon compliance therewith would constitute a burdensome condition, and so long as the time periods for appeals and request for reconsideration has run; and

•	if the measurement price is below $61.88 on the trading day immediately prior to the closing date.

Termination Fee (page 62)

If the merger is terminated pursuant to specified situations in the merger agreement, including circumstances involving alternate acquisition proposals or changes in the recommendation of Gibraltar’s board of directors, Gibraltar may be required to pay a termination fee to IBERIABANK Corporation equal to $9.2 million (which we refer to as the “termination fee”). Gibraltar agreed to this termination fee arrangement in order to induce IBERIABANK Corporation to enter into the merger agreement. The termination fee requirement may discourage other parties from trying or proposing to combine with Gibraltar before the merger is completed.

Amendment, Waiver and Extension of the Merger Agreement (page 63)

IBERIABANK Corporation, IBERIABANK and Gibraltar may jointly amend the merger agreement, and each of IBERIABANK Corporation and Gibraltar may waive its right to require the other party to comply with particular provisions of the merger agreement. However, the parties may not amend the merger agreement after Gibraltar’s stockholders adopt and approve the merger proposal if the amendment would legally require further adoption and approval by Gibraltar’s stockholders without first obtaining such further adoption and approval.

IBERIABANK Corporation and Gibraltar may, by mutual agreement, also change the method or structure of effecting the combination of IBERIABANK and Gibraltar, as long as any such change does not alter or change the amount or kind of consideration received by Gibraltar’s stockholders in exchange for each share of Gibraltar common stock, materially impede or delay the consummation of the transactions contemplated by the merger agreement or adversely affect the United States federal income tax consequences of the merger to Gibraltar’s stockholders.

Differences in Rights of Stockholders (page 67)

As a result of the merger, stockholders of Gibraltar will become shareholders of IBERIABANK Corporation. Following the merger, stockholders of Gibraltar will have different rights as shareholders of IBERIABANK Corporation due to the different provisions of governing documents and the governing law of Gibraltar and IBERIABANK Corporation. The rights of Gibraltar stockholders after the merger who continue as IBERIABANK Corporation shareholders will be governed by Louisiana law. The different shareholder rights are explained more fully in “Comparison of Stockholder Rights” on page 67.

Accounting Treatment of the Merger (page 46)

The merger will be accounted for as a purchase for financial reporting purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

IBERIABANK CORPORATION

The following tables set forth selected consolidated historical financial and other data of IBERIABANK Corporation for the periods and as of the dates indicated. The selected consolidated financial data presented below as of December 31, 2016 and 2015 and as of and for the years ended December 31, 2016, 2015 and 2014 is derived from IBERIABANK Corporation’s audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of December 31, 2014 and as of and for the years ended December 31, 2013 and 2012 is derived from IBERIABANK Corporation’s audited consolidated financial statements, which are not included or incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data as of September 30, 2017 and 2016 and as of and for the nine-months ended September 30, 2017 and 2016 is derived from IBERIABANK Corporation’s unaudited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017, and you should not assume the results of operations for any past periods indicate results for any future periods.

This information is only a summary, and you should read it in conjunction with IBERIABANK Corporation’s consolidated financial statements and the related notes contained in IBERIABANK Corporation’s periodic reports filed with the SEC that have been incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 79.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Income Statement Data(1)
Interest and dividend income	$644,080	$536,134	$716,939	$646,858	$504,815	$437,197	$445,200
Interest expense	70,736	48,561	67,701	59,100	44,704	46,953	63,450

Net interest income	573,344	487,573	649,238	587,758	460,111	390,244	381,750
Provision for loan losses	36,718	39,255	44,424	30,908	19,060	5,145	20,671

Net interest income after provision for loan losses	536,626	448,318	604,814	556,850	441,051	385,099	361,079
Non-interest income	156,379	180,583	233,821	220,393	173,628	168,958	175,997
Non-interest expense	491,512	415,095	566,665	570,305	473,614	472,796	432,185

Income before income tax expense	201,493	213,806	271,970	206,938	141,065	81,261	104,891
Income tax expense	69,358	72,159	85,193	64,094	35,683	16,133	28,496

Net income	$132,135	$141,647	186,777	142,844	105,382	65,128	76,395
Preferred stock dividends	(8,146)	(7,020)	(7,977)	—	—	—	—

Net income Available to Common Shareholders	$123,989	$134,627	$178,800	$142,844	$105,382	$65,128	$76,395

Earnings per common share—basic	$2.47	$3.27	$4.32	$3.69	$3.31	$2.20	$2.59
Earnings per common share—diluted	2.45	3.26	4.30	3.68	3.30	2.20	2.59
Cash dividends per common share	1.09	1.04	1.40	1.36	1.36	1.36	1.36

	September 30,		December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Balance Sheet Data(1)
Total assets	$27,976,635	$20,788,566	$21,659,190	$19,504,068	$15,757,904	$13,365,550	$13,129,678
Cash and cash equivalents	881,216	1,101,253	1,362,126	510,267	548,095	391,396	970,977
Loans, net of unearned income	19,795,085	14,924,499	15,064,971	14,327,428	11,441,044	9,492,019	8,498,580
Investment securities	4,912,245	2,976,066	3,535,313	2,899,214	2,275,813	2,090,906	1,950,066
Goodwill and other intangible assets, net	1,281,479	761,206	759,823	765,655	548,130	425,442	429,584
Deposits	21,334,271	16,522,517	17,408,283	16,178,748	12,520,525	10,737,000	10,748,277
Borrowings	2,651,288	1,385,710	1,138,089	667,064	1,248,996	961,043	726,422
Shareholders’ equity	3,726,774	2,667,110	2,939,694	2,498,835	1,852,148	1,530,346	1,529,868
Book value per share(2)	66.74	61.71	62.68	58.87	55.37	51.38	51.88
Tangible book value per share (Non-GAAP)(2)(4)(5)	43.04	43.26	45.80	40.35	39.08	37.15	37.34

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Key Ratios(1)(3)
Return on average assets	0.76%	0.95%	0.92%	0.78%	0.72%	0.50%	0.63%
Return on average common equity	5.03	7.21	7.08	6.41	6.17	4.26	5.05
Return on average tangible equity (Non-GAAP)(4)(5)	7.06	10.70	10.44	9.65	9.04	6.17	7.21
Equity to assets at end of period	13.32	12.83	13.57	12.81	11.75	11.45	11.65
Earning assets to interest-bearing liabilities at end of period	142.14	144.53	146.60	142.28	135.15	132.74	124.93
Interest rate spread(6)	3.41	3.47	3.40	3.44	3.43	3.29	3.47
Net interest margin (TE)(6)(7)	3.63	3.63	3.56	3.58	3.54	3.41	3.61
Non-interest expense to average assets	2.82	2.77	2.79	3.10	3.24	3.64	3.57
Efficiency ratio(8)	67.36	62.13	64.17	70.57	74.73	84.60	77.49
Tangible efficiency ratio (TE) (Non-GAAP)(5)(7)(8)	59.03	60.13	62.37	68.57	72.53	82.10	74.89
Common stock dividend payout ratio	45.72	31.80	32.94	38.46	42.05	62.11	52.50
Asset Quality Data(1)
Non-performing assets to total assets at end of period(9)	0.63%	1.26%	1.16%	0.47%	0.58%	1.22%	5.08%
Allowance for credit losses to non-performing loans at end of period(9)	106.8	66.5	67.8	266.4	371.8	344.5	348.8
Allowance for credit losses to total loans at end of period	0.80	1.07	1.04	1.06	1.24	1.62	2.96
Consolidated Capital Ratios(1)
Tier 1 leverage capital ratio	10.17%	9.70%	10.86%	9.52%	9.35%	9.70%	9.70%
Common Equity Tier 1 (CET 1) risk-based capital ratio	10.93	10.14	11.84	10.10	N/A	N/A	N/A
Tier 1 risk-based capital ratio	11.53	10.90	12.59	10.73	11.17	11.57	12.92
Total risk-based capital ratio	12.77	12.49	14.13	12.17	12.30	12.82	14.19

(1)	Data for the year ended December 31, 2012 is impacted by IBERIABANK Corporation’s acquisition of Florida Gulf Bancorp, Inc. on July 31, 2012. Data for the year ended December 31, 2014 is impacted by IBERIABANK Corporation’s acquisitions of certain assets and liabilities of Trust One—Memphis on January 17, 2014, Teche Holding Company on May 31, 2014, and First Private Holdings, Inc. on June 30, 2014. Data for the year ended December 31, 2015 is impacted by IBERIABANK Corporation’s acquisitions of Florida Bank Group, Inc. on February 28, 2015, Old Florida Bancshares, Inc. on March 31, 2015, and Georgia Commerce Bancshares, Inc. on May 31, 2015. Data for the nine months ended September 30, 2017 is impacted by IBERIABANK Corporation’s acquisition of Sabadell United Bank, N.A. on July 31, 2017.

(2)	Shares used for book value purposes are net of shares held in treasury as of December 31, 2014, 2013 and 2012.
(3)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(4)	Tangible calculations are considered non-GAAP measures that eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Tangible book value per share, return on average tangible common equity and tangible operating efficiency ratio (TE) are determined by methods other than in accordance with GAAP. IBERIABANK Corporation’s management uses these non-GAAP financial measures in their analysis of its performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt that, in management’s opinion can distort period-to-period comparisons of IBERIABANK Corporation’s performance.

This proxy statement/prospectus presents non-GAAP financial measures because IBERIABANK Corporation’s management believes such presentations provide useful supplemental information that is essential to a proper understanding of the operating results of IBERIABANK Corporation’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that maybe presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included in the tables below:

Tangible book value per common share (Non-GAAP)

	September 30,		December 31,
	2017	2016	2016	2015	2014	2013	2012
Book value per share	$66.74	$61.71	$62.68	$58.87	$55.37	$51.38	$51.88
Effect of intangibles	(23.70)	(18.45)	(16.88)	(18.52)	(16.29)	(14.23)	(14.54)

Tangible book value per share	$43.04	$43.26	$45.80	$40.35	$39.08	$37.15	$37.34

Return on average intangible common equity (Non-GAAP)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Return on average common equity (GAAP)	2.92%	7.00%	7.08%	6.41%	6.17%	4.26%	5.05%
Effect of eliminating intangibles	1.68	3.30	3.36	3.24	2.87	1.91	2.16

Return on average tangible common equity (Non-GAAP)	3.60%	10.30%	10.44%	9.65%	9.04%	6.17%	7.21%

Tangible efficiency ratio (TE) (Non-GAAP)

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Efficiency ratio (GAAP)	67.36%	62.13%	64.17%	70.57%	74.73%	84.60%	77.49%
Effect of tax benefit related to tax-exempt income	(0.9)	(0.8)	(0.9)	(1.0)	(1.3)	(1.7)	(1.6)
Effect of amortization of intangibles	(1.1)	(0.9)	(0.9)	(1.0)	(0.9)	(0.8)	(1.0)

Tangible efficiency ratio TE (Non-GAAP)	65.36%	60.43%	62.37%	68.57%	72.53%	82.10%	74.89%

(6)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average net earning assets.
(7)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(8)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(9)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due. Non-performing assets consist of nonperforming loans and repossessed assets.

UNAUDITED PER COMMON SHARE DATA

The below presentation summarizes the unaudited per share information for IBERIABANK Corporation on a historical basis. This information is derived from IBERIABANK Corporation’s consolidated financial statements and the related notes contained in IBERIABANK Corporation’s periodic reports filed with the SEC that have been incorporated by reference into this proxy statement/prospectus, and should be read in conjunction with such financial statements (and related notes) and the selected consolidated financial and other data in this proxy statement/prospectus. See “Selected Historical Consolidated Financial and Other Data of IBERIABANK Corporation,” beginning on page 12, and “Where You Can Find More Information,” beginning on page 79.

	As of and for the Nine Months Ended September 30, 2017(1)	As of and for the Year Ended December 31, 2016
Basic earnings per common share from continuing operations	$2.88	$4.32
Diluted earnings per common share from continuing operations	$2.86	$4.30
Cash dividends declared per common share	$1.09	$1.40
Book value per common share	$66.74	$62.68
Tangible book value per common share	$43.04	$45.80

(1)	2017 data is impacted by IBERIABANK’s acquisition of Sabadell United Bank, N.A. on July 31, 2017. The earnings per common share data is presented as if the acquisition had taken place as of the beginning of calendar year 2017 presented using the acquisition method of accounting. The per share data is unaudited and is not necessarily indicative of the operating results that IBERIABANK Corporation would have achieved had it completed the acquisition as of the beginning of the periods presented and should not be considered as representative of future operations.

IBERIABANK CORPORATION MARKET PRICE DATA AND DIVIDEND INFORMATION

IBERIABANK Corporation common stock is currently listed on the NASDAQ Global Select Market under the symbol “IBKC.” The following table sets forth the high and low sales prices for shares of IBERIABANK Corporation common stock and cash dividends declared per share for the periods indicated. As of [●], the last trading date prior to the mailing of this proxy statement/prospectus for which it was practicable to obtain this information, there were [●] shares of IBERIABANK Corporation common stock issued and outstanding, and approximately [●] shareholders of record.

	High			Low			Dividends
2015
First Quarter		$62.85			$52.18		$0.34
Second Quarter		$68.75			$59.02		$0.34
Third Quarter		$67.90			$54.94		$0.34
Fourth Quarter		$63.80			$51.01		$0.34
2016
First Quarter		$53.61			$41.43		$0.34
Second Quarter		$63.00			$47.32		$0.34
Third Quarter		$69.55			$55.97		$0.36
Fourth Quarter		$90.10			$64.75		$0.36
2017
First Quarter		$86.40			$73.60		$0.36
Second Quarter		$84.20			$74.40		$0.36
Third Quarter		$83.30			$69.60		$0.37
Fourth Quarter		$83.75			$68.55		$0.37
2018
First Quarter (through [●])	$	[●	]	$	[●	]	$—

On October 18, 2017, the business day immediately preceding the public announcement of the merger, the closing price of IBERIABANK Corporation common stock as reported on the NASDAQ Global Select Market was $80.01 per share. Based on the closing price on [●] of $[●] per share of IBERIABANK Corporation common stock and assuming an exchange ratio of [●] shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock, the equivalent per share market value of each share of Gibraltar common stock to be exchanged for IBERIABANK Corporation common stock would be $[●] per share (IBERIABANK Corporation common stock price of $[●] times the exchange ratio of [●]).

There is no established public trading market in which shares of Gibraltar common stock are regularly traded, nor are there any uniformly quoted prices for shares of Gibraltar common stock. As a result, there are no recent arm’s length transactions by which to determine a market value of the shares. Gibraltar does not currently pay dividends on its common stock.

The market value of IBERIABANK Corporation’s common stock to be issued in exchange for shares of Gibraltar common stock upon the completion of the merger will not be known at the time of the Gibraltar special meeting. The above table shows only historical information. Because the market price of IBERIABANK Corporation common stock will likely fluctuate prior to the merger, this information may not provide meaningful information to Gibraltar’s stockholders in determining whether to adopt and approve the merger proposal. Gibraltar stockholders are encouraged to obtain current market quotations for IBERIABANK common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 79.

The holders of IBERIABANK Corporation common stock receive dividends as and when declared by IBERIABANK Corporation’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by IBERIABANK Corporation’s board of directors, IBERIABANK Corporation expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of IBERIABANK Corporation common stock is $1.48 per share.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including without limitation, IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent Quarterly Reports on Form 10-Q, you should carefully consider the following risk factors in deciding whether to vote to adopt and approve the merger proposal.

Risks Associated with the Merger

Fluctuations in the trading price of IBERIABANK Corporation common stock within a certain range will change the value of the shares of IBERIABANK Corporation common stock that you receive in the merger.

If the measurement price of IBERIABANK Corporation common stock is greater than or equal to $70.13 or less than or equal to $94.88 per share, the exchange ratio will equal 1.9749 shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock. Within that range of values, because the number of shares of IBERIABANK Corporation stock you will receive will not change, the value of the shares received will vary with the market price for IBERIABANK Corporation common stock. If the measurement price of IBERIABANK Corporation common stock is higher than this range, then the value of the merger consideration to be received by you in the merger will be a maximum of $187.3785, and if the measurement price is below this range, then the value of the merger consideration to be received by you in the merger will be a minimum of $138.4997, per share of Gibraltar common stock (subject to IBERIABANK Corporation’s right to terminate the merger agreement if the measurement price is below $61.88 on the trading day immediately prior to the closing date; see “The Merger Agreement—Termination,” beginning on page 61).

The market price of IBERIABANK Corporation’s common stock used for the calculation of the measurement price may vary from the price of IBERIABANK Corporation’s common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and/or on the date of the Gibraltar special meeting as a result of various factors that are beyond the control of IBERIABANK Corporation and Gibraltar, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger proposal by Gibraltar stockholders, completion of the merger is subject to satisfaction of other conditions that may not occur until after the Gibraltar special meeting. Therefore, at the time of the Gibraltar special meeting you will not know or be able to calculate the precise value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of IBERIABANK Corporation common stock, which are listed on the NASDAQ Global Select Market under the symbol “IBKC.”

For additional information, see “The Merger Agreement—Conversion of Gibraltar Common Stock,” beginning on page 48.

The market price of IBERIABANK Corporation’s common stock after the merger may be affected by factors different from those affecting the shares of Gibraltar or IBERIABANK Corporation currently.

Upon completion of the merger, holders of Gibraltar common stock will become holders of IBERIABANK Corporation common stock. IBERIABANK Corporation’s business differs from that of Gibraltar, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the results of operations of each of IBERIABANK Corporation and Gibraltar.

The integration of the operations of IBERIABANK and Gibraltar may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) IBERIABANK and IBERIABANK Corporation’s ability to:

•	timely and successfully integrate the operations of IBERIABANK and Gibraltar;

•	retain key employees of IBERIABANK and Gibraltar;

•	maintain existing relationships with depositors in Gibraltar to minimize withdrawals of deposits prior to and subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Gibraltar;

•	control the incremental non-interest expense from the Gibraltar acquisition to maintain overall operating efficiencies;

•	compete effectively in the communities served by IBERIABANK and Gibraltar and in nearby communities; and

•	manage effectively its growth resulting from the merger.

Acquisitions or mergers entail risks that could negatively affect the operations of IBERIABANK and IBERIABANK Corporation.

Acquisitions and mergers, particularly the integration of companies that have previously been operated separately, involves a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•	exposure to asset quality problems of the acquired institution;

•	IBERIABANK Corporation’s ability to finance an acquisition and maintain adequate regulatory capital;

•	diversion of management’s attention from the management of daily operations;

•	risks and expenses of entering new geographic markets;

•	potential significant loss of depositors or loan customers from the acquired institution;

•	loss of key employees of the acquired institution; and

•	exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Also, IBERIABANK Corporation may issue equity securities, including common stock, preferred stock and securities convertible into common stock in connection with future acquisitions, which could cause ownership and economic dilution to the current shareholders of IBERIABANK Corporation (or to the shareholders of IBERIABANK Corporation at that time). Prior to the completion of the pending acquisition, IBERIABANK and Gibraltar have operated and will operate as separate entities. IBERIABANK’s and IBERIABANK Corporation’s failure to successfully integrate these and future acquisitions and/or manage its growth could adversely affect its business, results of operations, financial condition and future prospects.

Holders of Gibraltar common stock will have less influence as shareholders of IBERIABANK Corporation than as stockholders of Gibraltar.

Holders of Gibraltar common stock currently have the right to vote in the election of the board of directors of Gibraltar and on other matters affecting Gibraltar. Based on the number of shares of IBERIABANK Corporation common stock outstanding on [●] and the shares expected to be issued in the merger, the stockholders of Gibraltar as a group are expected to own approximately [●]% of IBERIABANK Corporation’s common stock immediately after the merger. When the merger occurs, each Gibraltar stockholder that receives shares of IBERIABANK Corporation common stock will become a shareholder of IBERIABANK Corporation with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Gibraltar. Because of this, prior holders of Gibraltar common stock will have less influence on the management and policies of IBERIABANK Corporation than they now have on the management and policies of Gibraltar.

Certain directors and officers of Gibraltar have interests in the merger that may be different from, or in addition to, the interests of non-director or non-management stockholders.

Some of the directors and officers of Gibraltar have interests in the merger that may be different from, or in addition to, the interests of stockholders of Gibraltar generally. These interests exist because of, among other things, existing employment and change in control severance agreements with Gibraltar, ownership of stock options and rights to indemnification and directors and officers insurance for a limited time (at current levels) following the merger. The directors of Gibraltar have been invited to join IBERIABANK Corporation’s Miami-Dade Advisory Board following the merger. These interests and arrangements may create potential conflicts of interests. Although the members of each of the IBERIABANK Corporation and Gibraltar board of directors knew about these additional interests and considered them, among other matters, when they approved the merger agreement and the merger, you should be aware of them and understand that some of the directors and officers of Gibraltar will receive payments in connection with the merger that you will not receive.

For a more complete discussion of these interests, see “The Merger—Interests of Certain Gibraltar Directors and Executive Officers in the Merger,” beginning on page 41.

The fairness opinion received by the Gibraltar board of directors from Gibraltar’s financial advisor prior to the signing of the merger agreement does not reflect changes in circumstances since the date of such opinion.

Prior to execution of the merger agreement, the Gibraltar board of directors received a fairness opinion from Gibraltar’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). Gibraltar has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Gibraltar or IBERIABANK Corporation, general market and economic conditions and other factors that may be beyond the control of Gibraltar and IBERIABANK Corporation may alter the value of Gibraltar or IBERIABANK Corporation, or the prices of shares of Gibraltar common stock or IBERIABANK Corporation common stock by the time the special meeting takes place or by the time the merger is completed. Sandler O’Neill’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Gibraltar does not anticipate asking its financial advisor to update its opinion, the October 16, 2017 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix C to this proxy statement/prospectus.

For a description of the opinion that Gibraltar received from its financial advisor, please refer to “The Merger—Opinion of Gibraltar’s Financial Advisor,” beginning on page 30. For a description of the other factors considered by Gibraltar‘s board of directors in determining to approve the merger, please refer to “The Merger—Gibraltar’s Reasons for the Merger; Recommendation of the Gibraltar Board of Directors,” beginning on page 28.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed and each of IBERIABANK and Gibraltar may lose some or all of the intended benefits of the merger. For a description of these closing conditions, please refer to “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 61.

The merger is subject to the receipt of consents and approvals from governmental entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on IBERIABANK Corporation.

Before the merger may be completed, various approvals or consents must be obtained from governmental entities. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions to the completion of the merger or require changes to the terms of the merger. While IBERIABANK Corporation and Gibraltar do not currently expect that any such conditions or changes would result in a material adverse effect on IBERIABANK Corporation, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of IBERIABANK Corporation following the merger, any of which might have a material adverse effect on IBERIABANK Corporation following the merger.

Termination of the merger agreement could negatively impact Gibraltar.

If the merger agreement is terminated, there may be various consequences. For example, Gibraltar’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of its management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Gibraltar will have incurred substantial expenses in connection with this contemplated transaction without realizing the benefits of the merger. If the merger agreement is terminated and Gibraltar’s board of directors seeks another merger or business combination, Gibraltar’s stockholders cannot be certain that Gibraltar will be able to find a party willing to pay the equivalent or greater consideration than that which IBERIABANK Corporation has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Gibraltar’s board of directors, Gibraltar may be required to pay IBERIABANK Corporation a termination fee equal to $9.2 million.

If the merger is not completed, IBERIABANK Corporation and Gibraltar will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of IBERIABANK Corporation and Gibraltar has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, IBERIABANK Corporation and Gibraltar would have to recognize these expenses without realizing the expected benefits of the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Gibraltar.

The merger agreement contains provisions that make it more difficult for Gibraltar to sell its business to a party other than IBERIABANK Corporation. These provisions include a general prohibition on Gibraltar’s solicitation of any acquisition proposal or offer for a competing transaction, the requirement that Gibraltar pay a termination fee equal to $9.2 million if the merger agreement is terminated in certain circumstances and the requirement that Gibraltar submit the adoption and approval of the merger proposal to a vote of Gibraltar’s stockholders even if Gibraltar’s board of directors changes its recommendation in favor of the adoption and approval of the merger proposal in a manner adverse to IBERIABANK Corporation. For more information, see “The Merger Agreement—Agreement to Not Solicit Other Offers,” “The Merger Agreement—Termination Fee” and “The Merger Agreement—Stockholder Meeting,” beginning on pages 58, 62 and 60, respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of Gibraltar from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to Gibraltar’s stockholders than it might otherwise have proposed to pay because of Gibraltar’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay IBERIABANK Corporation a $9.2 million termination fee.

Gibraltar will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Gibraltar. These uncertainties may impair Gibraltar’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Gibraltar to seek to change existing business relationships with Gibraltar. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Gibraltar may experience uncertainty about their future roles with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Gibraltar employees depart because of personal issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, Gibraltar’s business following the merger could be harmed. In addition, the merger agreement restricts Gibraltar from making certain acquisitions and taking other specified actions until the merger occurs without the consent of IBERIABANK Corporation. These restrictions may prevent Gibraltar from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Pending the Merger,” beginning on page 53.

The shares of IBERIABANK Corporation’s common stock to be received by Gibraltar’s stockholders as a result of the merger will have different rights from shares of Gibraltar common stock.

Following completion of the merger, Gibraltar’s stockholders will become shareholders of IBERIABANK Corporation, and their rights as stockholders will be governed by Louisiana law and IBERIABANK Corporation’s charter and bylaws. There will be important differences between your current rights as a stockholder of Gibraltar and the rights to which you will be entitled as a shareholder of IBERIABANK Corporation. For a discussion of the different rights associated with IBERIABANK Corporation’s common stock and Gibraltar’s common stock, see “Comparison of Stockholder Rights,” beginning on page 67.

Risks Relating to IBERIABANK Corporation’s Business

You should read and consider risk factors specific to IBERIABANK Corporation’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in IBERIABANK Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 79.

GIBRALTAR PRIVATE BANK & TRUST COMPANY SPECIAL MEETING

Gibraltar is mailing this proxy statement/prospectus to you as a Gibraltar stockholder on or about [●]. With this proxy statement/prospectus, Gibraltar is sending you a notice of the Gibraltar special meeting of stockholders and a form of proxy that is solicited by the Gibraltar board of directors.

Date, Time and Place of the Special Meeting

The special meeting will be held on February 22, 2018 at 10:00 a.m., local time, at 55 Alhambra Plaza, Coral Gables, Florida 33134.

Matters to be Considered

Holders of Gibraltar common stock will be asked to vote to:

•	adopt and approve the merger proposal, pursuant to which Gibraltar will be merged with and into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation; and

•	approve the adjournment proposal.

Recommendation of Gibraltar’s Board of Directors

The Gibraltar board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of Gibraltar has determined that the merger and the merger agreement are fair to Gibraltar stockholders and are in the best interest of Gibraltar and its stockholders and recommends that you vote “FOR” the adoption and approval of the merger proposal. See “The Merger—Gibraltar’s Reasons for the Merger; Recommendation of the Gibraltar Board of Directors,” beginning on page 28.

The Gibraltar board of directors also recommends that holders of common stock vote “FOR” the approval of the adjournment proposal.

Proxy Card, Revocation of Proxy

You should follow the instructions on the proxy card to submit your proxy online or by telephone. If using mail, please promptly complete and return the proxy card accompanying this proxy statement/prospectus to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	providing a written notice bearing a date later than the date of your proxy card to the Corporate Secretary of Gibraltar, stating that you revoke your proxy;

•	signing and delivering a new proxy card to the Corporate Secretary of Gibraltar relating to the same shares and bearing a later date (any earlier proxies will be revoked automatically);

•	submitting a new proxy through the internet at any time before the closure of the internet and telephone voting facilities; or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

All shares represented by valid proxies received prior to the special meeting and that are not revoked before the vote at the special meeting will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted, as appropriate, “FOR” adoption and approval of the merger proposal, and “FOR” approval of the adjournment proposal. No other matter may be presented for action at the special meeting.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Gibraltar at the following address:

Gibraltar Private Bank & Trust Company

55 Alhambra Plaza

Coral Gables, Florida 33134

Attention: Corporate Secretary

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by submitting your proxy online or by telephone, or by completing and mailing the enclosed proxy card as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. Submitting your proxy now will NOT prevent you from being able to vote in person at the special meeting.

Voting in Person

If you are a stockholder of record of Gibraltar on January 8, 2018, plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Gibraltar reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to sign, date and return your proxy card or to submit your proxy via the internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the special meeting.

Whether or not you plan to attend the special meeting, Gibraltar requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope or submit a proxy through the internet or by telephone as described in the instructions accompanying this proxy statement/prospectus. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of Gibraltar’s board of directors. The cost of solicitation of proxies will be borne by Gibraltar. In addition to solicitations by mail, Gibraltar’s directors, officers and regular employees may solicit proxies personally or by telephone. No additional compensation will be paid to directors, officers or other employees of Gibraltar for making these solicitations.

Record Date

The close of business on January 8, 2018 has been fixed as the record date for determining the Gibraltar stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 1,411,645 shares of Gibraltar common stock were outstanding, and held by approximately 159 holders of record. Each stockholder of record as of that time is entitled to one vote for each share held on each proposal to be considered at the special meeting.

Voting Rights, Quorum Requirement and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Gibraltar common stock, is necessary to constitute a quorum at the special meeting of stockholders. All shares of Gibraltar common stock present in person or represented by proxy, including abstentions, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Adoption and approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Gibraltar common stock. Because the required vote to adopt and approve the merger proposal is based on the number of shares of Gibraltar common stock outstanding, a failure to vote or an abstention will have the same effect as a vote AGAINST the proposal to adopt and approve the merger proposal.

Approval of the adjournment proposal requires a majority of votes cast at the special meeting. A failure to vote or an abstention will not be considered to be a vote that was cast, and will have no effect on this proposal.

Shares Held by Directors and Officers; Voting Agreements

As of the record date, directors and executive officers of Gibraltar had or shared the right to vote 277,735 shares of Gibraltar common stock. This represents approximately 19.67% of the total number of shares of stock entitled to be voted at the special meeting.

On October 19, 2017, each member of the board of directors of Gibraltar entered into a voting agreement with IBERIABANK Corporation and IBERIABANK, pursuant to which each such director agreed, among other things, to vote the shares of common stock over which they have voting power “FOR” the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the other proposals to be considered at the special meeting, subject to certain exceptions. The voting agreements also contain certain restrictions on the transfer of shares of common stock by each such director.

In addition, Gibraltar currently expects that each of its executive officers who are not directors will vote their shares of Gibraltar common stock “FOR” the adoption and approval of the merger proposal even though such persons have not entered into an agreement requiring them to do so.

When considering Gibraltar’s board of directors’ recommendation that you vote in favor of the adoption and approval of the merger proposal, you should be aware that certain of the directors and executive officers of Gibraltar have interests in the merger that may be different from, or in addition to, the interests of Gibraltar’s stockholders generally. For more information, see “The Merger—Interests of Certain Gibraltar Directors and Executive Officers in the Merger,” beginning on page 41.

Stock Certificates

If you are a stockholder of Gibraltar, you should not send in any certificates representing Gibraltar common stock. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing Gibraltar common stock.

Assistance

If you need assistance in completing your proxy card, have questions regarding Gibraltar’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Michael C. Sontag, Corporate Secretary, at 55 Alhambra Plaza, Coral Gables, Florida 33134 (Telephone: (305) 476-1982).

THE MERGER

The description of the merger in this section in this proxy statement/prospectus describes the material information about the merger; however, it does not purport to be complete and may not contain all of the information about the merger that may be important to you. It is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus (without exhibits) as Appendix A hereto and incorporated herein by reference.

General

On October 19, 2017, IBERIABANK Corporation, IBERIABANK and Gibraltar entered into the merger agreement. Pursuant to the merger agreement, Gibraltar will merge with and into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, with IBERIABANK as the surviving entity.

Upon completion of the merger, each share of Gibraltar common stock will be converted into the right to receive 1.9749 shares of IBERIABANK Corporation common stock. This exchange ratio is subject to adjustment depending on the measurement price of IBERIABANK Corporation common stock. If the measurement price is greater than $94.88 per share, each outstanding share of Gibraltar common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $187.3785 by such measurement price. If the measurement price is less than $70.13 per share, each share of Gibraltar common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $138.4997 by the measurement price. Cash will be paid in lieu of any fractional share of IBERIABANK Corporation common stock. See “The Merger Agreement—Conversion of Gibraltar Common Stock,” beginning on page 48.

For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement,” beginning on page 48.

The board of directors unanimously recommends that holders of Gibraltar common stock vote “FOR” the adoption and approval of the merger proposal.

The Parties to the Merger Agreement

IBERIABANK Corporation and IBERIABANK

IBERIABANK Corporation, a Louisiana corporation, is a financial holding company. IBERIABANK Corporation is the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana; Lenders Title Company, an Arkansas-chartered title insurance and closing services agency headquartered in Little Rock, Arkansas (“Lenders Title”); IBERIA Capital Partners L.L.C., a corporate finance services firm (“ICP”); 1887 Leasing, LLC, a holding company for our aircraft; IBERIA Asset Management, Inc. (“IAM”), which provides wealth management and trust services to high net worth individuals, pension funds, corporations and trusts; 840 Denning, LLC, which invests in a commercial rental property; and IBERIA CDE, LLC (“CDE”), which invests in purchased tax credits. As of September 30, 2017, IBERIABANK Corporation operated 319 combined offices, including 216 bank branch offices and one loan production office in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, South Carolina and Georgia, 24 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 63 locations in 11 states. IBERIABANK Corporation also has fourteen wealth management locations in four states and one IBERIA Capital Partners L.L.C. office in Louisiana. At September 30, 2017, IBERIABANK Corporation had total consolidated assets of $28.0 billion, total unaudited deposits of $21.3 billion and total shareholders’ equity of $3.7 billion.

IBERIABANK offers commercial and retail banking products and services to customers throughout locations in seven states and mortgage banking products in ten states. IBERIABANK provides these products and services in Louisiana, Alabama, Florida, Arkansas, Tennessee, Georgia and Texas. These products and services include a broad array of commercial, consumer, mortgage, and private banking products and services, trust services, cash management, deposit and annuity products. Certain of IBERIABANK Corporation’s non-bank subsidiaries engage in financial services-related activities, including brokerage services, sales of variable annuities, and wealth management services. Lenders Title offers a full line of title insurance and closing services throughout Arkansas and Louisiana. ICP provides equity research, institutional sales and trading, and corporate finance services throughout the energy industry. 1887 Leasing, LLC, owns an aircraft used by management of IBERIABANK Corporation and its subsidiaries. IAM provides wealth management advisory services for commercial and private banking clients. CDE is engaged in the purchase of tax credits.

The main offices of IBERIABANK Corporation and IBERIABANK are located at 200 West Congress Street, Lafayette, Louisiana 70501 (Telephone Number: (337) 521-4003).

Gibraltar

Gibraltar Private Bank & Trust Company is a federal savings bank headquartered in Coral Gables, Florida. Gibraltar has eight bank branch offices, with five in Southeast Florida, one in Key Largo, Florida, one in Naples, Florida, and one in New York, New York. As of September 30, 2017, Gibraltar had total unaudited assets of $1.6 billion, total unaudited deposits of $1.1 billion and total unaudited shareholders’ equity of $144.4 million.

The main office of Gibraltar is located at 55 Alhambra Plaza, Coral Gables, Florida 33134 (Telephone Number: (305) 476-1982).

Background of the Merger

As a part of the ongoing consideration and evaluation of Gibraltar’s long-term prospects and strategies, Gibraltar’s board of directors and senior management regularly reviewed and assessed the business strategies and objectives of Gibraltar. These evaluations and strategic discussions have focused on, among other things, the business environment facing financial institutions in general and smaller, Florida-based institutions such as Gibraltar in particular, as well as the then-current regulatory environment and the pace of consolidation in the financial services industry. With the goal of enhancing value for Gibraltar’s stockholders, the board of directors and senior management considered various strategic opportunities and challenges, and considered various strategic options potentially available to Gibraltar, such as organic growth, a business combination involving Gibraltar and one or more financial institutions, a capital raise, and a possible sale of Gibraltar to a larger financial institution.

To that end, on February 12, 2013, Gibraltar engaged Sandler O’Neill, an investment bank with significant expertise in financial institutions, as Gibraltar’s financial advisor to provide advice on such strategic options and directed Sandler O’Neill to contact various parties, selected by management and Sandler O’Neill after consultation with the board of directors and based on their assessed ability and level of interest in a potential transaction with Gibraltar, to discuss potential strategic options for Gibraltar. Following Sandler O’Neill’s engagement and as part of that process, various parties, including IBERIABANK Corporation, were contacted by Sandler O’Neill to consider all of the various strategic options.

On May 9, 2014, Sandler O’Neill, on behalf of Gibraltar, entered into a confidentiality and non-disclosure agreement with IBERIABANK Corporation regarding a potential combination with Gibraltar. IBERIABANK Corporation reviewed certain information about Gibraltar. IBERIABANK decided not to proceed with full due diligence at that time based on then strategic priorities and other considerations , but Adolfo Henriques, Gibraltar’s Chairman, remained in periodic dialogue with Daryl G. Byrd, IBERIABANK Corporation’s President and Chief Executive Officer, and John R. Davis, IBERIABANK Corporation’s then-Director of Financial Strategy, Mergers and Acquisitions and Investor Relations, over the course of the next three years. During this period, Gibraltar also executed confidentiality agreements with a number of other financial institutions and provided non-public information to those institutions. Several of those institutions made initial acquisition proposals but none led to final proposals or the signing of a definitive agreement.

On June 26, 2017, the OCC terminated its Consent Order with Gibraltar relating to certain compliance matters. Thereafter, Gibraltar and IBERIABANK Corporation engaged in further discussions regarding a potential business combination, and on August 17, 2017, IBERIABANK Corporation submitted a letter to Mr. Henriques containing proposed preliminary terms for a potential merger transaction, which terms contemplated the acquisition of Gibraltar for an equity value in the range of $230 million to $250 million with consideration to be paid in the form of IBERIABANK Corporation common stock and with a fixed exchange ratio (except to the extent IBERIABANK Corporation’s common stock price increases or decreases by 15% from the agreed-upon value, in which case the exchange ratio would fluctuate and the value to Gibraltar’s stockholders would become fixed). The letter additionally contemplated that the parties would enter into a 60-day exclusive negotiation period.

Following discussions among the parties, on August 21, 2017, Sandler O’Neill communicated telephonically to Mr. Henriques revised preliminary terms proposed by IBERIABANK Corporation for a potential merger transaction, which revisions contemplated a 40-day exclusivity period and the discussion of mutually agreeable arrangements for employee retention in light of a transaction. Mr. Henriques had extensive discussions with Sandler O’Neill regarding other possible opportunities, and agreed with Sandler that the terms outlined by IBERIABANK Corporation presented the best alternative for Gibraltar’s shareholders. Mr. Henriques convened a conference call with the board on the same day and, after a discussion regarding the revised preliminary proposed terms and the likelihood of other opportunities, the board unanimously approved exploring the transaction on the terms that had been outlined, and approved entering into an exclusivity agreement with IBERIABANK Corporation.

On August 22, 2017, IBERIABANK Corporation presented a written proposal in the form of a letter of intent to Gibraltar confirming the terms of a potential merger of Gibraltar into IBERIABANK that had been orally discussed. On August 25, 2017, Gibraltar and IBERIABANK Corporation entered into an exclusivity agreement whereby Gibraltar agreed to allow IBERIABANK Corporation to conduct due diligence for a period of 40 days (subject to possible extension), during which time Gibraltar would negotiate exclusively with IBERIABANK Corporation regarding a possible acquisition.

Gibraltar received a due diligence request list from IBERIABANK Corporation on August 22, 2017 and proceeded to provide substantially all the information that was requested. IBERIABANK Corporation commenced its due diligence review. The parties had frequent discussions, and requests for clarification and additional information were timely responded to or provided. These discussion and requests continued throughout the entire due diligence period.

On September 14, 2017, Gibraltar received a draft merger agreement from IBERIABANK Corporation. The terms of the merger agreement were within the parameters of the proposal. Mr. Henriques met with representatives of Broad and Cassel LLP, outside counsel to Gibraltar (which we refer to as “Broad and Cassel”), on September 26, 2017 to discuss the merger agreement. On September 28, 2017, representatives of Broad and Cassel provided comments to the merger agreement to representatives of Simpson Thacher & Bartlett LLP, outside counsel to IBERIABANK Corporation (which we refer to as “Simpson Thacher”). Later that day, representatives of Broad and Cassel and Simpson Thacher conferred by telephone regarding these comments. Issues under discussion included the representations and warranties to be given by Gibraltar in the merger agreement, certain covenants governing the conduct of Gibraltar’s business after signing the merger agreement and before closing, whether Gibraltar would have the right to terminate the merger agreement in the event of a substantial decline in the price of IBERIABANK Corporation common stock, and the circumstances under which a termination fee would be payable by Gibraltar.

On September 29, 2017, Sandler O’Neill provided to IBERIABANK Corporation a reverse due diligence request list.

On October 6, 2017, IBERIABANK Corporation requested and was granted an extension of the exclusivity period until October 22, 2017. Counsel to IBERIABANK Corporation also on October 6, 2017 provided Gibraltar’s counsel with a revised draft of the merger agreement and counsel to each party conferred by telephone to discuss the merger agreement.

On October 9, 2017, Gibraltar’s executive management again met with outside counsel to undertake an additional review of the merger agreement, including the representations, warranties and covenants. Gibraltar and Broad and Cassel also commenced preparation of the disclosure letter that Gibraltar was to deliver in conjunction with the execution of the merger agreement.

On October 11, 2017, Sandler O’Neill on behalf of Gibraltar, and IBERIABANK Corporation, entered into an amendment to their existing confidentiality and non-disclosure agreement to facilitate the sharing of non-public information regarding IBERIABANK Corporation requested by Gibraltar. Thereafter, on October 12, 2017, representatives of IBERIABANK Corporation, Gibraltar and its financial and legal advisors held a reverse due diligence conference call. Representatives of Broad and Cassel, Gibraltar management and Sandler O’Neill were also provided access to a data room containing the documents and information delivered by IBERIABANK Corporation in response to the reverse due diligence request list of September 29, 2017.

Also on October 12, 2017, representatives of Simpson Thacher provided a draft form of voting agreement for execution by the Gibraltar directors in connection with the merger agreement to representatives of Broad and Cassel. On that same day, representatives of Broad and Cassel sent to representatives of Simpson Thacher an initial draft of the disclosure letter to be delivered by Gibraltar in conjunction with the merger agreement. Additional drafts to Gibraltar’s disclosure letter were circulated to IBERIABANK Corporation during the next week. Representatives of Broad and Cassel provided initial comments on the form of voting agreement to representatives of Simpson Thacher on October 13, 2017.

Thereafter, the parties continued to have additional discussions and continued to negotiate and finalize the merger agreement and the other transaction documents.

On October 14, 2017, representatives of Broad and Cassel received an updated draft merger agreement from representatives of Simpson Thacher, which Broad and Cassel then distributed to all the members of Gibraltar’s board of directors.

On October 16, 2017, the board of directors of Gibraltar held a meeting to consider the proposed transaction with IBERIABANK Corporation. At this meeting, the board received presentations from representatives of Broad and Cassel and Sandler O’Neill, and discussed the proposed transaction with senior management. Representatives of Broad and Cassel also reviewed with the directors their fiduciary duty to Gibraltar’s stockholders under applicable law and reviewed the terms and conditions of the merger agreement, the merger and the voting agreements to be signed in connection with the merger agreement. Representatives of Sandler O’Neill reviewed the financial aspects of the proposed merger and rendered to Gibraltar’s board an opinion, dated October 16, 2017, that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Gibraltar’s common stock. Following a substantive discussion among members of Gibraltar’s board of directors, including consideration of the factors described under “—Gibraltar’s Reasons for the Merger; Recommendation of the Gibraltar Board of Directors” below in this proxy statement/prospectus, Gibraltar’s board of directors unanimously determined that the merger agreement and the merger were advisable and in the best interests of Gibraltar and its stockholders, approved and adopted the merger agreement and the merger, and recommended that the merger agreement and the merger be submitted to Gibraltar’s stockholders for approval, subject to finalization of all provisions of the merger agreement and completion of Gibraltar’s and IBERIABANK Corporation’s disclosure letters.

On October 17, 2017, the IBERIABANK Corporation board of directors met and approved the merger agreement and the transactions contemplated thereby, subject to finalization of all provisions of the merger agreement and completion of Gibraltar’s and IBERIABANK Corporation’s disclosure letters.

On October 17, 18, and 19, 2017, additional and final revisions to the merger agreement and form of voting agreement were circulated between Gibraltar and IBERIABANK Corporation and their respective counsel, and to Gibraltar’s directors, which drafts addressed, among other things, the treatment of Gibraltar’s restricted stock awards and the representations and warranties of Gibraltar. Representatives of Broad and Cassel communicated by email and telephone with the directors regarding these revisions. Further and final revisions to Gibraltar’s disclosure letter were also provided to IBERIABANK Corporation.

On October 19, 2017, Gibraltar, IBERIABANK Corporation and IBERIABANK signed the merger agreement and the Gibraltar directors, IBERIABANK Corporation and IBERIABANK signed the voting agreements. IBERIABANK Corporation issued a press release announcing the transaction that afternoon.

Gibraltar’s Reasons for the Merger; Recommendation of the Gibraltar Board of Directors

Gibraltar’s board of directors has determined that the merger is fair to, and in the best interests of, Gibraltar’s stockholders. In approving the merger agreement, Gibraltar’s board of directors consulted with Sandler O’Neill with respect to the financial aspects of the merger, and with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, Gibraltar’s board of directors also considered a number of factors, including the following:

•	Gibraltar’s board of directors’ familiarity with, and review of information concerning, the business, results of operations, financial condition, competitive position and future prospects of Gibraltar;

•	the current and prospective environment in which Gibraltar operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally, and the trend toward consolidation in the banking and financial services industry;

•	the results that Gibraltar could expect to obtain if it continued to operate independently, and the likely benefits to stockholders of that course of action, as compared with the value of the merger consideration offered by IBERIABANK Corporation;

•	the prior efforts made to find an acquisition partner, and the likelihood that a more favorable acquisition proposal would be forthcoming;

•	the reputation and financial condition of IBERIABANK Corporation and IBERIABANK, IBERIABANK’s recent acquisitions and expansion in the Florida market, and the trading history of the IBERIABANK Corporation common stock;

•	the financial presentation, dated October 16, 2017, of Sandler O’Neill to the Gibraltar board of directors and the opinion, dated October 16, 2017, of Sandler O’Neill to the Gibraltar board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Gibraltar common stock of the exchange ratio in the merger, as more fully described below under “Opinion of Gibraltar’s Financial Advisor”;

•	that structure of the transaction as a stock-for-stock merger following which Gibraltar’s existing stockholders will continue to participate in the future success of the combined company, and that the shares of IBERIABANK Corporation common stock to be received in the transaction are publicly traded on the NASDAQ Global Select Market;

•	the merger agreement provides Gibraltar stockholders with some protection from a decline in the trading price of the IBERIABANK Corporation common stock;

•	the treatment of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code with respect to the Gibraltar common stock exchanged for IBERIABANK Corporation common stock;

•	that a merger with a larger company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	the likelihood that IBERIABANK Corporation will be able to obtain all required regulatory approvals in a timely manner, based on Gibraltar management’s discussions with IBERIABANK Corporation; and

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits Gibraltar’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire Gibraltar.

Gibraltar’s board of directors also considered potential risks relating to the merger, including the following:

•	the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of unacceptable conditions;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Gibraltar’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	certain provisions of the merger agreement prohibit Gibraltar from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	Gibraltar’s obligation to pay IBERIABANK Corporation a termination fee of $9.2 million in certain circumstances, as described under “The Merger Agreement—Termination Fee,” beginning on page 62, may deter others from proposing an alternative transaction that may be more advantageous to Gibraltar’s stockholders;

•	that Gibraltar’s directors and executive officers may have interests in the merger that are different from, or in addition to the interests of Gibraltar’s stockholders generally, including financial interests that are the result of existing compensation arrangements with Gibraltar, and the manner in which those interests would be affected by the merger;

•	the requirement that Gibraltar conduct its business in the ordinary course and the other restrictions on the conduct of Gibraltar’s business before completion of the merger, which may delay or prevent Gibraltar from undertaking business opportunities that may arise before completion of the merger; and

•	the other risks described under “Risk Factors” beginning on page 17, and the risks of investing in IBERIABANK Corporation’s common stock identified in the Risk Factors sections of IBERIABANK Corporation’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by Gibraltar’s board of directors is not exhaustive, but does include the material factors considered by Gibraltar’s board of directors in approving the merger. The above factors were not presented in any order of priority. In reaching its determination, the Gibraltar board of directors did not assign any relative or specific weights to different factors, and individual directors may have weighed certain factors differently than other directors.

Gibraltar’s board of directors acknowledged there can be no assurance about future results, including results expected or considered in the factors listed above. However, Gibraltar’s board of directors concluded the potential positive factors outweighed the potential risks of completing the merger. Based on the reasons stated, Gibraltar’s board of directors determined that the merger is in the best interest of Gibraltar’s stockholders, and therefore the board of directors of Gibraltar unanimously approved the merger agreement and the merger.

All members of Gibraltar’s board of directors have entered into voting agreements in which each has agreed to vote the shares of Gibraltar common stock over which they have voting authority in favor of the adoption and approval of the merger proposal.

Gibraltar’s board of directors unanimously recommends that Gibraltar’s stockholders vote “FOR” the adoption and approval of the merger proposal.

Opinion of Gibraltar’s Financial Advisor

Gibraltar retained Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) to act as an independent financial advisor to Gibraltar’s board of directors in connection with Gibraltar’s consideration of a possible business combination. Gibraltar selected Sandler O’Neill because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 16, 2017 meeting at which Gibraltar’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Gibraltar’s board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of October 16, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Gibraltar common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Gibraltar common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Gibraltar’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Gibraltar as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Gibraltar common stock and does not address the underlying business decision of Gibraltar to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Gibraltar or the effect of any other transaction in which Gibraltar might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Gibraltar or IBERIABANK Corporation, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder, including the merger consideration to be received by the holders of Gibraltar common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated October 14, 2017;

•	certain publicly available financial statements and other historical financial information of Gibraltar that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of IBERIABANK Corporation that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Gibraltar for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Gibraltar;

•	publicly available consensus mean analyst net income estimates for IBERIABANK Corporation for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for IBERIABANK Corporation for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of IBERIABANK Corporation, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of IBERIABANK Corporation;

•	the pro forma financial impact of the merger on IBERIABANK Corporation based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as net income estimates for Gibraltar for the three quarters ending December 31, 2018 and the years ending December 31, 2019 and December 31, 2020 with a long term estimated earnings growth rate for the years thereafter, as provided by the senior management of IBERIABANK Corporation;

•	the publicly reported historical price and trading activity for IBERIABANK Corporation common stock, including a comparison of certain stock market information for IBERIABANK Corporation common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Gibraltar and IBERIABANK Corporation with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank industry (on a nationwide and statewide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the management of Gibraltar and its representatives the business, financial condition, results of operations and prospects of Gibraltar and held similar discussions with certain members of the management of IBERIABANK Corporation and its representatives regarding the business, financial condition, results of operations and prospects of IBERIABANK Corporation.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Gibraltar or IBERIABANK Corporation or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Gibraltar and IBERIABANK Corporation that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Gibraltar or IBERIABANK Corporation or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Gibraltar or IBERIABANK Corporation. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Gibraltar or IBERIABANK Corporation, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Gibraltar or IBERIABANK Corporation. Sandler O’Neill assumed, with Gibraltar’s consent, that the respective allowances for loan losses for both Gibraltar and IBERIABANK Corporation were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Gibraltar for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Gibraltar. In addition, Sandler O’Neill used publicly available consensus mean analyst net income estimates for IBERIABANK Corporation for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for IBERIABANK Corporation for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of IBERIABANK Corporation, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of IBERIABANK Corporation. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses as well as net income estimates for Gibraltar for the three quarters ending December 31, 2018 and the years ending December 31, 2019 and December 31, 2020 with a long term estimated earnings growth rate for the years thereafter, as provided by the senior management of IBERIABANK Corporation. With respect to the foregoing information, the respective managements of Gibraltar and IBERIABANK Corporation confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst net income, earnings per share and balance sheet estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Gibraltar and IBERIABANK Corporation, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Gibraltar or IBERIABANK Corporation since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Gibraltar and IBERIABANK Corporation would remain as going concerns for all periods relevant to Sandler O’Neill’s analysis.

Sandler O’Neill also assumed, with Gibraltar’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Gibraltar, IBERIABANK Corporation or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Gibraltar’s consent, Sandler O’Neill relied upon the advice that Gibraltar had received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of IBERIABANK Corporation common stock at any time or what the value of IBERIABANK Corporation common stock would be once it is actually received by the holders of Gibraltar common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Gibraltar’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Gibraltar or IBERIABANK Corporation and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Gibraltar and IBERIABANK Corporation and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Gibraltar, IBERIABANK Corporation and Sandler O’Neill. The analyses performed by Sandler O’Neill were not necessarily indicative of actual values or future results, both of which could be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Gibraltar’s board of directors at its October 16, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Gibraltar common stock or the prices at which IBERIABANK Corporation common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Gibraltar’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Gibraltar’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Gibraltar and IBERIABANK Corporation.

Summary of Exchange Ratio and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Subject to certain adjustments, as more fully described in the merger agreement, at closing, each share of Gibraltar common stock and common stock equivalents issued and outstanding prior to the effective time, except for certain shares of Gibraltar common stock as specified in the merger agreement, will receive 1.9749 shares of the common stock of IBERIABANK Corporation. Based on 1,411,645 shares of Gibraltar common stock and common stock equivalents issued and outstanding, as of June 30, 2017, the 10-day volume weighted average closing price of IBERIABANK Corporation common stock ended October 13, 2017 of $82.50 and a per share exchange ratio of 1.9749, Sandler O’Neill calculated an implied transaction price per share for Gibraltar common stock of $162.93 and an aggregate implied transaction value of approximately $234.9 million. Based upon historical financial information for Gibraltar as of or for the last twelve months (“LTM”) ended June 30, 2017 and estimated net income for the years ending December 31, 2017 and December 31, 2018, as provided by Gibraltar senior management, Sandler O’Neill calculated the following implied transaction metrics.

Aggregate Transaction Value / Last Twelve Months Net Income:	43.6	x
Aggregate Transaction Value / 2018 Estimated Net Income(1):	39.2	x
Aggregate Transaction Value / 2019 Estimated Net Income(1):	29.4	x
Aggregate Transaction Value / June 30, 2017 Book Value:	164%
Aggregate Transaction Value / June 30, 2017 Tangible Book Value:	164%
Core Deposit Premium(2):	9.7%

(1)	Provided by Gibraltar’s Senior Management.
(2)	Core deposits defined as total deposits less time deposit accounts greater than $100,000.

Gibraltar Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Gibraltar with a group of financial institutions selected by Sandler O’Neill (the “Gibraltar Peer Group”). The Gibraltar Peer Group consisted of banks and thrifts with publicly traded securities listed on the NASDAQ, NYSE or NYSE Market headquartered in the Southeast Region with assets between $1.0 billion and $2.5 billion, excluding announced merger targets. The Gibraltar Peer Group consisted of the following companies:

American National Bankshares Inc.	First Bancshares, Inc.
C&F Financial Corporation	First Community Bancshares, Inc.
CapStar Financial Holdings, Inc.	Live Oak Bancshares, Inc.
Carolina Financial Corporation	National Bankshares, Inc.
Charter Financial Corporation	National Commerce Corporation
Citizens Holding Company	Peoples Bancorp of North Carolina, Inc.
Colony Bankcorp, Inc.	Premier Financial Bancorp, Inc.
Commerce Union Bancshares, Inc.	SmartFinancial, Inc.
Community Bankers Trust Corporation	Southern First Bancshares, Inc.
Entegra Financial Corp.	Summit Financial Group, Inc.

The analysis compared publicly available financial information for Gibraltar as of or for the last twelve months ended June 30, 2017 with the corresponding publicly available data for the Gibraltar Peer Group as of or for the last twelve months ended June 30, 2017, with pricing data as of October 13, 2017. The table below sets forth the data for Gibraltar and the high, low, median and mean data for the Gibraltar Peer Group.

			Gibraltar Peer Group
	Gibraltar		Mean	Median	High	Low
Total Assets ($ in millions)	1,579		1,580	1,472	2,418	1,004
Loans / Deposits (%)	131.5		82.6	86.0	100.1	50.4
Nonperforming Assets(1) / Total Assets (%)	1.09		1.04	0.77	3.04	0.12
Tangible Common Equity / Tangible Assets (%)	9.10		9.92	9.59	14.23	7.42
Leverage Ratio (%)	9.02		10.74	10.45	15.07	8.43
Total Risk-Based Capital Ratio (%)	13.34		15.27	14.98	25.17	11.29
CRE / Total Risk-Based Capital (%)	194.4		218.7	244.5	268.3	110.3
LTM Return on Average Assets (%)	0.21	(2)	0.87	0.89	1.40	0.15
LTM Return on Average Equity (%)	2.48	(2)	7.92	7.94	12.57	1.50
LTM Net Interest Margin (%)	3.26		3.78	3.69	6.17	2.95
LTM Efficiency Ratio (%)	89.8		65.3	64.4	77.9	52.9
Price / Tangible Book Value (%)	—		189	177	368	128
Price / Last Twelve Months Earnings Per Share (x)	—		21.6	21.7	34.2	14.3
Price / 2017 Estimated Earnings Per Share(3) (x)	—		20.2	18.7	27.2	14.5
Price / 2018 Estimated Earnings Per Share(3) (x)	—		17.1	17.6	19.8	13.7
Current Dividend Yield (%)	—		1.2	0.9	3.8	0.0
LTM Dividend Ratio (%)	—		22.9	17.9	71.1	0.0
Market Value ($ in millions)	—		309	246	723	111

(1)	Nonperforming assets defined as nonaccrual and renegotiated loans and leases, and real estate owned.
(2)	Tax affected at a 35% tax rate.
(3)	Based on publicly available mean analyst earnings per share estimates.

Gibraltar Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Gibraltar common stock assuming Gibraltar performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Gibraltar. To approximate the terminal value of a share of Gibraltar common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 15.0x to 25.0x and price to December 31, 2021 tangible book value per share multiples ranging from 135% to 235%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Gibraltar common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Gibraltar common stock of $64.27 to $136.33 when applying multiples of earnings per share, and $93.27 to $206.63 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
9.0%	$81.80	$92.71	$103.61	$114.52	$125.42	$136.33
10.0%	$78.51	$88.97	$99.44	$109.91	$120.37	$130.84
11.0%	$75.37	$85.42	$95.47	$105.52	$115.57	$125.62
12.0%	$72.39	$82.04	$91.70	$101.35	$111.00	$120.65
13.0%	$69.55	$78.83	$88.10	$97.37	$106.65	$115.92
14.0%	$66.85	$75.76	$84.68	$93.59	$102.50	$111.41
15.0%	$64.27	$72.84	$81.41	$89.98	$98.55	$107.12

Tangible Book Value Per Share Multiples

Discount Rate	135%	155%	175%	195%	215%	235%
9.0%	$118.70	$136.29	$153.87	$171.46	$189.04	$206.63
10.0%	$113.92	$130.80	$147.68	$164.55	$181.43	$198.31
11.0%	$109.38	$125.58	$141.78	$157.99	$174.19	$190.39
12.0%	$105.05	$120.61	$136.18	$151.74	$167.30	$182.86
13.0%	$100.93	$115.88	$130.84	$145.79	$160.74	$175.69
14.0%	$97.01	$111.38	$125.75	$140.12	$154.49	$168.86
15.0%	$93.27	$107.09	$120.90	$134.72	$148.54	$162.36

Sandler O’Neill also considered and discussed with the Gibraltar board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Gibraltar’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Gibraltar common stock, applying the price to 2021 earnings per share multiples range of 15.0x to 25.0x referred to above and a discount rate of 12.90%.

Earnings Per Share Multiples

Variance to Net Income Forecast	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
(15.0%)	$59.36	$67.27	$75.18	$83.10	$91.01	$98.93
(10.0%)	$62.85	$71.23	$79.61	$87.99	$96.37	$104.75
(5.0%)	$66.34	$75.18	$84.03	$92.87	$101.72	$110.56
0.0%	$69.83	$79.14	$88.45	$97.76	$107.07	$116.38
5.0%	$73.32	$83.10	$92.87	$102.65	$112.43	$122.20
10.0%	$76.81	$87.05	$97.30	$107.54	$117.78	$128.02
15.0%	$80.30	$91.01	$101.72	$112.43	$123.13	$133.84

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of selected merger and acquisition transactions involving U.S. banks and thrifts (the “Nationwide Precedent Transactions” and the “Florida Precedent Transactions”). The Nationwide Precedent Transactions group consisted of bank and thrift transactions announced between January 1, 2016 and October 13, 2017 with disclosed deal values involving targets with assets between $500 million and $3.0 billion, and last twelve months return on average assets ratios equal to or less than 0.50%. The Florida Precedent Transactions group consisted of bank and thrifts transactions announced between January 1, 2014 and October 13, 2017 with disclosed deal values involving targets headquartered in Florida with total assets between $500 million and $5.0 billion, and last twelve months return on average assets ratios equal to or less than 0.50%.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Howard Bancorp Inc.	1st Mariner Bank
CenterState Banks	Sunshine Bancorp Inc.
CenterState Banks	HCBF Holding Co.
First Bancorp	ASB Bancorp Inc.
First Commonwealth Financial	DCB Financial Corp
Sunflower Financial Inc.	Strategic Growth Bancorp Inc.
Berkshire Hills Bancorp Inc.	First Choice Bank
Westfield Financial Inc.	Chicopee Bancorp Inc.
Midland Financial Co.	1st Century Bancshares Inc.
Triumph Bancorp Inc.	ColoEast Bankshares Inc.
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.

The Florida Precedent Transactions group was composed of the following transactions:

Acquiror	Target
CenterState Banks	Sunshine Bancorp Inc.
CenterState Banks	HCBF Holding Co.
IBERIABANK Corp.	Florida Bank Group Inc.
Valley National Bancorp	1st United Bancorp Inc.
Seacoast Banking Corp. of Florida	BANKshares Inc.
CenterState Banks	First Southern Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share and tangible book value premium to core deposits. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group as well the Florida Precedent Transactions group, but excluding multiples over 50.0x.

			Nationwide Precedent Transactions
	Gibraltar/IBERIABANK Corporation		Mean		Median		High		Low
Transaction Price / LTM Earnings Per Share:	43.6	x	32.6	x	31.1	x	43.2	x	25.3	x
Transaction Price / Tangible Book Value Per Share:	164%		150%		131%		209%		110%
Tangible Book Value Premium to Core Deposits(1):	9.7%		8.9%		9.3%		20.7%		1.5%

			Florida Precedent Transactions
	Gibraltar/IBERIABANK Corporation		Mean		Median		High		Low
Transaction Price / LTM Earnings Per Share:	43.6	x	29.6	x	29.6	x	36.2	x	23.0	x
Transaction Price/ Tangible Book Value Per Share:	164%		156%		161%		209%		84%
Tangible Book Value Premium to Core Deposits(1):	9.7%		9.7%		9.4%		15.8%		4.6%

(1)	Core deposits defined as total deposits less time deposit accounts greater than $100,000.

IBERIABANK Corporation Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for IBERIABANK Corporation with a group of financial institutions selected by Sandler O’Neill (the “IBERIABANK Corporation Peer Group”). The IBERIABANK Corporation Peer Group consisted of banks and thrifts with publicly traded securities listed on the NASDAQ, NYSE or NYSE Market, headquartered in the Southeast and Southwest Regions with assets between $10.0 billion and $30.0 billion, excluding announced merger targets. The IBERIABANK Corporation Peer Group consisted of the following companies:

BancorpSouth, Inc.	Pinnacle Financial Partners, Inc.
Bank of the Ozarks	Prosperity Bancshares, Inc.
BankUnited, Inc.	South State Corporation
First Horizon National Corporation	Texas Capital Bancshares, Inc.
Hancock Holding Company	Trustmark Corporation
Hilltop Holdings Inc.	United Bankshares, Inc.
Home BancShares, Inc.	United Community Banks, Inc.
International Bancshares Corporation

The analysis compared publicly available financial information for IBERIABANK Corporation as of or for the last twelve months ended June 30, 2017 with the corresponding publicly available data for the IBERIABANK Corporation Peer Group as of or for the last twelve months ended June 30, 2017 (unless otherwise noted), with pricing data as of October 13, 2017. The table below sets forth the data for IBERIABANK Corporation and the high, low, median and mean data for the IBERIABANK Corporation Peer Group.

		IBERIABANK Corporation Peer Group(2)
	IBERIABANK Corporation	Mean	Median	High	Low
Total Assets ($ in millions)	21,791	18,553	19,036	29,623	10,837
Loans / Deposits (%)	92.3	88.6	91.3	112.6	57.6
Nonperforming Assets(1)(2)(3) / Total Assets (%)	1.20	0.66	0.65	1.30	0.20
Tangible Common Equity / Tangible Assets (%)	12.45	9.63	9.16	13.08	7.54
Leverage Ratio(2) (%)	13.19	10.72	10.12	14.49	8.21
Total Risk-Based Capital Ratio(2) (%)	16.74	14.00	13.01	19.44	11.76
CRE / Total Risk-Based Capital (%)	151.7	215.1	198.6	346.9	68.2
LTM Return on Average Assets (%)	0.92	1.16	1.03	1.91	0.82
LTM Return on Average Equity (%)	6.52	9.20	9.09	14.00	6.67
LTM Net Interest Margin (%)	3.54	3.65	3.49	4.93	3.04
LTM Efficiency Ratio (%)	60.2	56.1	57.2	82.1	33.4
Price / Tangible Book Value (%)	159	222	209	353	146
Price / Last Twelve Months Earnings Per Share (x)	19.8	18.8	19.3	23.6	14.6
Price / 2017 Estimated Earnings Per Share(4) (x)	17.5	17.6	17.5	20.7	14.4
Price / 2018 Estimated Earnings Per Share(4) (x)	14.0	15.5	15.5	17.5	12.7
Current Dividend Yield (%)	1.8	1.7	1.7	3.6	0.0
LTM Dividend Ratio (%)	35.0	30.7	30.4	69.5	0.0
Market Value ($ in millions)	4,395	3,696	3,915	5,858	2,077

(1)	Nonperforming assets defined as nonaccrual and renegotiated loans and leases, and real estate owned.
(2)	Financial data for First Horizon National Corporation and Bank of the Ozarks as of September 30, 2016; First Horizon National Corporation’s NPAs / Assets and Bank of the Ozarks’ Leverage Ratio and Total RBC Ratio as of June 30, 2017.
(3)	Bank United Inc.’s NPAs / Assets per June 30, 2017 bank call report.
(4)	Based on publicly available mean analyst earnings per share estimates.

IBERIABANK Corporation Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of IBERIABANK Corporation common stock for the one and three-year periods ended October 13, 2017. Sandler O’Neill then compared the relationship between the stock price performance of IBERIABANK Corporation’s common stock to movements in the IBERIABANK Corporation Peer Group (as described above) as well as certain stock indices.

IBERIABANK Corporation One-Year Stock Price Performance
	Beginning October 13, 2016	Ending October 13, 2017
IBERIABANK Corporation	100.0%	121.5%
IBERIABANK Corporation Peer Group	100.0%	126.2%
NASDAQ Index	100.0%	131.9%
S&P 500 Index	100.0%	119.7%

IBERIABANK Corporation Three-Year Stock Price Performance
	Beginning October 13, 2014	Ending October 13, 2017
IBERIABANK Corporation	100.0%	130.0%
IBERIABANK Corporation Peer Group	100.0%	145.5%
NASDAQ Bank Index	100.0%	160.2%
S&P 500 Index	100.0%	136.2%

IBERIABANK Corporation Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of IBERIABANK Corporation common stock assuming that IBERIABANK Corporation performed in accordance with publicly available consensus mean analyst net income estimates for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of IBERIABANK Corporation, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of IBERIABANK Corporation. To approximate the terminal value of IBERIABANK Corporation common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 14.0x to 21.5x and price to December 31, 2021 tangible book value per share multiples ranging from 150% to 275%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of IBERIABANK Corporation common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of IBERIABANK Corporation common stock of $67.53 to $118.47 when applying multiples of earnings per share and $64.84 to $134.49 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
8.0%	$79.14	$87.00	$94.87	$102.73	$110.60	$118.47
9.0%	$76.02	$83.56	$91.11	$98.66	$106.20	$113.75
10.0%	$73.05	$80.29	$87.53	$94.78	$102.02	$109.26
11.0%	$70.22	$77.18	$84.13	$91.08	$98.04	$104.99
12.0%	$67.53	$74.21	$80.89	$87.57	$94.25	$100.93

Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	250%	275%
8.0%	$75.97	$87.67	$99.37	$111.08	$122.78	$134.49
9.0%	$72.97	$84.20	$95.43	$106.66	$117.89	$129.12
10.0%	$70.13	$80.90	$91.68	$102.46	$113.23	$124.01
11.0%	$67.42	$77.77	$88.11	$98.46	$108.81	$119.15
12.0%	$64.84	$74.78	$84.72	$94.65	$104.59	$114.53

Sandler O’Neill also considered and discussed with the Gibraltar board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming IBERIABANK Corporation’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for IBERIABANK Corporation common stock, applying the price to 2021 earnings per share multiples range of 14.0x to 21.5x referred to above and a discount rate of 10.84%.

Earnings Per Share Multiples

Variance to Net Income Forecast	14.0x	15.5x	17.0x	18.5x	20.0x	21.5x
(15.0%)	$60.86	$66.81	$72.76	$78.71	$84.66	$90.61
(10.0%)	$64.13	$70.43	$76.73	$83.02	$89.32	$95.62
(5.0%)	$67.40	$74.04	$80.69	$87.34	$93.99	$100.64
0.0%	$70.66	$77.66	$84.66	$91.66	$98.65	$105.65
5.0%	$73.93	$81.28	$88.62	$95.97	$103.32	$110.67
10.0%	$77.19	$84.89	$92.59	$100.29	$107.99	$115.68
15.0%	$80.46	$88.51	$96.56	$104.60	$112.65	$120.70

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) the merger closes in the first quarter of 2018; (ii) certain purchase accounting adjustments, cost savings and transaction expenses, as well as net income estimates for Gibraltar for the three quarters ending December 31, 2018 and the years ending December 31, 2019 and December 31, 2020 with a long term estimated earnings growth rate for the years thereafter, as provided by the senior management of IBERIABANK Corporation, and (iii) publicly available consensus mean analyst net income estimates for IBERIABANK Corporation for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for IBERIABANK Corporation for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of IBERIABANK Corporation, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of IBERIABANK Corporation. The analysis indicated that the merger could be dilutive to IBERIABANK Corporation’s earnings per share (excluding one-time transaction costs and expenses) for the year ended December 31, 2018, accretive to IBERIABANK Corporation’s earnings per share for the years ended December 31, 2019 and December 31, 2020, and dilutive to IBERIABANK Corporation’s estimated tangible book value at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Gibraltar board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as Gibraltar’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 0.95% of the aggregate purchase price up to $136,826,000, plus 1.50% of the amount by which the aggregate purchase price exceeds $136,826,000, subject to a minimum fee of $1,250,000, which fee at the time of announcement of the merger agreement was approximately $2.8 million. Sandler O’Neill’s transaction fee is contingent upon consummation of the merger. Sandler O’Neill also received a fee for rendering its opinion in an amount equal to $250,000, which fairness opinion fee will be credited in full towards the fee becoming due and payable to Sandler O’Neill on the day of closing of the merger. Gibraltar has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement. Sandler O’Neill has not received any compensation for any other investment banking services provided to Gibraltar in the two years preceding the date of Sandler O’Neill’s opinion. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill has provided certain investment banking services to, and received fees from, IBERIABANK Corporation. Most recently, Sandler O’Neill acted as co-lead manager in connection with IBERIABANK Corporation’s $506.3 million follow-on offering of common stock, which closed in March 2017, and as co-manager in connection with IBERIABANK Corporation’s $292.9 million follow-on offering of common stock, which closed in December 2016, for which Sandler O’Neill received aggregate fees of approximately $1.7 million. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to IBERIABANK Corporation and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of IBERIABANK Corporation or its affiliates for Sandler O’Neill’s own account and for the accounts of Sandler O’Neill’s customers.

Certain Financial Forecasts

Gibraltar does not, as a matter of course, publicly disclose forecasts or internal projections because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. However, Gibraltar provided to IBERIABANK Corporation and Sandler O’Neill a summary of certain limited unaudited financial forecasts that were prepared on a standalone basis, without giving effect to the merger. These financial forecasts are being provided below solely to give Gibraltar’s stockholders access to the financial forecasts that were provided to Gibraltar’s board of directors, IBERIABANK Corporation and Sandler O’Neill in connection with the proposed merger.

The selected financial forecasts described below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or U.S. generally accepted accounting principles. Neither Gibraltar’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial forecasts. Furthermore, the financial forecasts does not take into account any circumstances or events occurring after the date it was prepared.

You are strongly encouraged not to place undue reliance on the financial forecasts provided below, as they are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial forecasts described below are forward-looking statements, made on a variety of estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are inherently uncertain and difficult to predict and many of which are beyond Gibraltar’s control. Multiple factors, including those described under “Special Note Regarding Forward-Looking Statements,” beginning on page 81, could cause actual results to differ materially from such forecasts, and the financial forecasts should be read with caution.

The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Gibraltar, IBERIABANK Corporation or their respective affiliates, advisors or representatives considered or consider the financial forecasts to be necessarily predictive of actual future events, and the financial forecasts should not be relied upon as such. None of Gibraltar, IBERIABANK Corporation or their respective affiliates, advisors or representatives can give any assurance that actual results will not differ from the financial forecasts, and none of them undertakes any obligation, or intends, to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. None of Gibraltar, IBERIABANK Corporation or their respective affiliates, advisors or representatives makes any representation to any stockholder regarding the financial forecasts.

In light of the foregoing, and considering that the Gibraltar special meeting will be held several months after the financial forecasts was prepared, as well as the uncertainties inherent in any forecasted information Gibraltar’s stockholders are cautioned not to place unwarranted reliance on such information. The following financial projections were prepared by Gibraltar’s management and were reviewed by the Gibraltar board of directors and Sandler O’Neill and, with respect to data for 2017, IBERIABANK Corporation, in connection with the proposed merger:

	At or for the Years Ended December 31,
Selected Financial Data	2017	2018	2019	2020	2021
	(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$1,618,025	$1,698,926	$1,783,873	$1,873,066	$1,966,720
Gross loans	$1,468,466	$1,536,516	$1,606,233	$1,678,304	$1,752,426
Total deposits	$1,119,701	$1,177,007	$1,235,876	$1,296,783	$1,359,744
Total shareholders’ equity	$145,909	$151,907	$159,906	$169,489	$180,846
Income Statement Data
Net Income	$4,308	$5,998	$8,000	$9,583	$11,357
Per Share Data(1)
Diluted earnings per share	$2.85	$4.24	$5.65	$6.77	$8.03
Book value per share	$104.55	$108.84	$114.58	$121.44	$129.58
Tangible book value per share	$104.55	$108.84	$114.58	$121.44	$129.58
Dividends per share	$0.00	$0.00	$0.00	$0.00	$0.00
Capital Ratios
Tangible common equity / tangible asset	9.02%	8.94%	8.96%	9.05%	9.20%
Tier I Leverage Ratio	9.06%	8.98%	9.17%	9.26%	9.41%
Common Equity Tier I (CET I) risk-based capital ratio	12.00%	11.93%	12.02%	12.19%	12.45%
Tier I risk-based capital ratio	12.00%	11.93%	12.02%	12.19%	12.45%
Total risk-based capital ratio	13.25%	13.19%	13.28%	13.45%	13.70%
Key Ratios
Net interest margin	3.20%	3.25%	3.30%	3.35%	3.40%
Return on average assets	0.25%	0.36%	0.46%	0.52%	0.59%
Return on average equity	2.81%	4.03%	5.13%	5.82%	6.48%
Efficiency ratio	88.00%	81.50%	77.50%	75.00%	72.50%

(1)	Assumes 1,395,625 shares of Gibraltar common stock outstanding.

In addition, Sandler O’Neill used and relied upon publicly available consensus 2017 and 2018 EPS and income “street estimates” for IBERIABANK Corporation, which were discussed with management of IBERIABANK Corporation, in performing the selected companies analysis and the relative contribution analysis in connection with Sandler O’Neill’s opinion.

Interests of Certain Gibraltar Directors and Executive Officers in the Merger

Certain Gibraltar directors and executive officers have financial and other interests in the merger as individuals in addition to, or different from, their interests as stockholders of Gibraltar. Gibraltar’s board of directors was aware of these interests and considered them in its decision to approve the merger agreement. These interests are discussed below.

Restricted Stock Awards. Gibraltar established an equity incentive plan pursuant to which it has granted restricted shares of Gibraltar common stock to its directors, executive officers and key employees. Under the terms of the merger agreement, outstanding and unvested restricted shares of Gibraltar common stock granted under Gibraltar’s equity incentive plan, whether or not vested, will become fully earned and vested as of the effective date of the merger and each such restricted share of Gibraltar common stock will be entitled to the same treatment as each share of Gibraltar common stock under the merger agreement.

Stock Options. Pursuant to its 2016 Equity Plan, Gibraltar has granted options to purchase shares of Gibraltar common stock to its executive officers and key employees. Under the terms of the merger agreement, outstanding and unexercised options to purchase shares of Gibraltar common stock granted under the 2016 Equity Plan, whether or not vested and exercisable, will become fully earned and exercisable as of the effective date of the merger. Each outstanding stock option that is unexercised at the effective time of the merger will be cancelled in exchange for the right to receive a single lump sum cash payment from Gibraltar based upon the difference between the total value of the merger consideration per share of Gibraltar common stock and the exercise price of the stock option. Each of the officers and key employees of Gibraltar that hold stock options are expected to receive the following estimated cash payments in exchange for the cancellation of their options (such amounts are based upon a hypothetical measurement price of $80.15, which is the closing share price of IBERIABANK Corporation on October 19, 2017, the date the merger agreement was signed):

Name	Amount
Executive Officers:
Luis Castillo	$282,817
Sara Christie	$565,633
Angel Medina(1)	$2,082,533
Jean - Pierre Mucha	$282,817
Robert Regolizo	$565,633
Claudia Rupner	$282,817
Michael Sontag	$565,633

(1)	Also a member of Gibraltar’s board of directors.

Employment Agreement. Gibraltar has an employment agreement with Mr. Medina. Under this agreement, if Mr. Medina is terminated without cause in the event of a change in control, he is entitled to receive: (i) a pro-rated annual bonus; and (ii) an amount equal to two times his annual base salary plus the most recent annual bonus, payable in a single lump sum within 60 days following Mr. Medina’s date of termination. Under this provision, the payment due to Mr. Medina if terminated in an event of a change in control would be $1,320,000 and the applicable prorated portion of $160,000 based on the date of the change in control. The agreement also provides that if Mr. Medina is retained for a period of up to six months after the change in control date, he may terminate his employment and receive a termination payment if any of the following occurs: (a) he is assigned inconsistent duties with his position, (b) the employer has reduced his compensation, (c) he has been required to relocate more than 50 miles from the office in which he is based on the change in control date, or (d) the employer failed to continue in effect any benefit to which Mr. Medina was entitled on the change in control date. A change in control as defined under Mr. Medina’s employment agreement includes the completion of the merger with IBERIABANK Corporation.

Indemnification. IBERIABANK Corporation has agreed that for a period of six years from the effective date of the merger it shall indemnify and hold harmless each of the current or former directors, officers, or employees of Gibraltar, or any of its subsidiaries, to the fullest extent permitted by the current provisions regarding indemnification contained in Gibraltar’s articles and bylaws, arising out of matters existing or occurring at or prior to the effective date.

Directors’ and Officers’ Insurance. IBERIABANK Corporation and Gibraltar have agreed that for a period of six years following the effective date of the merger, IBERIABANK Corporation shall maintain Gibraltar’s current directors and executive officers liability insurance; however, IBERIABANK Corporation is not required to spend annually in the aggregate an amount exceeding 150% of Gibraltar’s aggregate premiums for such management liability insurance for its 2017 fiscal year; if the limit is reached, IBERIABANK Corporation is to purchase as much comparable insurance as is available within the limit.

Appointment to the Advisory Board. IBERIABANK Corporation has invited each Gibraltar non-employee director to join, as of the effective date of the merger, IBERIABANK’s Miami-Dade Market Advisory Board. IBERIABANK’s Miami-Dade Market Advisory Board will meet on a regular basis as determined by the market president and its purpose will be to advise IBERIABANK as to its market areas and customers. Each of these directors who accepts the invitation will become members of the appropriate advisory board and will receive a fee of not less than $500 per meeting attended for three years’ service in such capacity.

IBERIABANK Corporation’s Reasons for the Merger

IBERIABANK Corporation’s reasons for entering into the merger agreement include:

•	the opportunity to bolster IBERIABANK’s presence in the Florida markets;

•	the opportunity to enhance IBERIABANK’s capabilities to serve clients in private banking, residential lending and wealth management;

•	the opportunity to market IBERIABANK’s broader product suite and drive deeper product penetration within Gibraltar’s client base;

•	the opportunity to increasingly support Gibraltar’s clients and prospects with IBERIABANK’s larger balance sheet; and

•	the opportunity to invest IBERIABANK Corporation’s capital in a transaction that is expected to be earnings accretive in 2019 and 2020.

IBERIABANK Corporation’s board of directors approved the merger agreement after IBERIABANK Corporation’s senior management discussed with its board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Gibraltar. IBERIABANK Corporation’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. IBERIABANK Corporation’s board of directors viewed its position as being based on all the information and the factors presented and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Operations After the Merger

Upon the closing of the merger between Gibraltar and IBERIABANK, the separate existence of Gibraltar will cease. There will be no change in the boards of directors or executive officers of IBERIABANK Corporation or IBERIABANK in connection with the merger and the other transactions contemplated by the merger agreement.

Under the terms of the merger agreement, the articles of association and bylaws of IBERIABANK will be the articles of association and bylaws of the combined entity which will retain the name of IBERIABANK. IBERIABANK, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by Gibraltar will become immediately the property of IBERIABANK.

Voting Agreements

On October 19, 2017, each member of the board of directors of Gibraltar entered into a voting agreement with IBERIABANK Corporation and IBERIABANK, pursuant to which each such director agreed, among other things, to vote the shares of Gibraltar common stock over which it has voting power in favor of the adoption and approval of the merger agreement and the other transactions contemplated by the merger agreement, against other acquisition proposals and against any other action or agreement that, to such director’s actual knowledge, would be reasonably expected to result in a material breach of the merger agreement by Gibraltar or prevent, materially impair or materially delay the completion of the merger. As of January 8, 2018, the record date for the special meeting, the directors who entered in the voting agreements in the aggregate owned 277,635 shares, or approximately 19.67% of the outstanding shares of Gibraltar common stock entitled to vote at the special meeting. The voting agreements also contain certain restrictions on the transfer of shares of common stock by each such director. The voting agreements will terminate upon the earlier of the completion of the merger, and the termination of the merger agreement in accordance with its terms.

The foregoing description of the voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, a form of which is attached hereto as Appendix B to this proxy statement/prospectus, which you should read in its entirety.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Gibraltar common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not addressed in this proxy statement/prospectus any tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Gibraltar common stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Gibraltar common stock that hold their Gibraltar common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Gibraltar common stock in light of their individual circumstances or to holders of Gibraltar common stock that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold Gibraltar common stock that are subject to the alternative minimum tax;

•	persons that immediately before the merger owned at least 5% of Gibraltar common stock;

•	persons who exercise dissenters’ rights;

•	securities traders that elect to use a mark to market method of accounting;

•	persons that hold Gibraltar common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of Gibraltar common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Gibraltar common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by IBERIABANK Corporation or Gibraltar as a result of the merger;

•	except as discussed below with respect to cash received instead of a fractional share of IBERIABANK Corporation common stock, under “—Cash Received Instead of a Fractional Share of IBERIABANK Corporation Common Stock,” no gain or loss will be recognized by U.S. holders of Gibraltar common stock on the exchange of Gibraltar common stock for IBERIABANK Corporation common stock pursuant to the merger;

•	the aggregate basis of the IBERIABANK Corporation common stock received by a U.S. holder of Gibraltar common stock in the merger (including fractional shares of IBERIABANK Corporation common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Gibraltar common stock for which it is exchanged; and

•	the holding period of IBERIABANK Corporation common stock received in exchange for shares of Gibraltar common stock (including fractional shares of IBERIABANK Corporation common stock deemed received and redeemed as described below) will include the holding period of the Gibraltar common stock for which it is exchanged.

If a U.S. holder of Gibraltar common stock acquired different blocks of Gibraltar common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Gibraltar common stock.

Completion of the merger is conditioned on, among other things, the receipt by Gibraltar and IBERIABANK Corporation of legal opinions from Broad and Cassel LLP and Simpson Thacher & Bartlett LLP, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by Gibraltar and IBERIABANK Corporation to be delivered at the time of closing. Although the merger agreement allows each of IBERIABANK Corporation and Gibraltar to waive this condition to closing, neither IBERIABANK Corporation nor Gibraltar currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither IBERIABANK Corporation nor Gibraltar intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of IBERIABANK Corporation Common Stock

A U.S. holder of Gibraltar common stock who receives cash instead of a fractional share of IBERIABANK Corporation common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by IBERIABANK Corporation. As a result, such U.S. holder of Gibraltar common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of Gibraltar common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or reduction of the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly recommend that holders of Gibraltar common stock consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Regulatory Approvals Required for the Merger

Before IBERIABANK and Gibraltar may complete the merger, they must obtain regulatory approval from certain regulatory authorities as summarized below. Gibraltar, IBERIABANK Corporation and IBERIABANK have agreed to use their reasonable best efforts to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental entities that are necessary to consummate the merger, and will make all necessary filings in respect of those regulatory approvals as soon as practicable but in no event later than thirty days following the date of the merger agreement. This includes providing notice of the merger to the New York State Department of Financial Services and the Florida Office of Financial Regulation, and obtaining the approval of the Federal Reserve Board and the Louisiana OFI.

IBERIABANK filed the required applications with the Federal Reserve Board and the Louisiana OFI in November 2017. As of the date of this proxy statement/prospectus, IBERIABANK has not received the required regulatory approvals. IBERIABANK Corporation is not aware of any other material governmental approvals or actions that are required prior to the merger other than those described below.

Federal Reserve Board

The merger is subject to the prior approval of the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act. In making its determination, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served and the risk to the stability of the United States banking or financial system. The Federal Reserve Board must also consider the records of IBERIABANK and Gibraltar in meeting the needs of the community under the Community Reinvestment Act of 1977, as amended (which we refer to as the “CRA”), including their CRA performance ratings, and it must take into consideration the conformity of the proposed transaction to applicable law, regulation and supervision policies. In addition, the Federal Reserve Board must take into consideration the effectiveness of IBERIABANK and Gibraltar in combatting money laundering activities. The Federal Reserve Board shall not approve a merger if it would result in a monopoly or if it would otherwise substantially lessen competition or in any other manner restrain trade in any section of the United States, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if the Federal Reserve Board determines that would be appropriate. IBERIABANK and Gibraltar may not complete the transaction before 30 calendar days following the Federal Reserve Board’s approval of the transaction or, if the Federal Reserve Board has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the transaction, such shorter period of time as the Federal Reserve Board may permit, with the concurrence of the Attorney General, that does not end sooner than 15 calendar days following the Federal Reserve Board’s approval.

Louisiana Office of Financial Institutions

The merger is subject to approval of the Louisiana OFI. The merger will become effective when the merger agreement has been filed with and recorded by the Commissioner.

New York State Department of Financial Services and Florida Office of Financial Regulation

Under applicable state law relating to interstate branching activities of an out-of-state bank, IBERIABANK must satisfy certain statutory notice requirements in order to maintain branches located in both Florida and New York that have been acquired through an acquisition transaction.

Resale of IBERIABANK Corporation Common Stock; Stock Exchange Listing

The issuance of shares of IBERIABANK Corporation common stock to stockholders of Gibraltar under the merger agreement will be registered under the Securities Act of 1933 and the shares will be freely tradable by such shareholders for purposes of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). However any shareholder who becomes an “affiliate” of IBERIABANK Corporation after consummation of the merger must abide by certain transfer restrictions under the Securities Act. This proxy statement/prospectus does not cover resales of IBERIABANK Corporation common stock received by any “affiliate” upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Following the merger, the shares of IBERIABANK Corporation common stock will continue to trade on NASDAQ under the symbol “IBKC.”

Accounting Treatment

IBERIABANK Corporation will account for the merger using the acquisition method of accounting. Under this accounting method, IBERIABANK Corporation would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Gibraltar over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on the closing stock price of IBERIABANK Corporation common stock on January 9, 2018 of $79.10, management of IBERIABANK Corporation estimates that the aggregate value of the merger consideration would be approximately $221 million. Utilizing information as of September 30, 2017, estimated goodwill and other intangibles would total approximately $111.8 million. IBERIABANK Corporation’s reported income would include the operations of Gibraltar after the merger. Financial statements of IBERIABANK Corporation after completion of the merger would reflect the impact of the acquisition of Gibraltar. Financial statements of IBERIABANK Corporation issued before completion of the merger would not be restated retroactively to reflect Gibraltar historical financial position or results of operation.

Dissenters’ Rights of Appraisal

Under OCC regulations, Gibraltar stockholders who dissent from the merger may receive in cash the value of their Gibraltar shares if they comply with the requirements of 12 U.S.C. § 214a as if Gibraltar were a national bank. The required procedure set forth in 12 U.S.C. § 214a must be followed exactly or any dissenters’ of appraisal rights may be lost. The information set forth below is a general summary of dissenters’ rights of appraisal as they apply to Gibraltar stockholders and is qualified in its entirety by reference to 12 U.S.C. § 214a which is attached to this proxy statement/prospectus as Appendix C. Also included in Appendix D is an excerpt from the Comptroller’s Licensing Manual on “Business Combinations,” adopted by the OCC, describing the methods used by the OCC to estimate the value of shares when requested to do so by a dissenting stockholder.

Voting Procedure

In order to be entitled to exercise dissenters’ appraisal rights, a holder of shares of Gibraltar common stock which are outstanding and are entitled to be voted at the special meeting of stockholders must vote such shares “AGAINST” the adoption and approval of the merger proposal by the holder of such shares, or must give written notice to Gibraltar at or prior to the special meeting of stockholders that such stockholder dissents from the merger and the merger agreement. Thus, any Gibraltar stockholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special stockholder’s meeting must vote “AGAINST” the adoption and approval of the merger proposal. If the stockholder does not return a proxy or provide written notice of dissent, or returns a proxy without voting instructions or with instructions to vote “FOR” or “ABSTAIN” with respect to the adoption and approval of the merger proposal, or votes in person at the special stockholders’ meeting “FOR” or “ABSTAIN” with respect to the adoption and approval of the merger proposal, the stockholder will lose any dissenters’ appraisal rights associated with those shares.

Written Demand

Furthermore, in order to preserve his or her dissenters’ appraisal rights, a Gibraltar stockholder must make a written demand upon IBERIABANK for payment of cash equal to the value of such dissenting shares at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of the stock certificates representing such dissenting shares. The demand must be addressed to IBERIABANK, 200 West Congress Street, Lafayette, Louisiana 70501; Attention: Robert Worley, and the demand must be received by IBERIABANK at any time before 30 days after the date of completion of the merger. A vote “AGAINST” the adoption and approval of the merger proposal does not, by itself, satisfy the written demand requirement.

Valuation of Shares and Payment

The value of the dissenting shares of Gibraltar common stock would be determined as of the date on which the special stockholders meeting to adopt and approve the merger proposal was held, by a committee of three persons. The committee would be comprised of one representative selected by the majority vote of the dissenting stockholders entitled to receive the value of their shares, one representative selected by the directors of IBERIABANK and the third representative selected by those two representatives. The valuation agreed upon by any two of the three appraisers would be the value used for payment to the dissenting stockholders.

OCC Appraisal and Reappraisal

If within ninety days from the date of the consummation of the merger, for any reason one or more of the appraisers are not selected, or the appraisers fail to determine the value of the dissenting shares, any interested party may request in writing an appraisal of the dissenting shares from the OCC. In addition, if the value decided by the three-person committee of appraisers is not satisfactory to a dissenting stockholders who has requested payment, such stockholder may within five days after being notified of the appraised value of his or her shares appeal to the OCC. The OCC will then conduct a reappraisal of the dissenting shares of the appellant.

In order for the OCC to conduct such an appraisal or reappraisal, OCC regulations require that the parties, including Gibraltar and IBERIABANK, agree that the OCC’s appraisal will be final and binding and on how the total expenses of the OCC will be divided among the parties and paid to the OCC.

The OCC values the stock as of the date that the stockholders meeting was held authorizing the transaction. The OCC normally will not apply certain minority discounts to the fair valuation of the dissenting shares of stock, but may apply a market discount due to the lack of marketability for stock that is closely held or has a limited trading history. After reviewing the particular facts in each case and the available information on a dissenting shares, the OCC selects an appropriate valuation method—typically either based on the shares’ market value, investment value, and adjusted book value—or combination of methods, to determine a fair estimate of the shares’ value. The OCC’s valuation methods in connection with merger transactions typically do not include consideration of purchase premiums in arriving at the value of shares.

The foregoing summary of such rights is qualified in its entirety by reference to Appendix D attached to this proxy statement/prospectus. If you fail to comply strictly with these procedures you will lose your dissenters’ appraisal rights. Consequently, if you wish to exercise your dissenters’ appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ appraisal rights.

THE MERGER AGREEMENT

The description of the merger agreement in this section in this proxy statement/prospectus describes the material terms of the merger agreement; however, it does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. It is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus (without exhibits) as Appendix A hereto and incorporated herein by reference.

Structure of the Merger

Pursuant to the merger agreement, Gibraltar will merge with and into IBERIABANK, a wholly owned subsidiary of IBERIABANK Corporation, with IBERIABANK as the surviving entity. Each share of Gibraltar common stock will be converted into the right to receive 1.9749 shares of IBERIABANK Corporation common stock, subject to adjustment depending on the measurement price of IBERIABANK Corporation common stock. Cash will be paid in lieu of any fractional share of IBERIABANK Corporation common stock. See “—Conversion of Gibraltar Common Stock” below.

As a result of the merger, the separate corporate existence of Gibraltar will cease and IBERIABANK will succeed to all the rights and be responsible for all the obligations of Gibraltar. Upon consummation of the merger, the board of directors and executive officers of IBERIABANK shall consist of those persons serving as directors and executive officers of IBERIABANK prior to the merger.

However, before the completion of the merger, Gibraltar, IBERIABANK Corporation and IBERIABANK may modify the method of effecting the business combination contemplated by the merger agreement if and to the extent they deem such a change to be desirable, so long as (1) any such change does not affect the United States federal income tax consequences of the merger to holders of Gibraltar common stock and (2) no such change shall alter or change the amount or kind of the consideration to be issued to holders of Gibraltar common stock pursuant to the merger agreement or materially impede or delay consummation of the merger.

Conversion of Gibraltar Common Stock

If the merger proposal is adopted and approved and the merger is subsequently completed, at the effective time of the merger, each outstanding share of Gibraltar common stock that was outstanding immediately prior to such effective time will be converted into the right to receive shares of IBERIABANK Corporation common stock. The exchange ratio (the precise number of shares of IBERIABANK Corporation common stock to be received for each share of Gibraltar common stock) will depend on the measurement price of the IBERIABANK Corporation common stock. The term “measurement price” is defined in the merger agreement to be the arithmetic average of the daily volume weighted average trading prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the ten trading days ending on the business day prior to the closing date of the merger.

•	If the measurement price is greater than or equal to $70.13 per share or equal to or less than $94.88 per share: The exchange ratio will equal 1.9749 shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock.

•	If the measurement price is greater than $94.88 per share: The exchange ratio will be adjusted to equal the quotient obtained by dividing $187.3785 by the measurement price.

•	If the measurement price is less than $70.13 per share: The exchange ratio will be adjusted to equal the quotient obtained by dividing $138.4997 by the measurement price.

The following table provides illustrative examples of how the exchange ratio and the implied value of the merger consideration may change depending on the measurement price of the IBERIABANK Corporation common stock. The range of measurement prices set forth in the table has been included for representative purposes only and the number of shares you receive for each of your shares of Gibraltar common stock will be based on the actual measurement price. Neither Gibraltar nor IBERIABANK Corporation can assure you as to what the market price of the IBERIABANK Corporation common stock to be issued in the merger will be at or following the time of the exchange. The actual measurement price may be outside the range of the amounts set forth above, and as a result, the actual exchange ratio may not be shown in the above table.

Hypothetical Measurement Price of IBERIABANK Corporation Common Stock	Exchange Ratio	Implied Merger Consideration Value Received in Exchange Per Gibraltar Share*
$100.00	1.8738	$187.3785
$98.00	1.9120	$187.3785
$96.00	1.9519	$187.3785
$94.89	1.9747	$187.3785
$94.88	1.9749	$187.3785
$88.00	1.9749	$173.7912
$82.51	1.9749	$162.9490
$76.00	1.9749	$150.0924
$70.13	1.9749	$138.4997
$70.12	1.9752	$138.4997
$68.00	2.0368	$138.4997
$66.00	2.0985	$138.4997
$64.00	2.1641	$138.4997

*	Cash will be paid in lieu of any fractional share of IBERIABANK Corporation common stock.

The hypothetical measurement price of IBERIABANK Corporation common stock, assuming the merger was consummated as of [●] (the most recent practicable date before the mailing of this proxy statement/prospectus), was $[●]. If this was the actual measurement price, you would have received [●] shares of IBERIABANK Corporation common stock for each share of Gibraltar common stock owned by you. Before deciding how to vote, you should obtain more recent prices of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC.”

IBERIABANK Corporation will not issue any fractional shares of its common stock in the merger. Instead, a stockholder who would otherwise have received a fractional share will receive an amount in cash, without interest, rounded to the nearest whole cent. This cash amount will be equal to the measurement price multiplied by the fraction of a share (rounded to the nearest whole cent) of IBERIABANK Corporation common stock which such stockholder of Gibraltar would otherwise be entitled to receive, after aggregating all IBERIABANK Corporation common stock held by such stockholder of Gibraltar.

The exchange ratio was arrived at through arm’s-length negotiations between Gibraltar and IBERIABANK Corporation. The merger agreement provides that, if IBERIABANK Corporation effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of IBERIABANK Corporation common stock, an equitable adjustment to the exchange ratio will be made.

Treatment of Gibraltar Stock Options and Restricted Stock Awards

Stock Options

At the effective time of the merger, each stock option to purchase shares of Gibraltar common stock granted under the Gibraltar stock option plan agreements, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will cease to represent a right to acquire Gibraltar common stock and will be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings if applicable), equal to the difference between (i) the product of the exchange ratio and the measurement price, and (ii) the exercise price to purchase the Gibraltar common stock underlying such Gibraltar stock option, it being understood that any Gibraltar stock option with an exercise price greater than the per share merger consideration shall not be entitled to receive any consideration in respect of such Gibraltar stock option or the termination and cancellation thereof.

Restricted Stock Awards

At the effective time of the merger, each award of Gibraltar restricted common stock subject to vesting, repurchase or other lapse restriction granted under the Gibraltar equity plan, whether time-vesting or performance-based, whether vested or unvested, that is outstanding immediately prior to the effective time, will be fully earned and vested and holders of each share of common stock issued pursuant to the Gibraltar restricted stock award will be entitled to the same treatment as each share of Gibraltar common stock under the merger agreement.

Closing and Effective Time of Merger

The parties expect that the merger will be consummated in the first quarter of 2018, or, if delays occur, as soon as possible after the receipt of all regulatory and stockholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. For more information, see “—Conditions to Complete the Merger” below. However, neither IBERIABANK Corporation nor Gibraltar can guarantee when or if the merger will be completed. If the merger is not consummated by October 19, 2018, the merger agreement may be terminated by either Gibraltar or IBERIABANK Corporation, subject to certain exceptions. For more information, see “—Termination” below.

The merger will become effective as of the date and time as set forth in the certificate of merger to be issued by the Louisiana OFI. The closing of the transactions contemplated by the merger agreement will occur at 9:00 a.m., Eastern Time, on the last business day of the calendar month following the month in which the last of the conditions set forth in the merger agreement is satisfied or waived, or another date or time mutually agreed in writing by the parties.

Conversion of Shares and Exchange of Certificates; Withholding and Dividends and Distributions

The conversion of Gibraltar common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. At or promptly after the effective time of the merger, IBERIABANK Corporation will deposit (or cause to be deposited) with its exchange agent evidence of shares of IBERIABANK Corporation common stock in book-entry form (or, at IBERIABANK Corporation’s option, stock certificates) and the estimated amount of cash to be paid in lieu of fractional shares of IBERIABANK Corporation common stock. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Gibraltar common stock.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within five business days thereafter, the exchange agent will mail to each holder of record of Gibraltar common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of Gibraltar common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Gibraltar common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by IBERIABANK Corporation or its exchange agent, the posting of a bond in an amount as IBERIABANK Corporation or its exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Gibraltar of shares of Gibraltar common stock that were issued and outstanding immediately prior to the effective time of the merger.

Fractional Shares

IBERIABANK Corporation will not issue any fractional shares of IBERIABANK Corporation common stock in the merger. Instead, a stockholder of Gibraltar who otherwise would have received a fraction of a share of IBERIABANK Corporation common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the arithmetic mean of the daily volume weighted average trading prices of IBERIABANK Corporation Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the ten trading days ending on the business day prior to the closing date of the merger by (ii) the fraction of a share (rounded to the nearest cent) of IBERIABANK Corporation common stock which such stockholder of Gibraltar would otherwise be entitled to receive, after aggregating all IBERIABANK Corporation common stock held by such stockholder of Gibraltar.

Withholding

IBERIABANK Corporation and the exchange agent will be entitled to deduct and withhold from any merger consideration or any payments due to holders of Gibraltar equity awards, cash in lieu of fractional shares, cash dividends or distributions payable, or any other amounts otherwise payable pursuant to the merger agreement to any holder of Gibraltar common stock or Gibraltar equity awards the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Gibraltar common stock or Gibraltar equity awards from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to IBERIABANK Corporation common stock will be paid to the holder of any unsurrendered certificates of Gibraltar common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of IBERIABANK Corporation common stock that the shares of Gibraltar common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between IBERIABANK Corporation, IBERIABANK and Gibraltar rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by IBERIABANK Corporation.

Therefore, the representations and warranties and other provisions of the merger agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of IBERIABANK Corporation, IBERIABANK or Gibraltar or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 79. IBERIABANK Corporation will provide additional disclosure in its public reports to the extent it is or becomes aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required under federal securities laws.

The merger agreement contains a number of customary representations and warranties by IBERIABANK Corporation, IBERIABANK and Gibraltar regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind, including with respect to the following matters:

•	organization, existence, and corporate power and authority of each of the parties;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	financial statements;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•	absence of agreements with regulatory authorities; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, certain representations and warranties relating to a number of matters are made only by Gibraltar, including with respect to:

•	absence of undisclosed liabilities;

•	internal controls and books and records;

•	employee and employee benefit matters;

•	certain material contracts;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities;

•	real property;

•	intellectual property and information security matters;

•	opinion from financial advisor;

•	loan matters;

•	insurance matters;

•	related party transactions;

•	inapplicability of takeover statutes;

•	tax matters; and

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Certain representations and warranties of the parties are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Gibraltar or IBERIABANK Corporation, means (1) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of such person to consummate, or prevents or materially delays the closing of the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so, or (2) only in the case of Gibraltar, the commencement of, or threat in writing, by a governmental entity with jurisdiction over banking activities of a claim, suit, action or proceeding against Gibraltar.

For the purposes of determining the existence of a material adverse effect with respect to Gibraltar for purpose of clause (1) of the foregoing definition of “material adverse effect,” none of the following events, changes, circumstances, occurrences, effects or states of fact will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent:

•	generally affecting banks or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets;

•	any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Bank or any of its Subsidiaries);

•	reflecting or resulting from changes in law or U.S. generally accepted accounting principles (which we refer to as “GAAP”) or regulatory accounting requirements or published interpretations thereof, in each case after the date of the merger agreement, generally affecting banks; or

•	demonstrably resulting from the announcement or pendency of the transactions contemplated by the merger agreement.

However, with respect to the matters described in the first, second and third bullets above, such event, change, circumstance, occurrence, effect or state of facts may be taken into account to the extent it has a disproportionately adverse effect on Gibraltar and its subsidiaries, taken as a whole, as compared to similarly situated banks.

For the purposes of determining the existence of a material adverse effect with respect to IBERIABANK Corporation for purpose of clause (1) of the foregoing definition of “material adverse effect,” none of the following events, changes, circumstances, occurrences, effects or states of fact will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent:

•	affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets;

•	any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of IBERIABANK Corporation or any of its subsidiaries);

•	reflecting or resulting from changes in law or GAAP or regulatory accounting requirements or published interpretations thereof, in each case after the date hereof, generally affecting banks, bank holding companies or financial holding companies;

•	demonstrably resulting from the announcement or pendency of the transactions contemplated by the merger agreement;

•	any failure by IBERIABANK Corporation to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of IBERIABANK Corporation’s capital stock;

•	any downgrade in rating of any debt or debt securities of IBERIABANK Corporation or any of its subsidiaries; or

•	any legal claims asserted or other action, suit, claim or proceeding by any holder of shares of IBERIABANK Corporation common stock arising out of or relating to the merger agreement.

However, with respect to the matters described in the first, second and third bullets above, such event, change, circumstance, occurrence, effect or state of facts may be taken into account to the extent it has a disproportionately adverse effect on IBERIABANK Corporation and its subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies. In addition, with respect to the matters described in the fifth and sixth bullets above, the facts and circumstances giving rise to such failure, decrease, change or downgrade that are not otherwise excluded from the definition of a material adverse effect with respect to IBERIABANK Corporation pursuant to the other clauses thereof may be taken into account in determining whether there has been a material adverse effect with respect to IBERIABANK Corporation.

All representations and warranties of the parties terminate upon the consummation of the merger.

Conduct of Business Pending the Merger

Restrictions on Gibraltar

The merger agreement contains various restrictions on the operations of Gibraltar before the effective time of the merger. In general, and subject to other specified exceptions, without the prior written consent of IBERIABANK Corporation (such consent not to be unreasonably withheld, conditioned or delayed), the merger agreement obligates Gibraltar to, and to cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organization, maintain in effect all permits existing as of the date of the merger agreement;

•	preserve its assets, rights and properties in good repair and condition; and

•	preserve its relationships with customers, suppliers and others having business dealings with it.

In addition, Gibraltar has agreed that, subject to certain exceptions, without the prior written consent of IBERIABANK Corporation (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to, among other things:

•	amend, authorize or propose to amend its articles of association or bylaws (or similar organizational documents);

•	set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests, other than dividends from a wholly owned subsidiary of Gibraltar to another wholly owned subsidiary of Gibraltar;

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests or voting securities of Gibraltar or its subsidiaries or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities;

•	split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Gibraltar or its subsidiaries on a deferred basis or other rights linked to the value of shares of Gibraltar common stock, including pursuant to contracts as in effect on the date of the merger agreement;

•	(i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than $80,000 in annual cash compensation or (ii) terminate any employee above the level of Vice President other than for “cause”;

•	grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or communicate any intention to take such action), except (i) to make changes that are required by applicable law, (ii) in the case of employees with a base salary of less than $80,000 as of the date of the merger agreement, for any merit-based increases in base salary in the ordinary course of business consistent with past practice, not to exceed 2% in the aggregate for all employees and (iii) to satisfy contractual obligations existing as of the date of the merger agreement under any Gibraltar benefit plans;

•	(i) enter into, establish, adopt, amend, modify or renew any Gibraltar benefit plan, or any trust agreement (or similar arrangement) related thereto, (ii) take any action to accelerate the vesting or exercisability of any compensation or benefits payable under any Gibraltar benefit plans, (iii) fund or in any other way secure or fund the payment of compensation or benefits under any Gibraltar benefit plan, (iv) change the manner in which contributions to any Gibraltar benefit plan are made or determined or (v) add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), in each case of clauses (i)–(v), except as may be required by applicable law or to satisfy contractual obligations existing as of the date of the merger agreement, including pursuant to the terms of any Gibraltar benefit plan;

•	sell, license, lease, transfer, subject to a lien, abandon or allow to lapse or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties, except for transfers (including sales) in the ordinary course of business consistent with past practice;

•

(i) make any acquisition of or investment in any other person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital or (ii) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly-owned subsidiary of Gibraltar; except for (A) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (B) in a fiduciary or similar capacity in the ordinary and usual course of business consistent with past practice and (C) loans purchased or extended in accordance with the merger agreement and purchases of investment securities for portfolio management purposes;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	other than in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, fail to renew, cancel or extend any material contract or any contract with consultants involving annual payments by Gibraltar or any of its subsidiaries of $50,000 or more (other than such contracts that contain a term of no more than one year and which relate to regulatory or compliance or related matters) or expressly waive any material benefits under any material contract or any such other contract or (ii) enter into any contract that if in effect on the date of the merger agreement would have been a material contract or any contract with any broker or finder in connection with the transactions or any lease that is not a material contract but calls for payments of $125,000 or more by Gibraltar or its subsidiaries;

•	(i) settle any claim, suit, action or proceeding against it, except for a claim, suit, action or proceeding that is settled in the ordinary course of business consistent with past practice in an amount and for an aggregate cost to Gibraltar not in excess of $250,000 and that would not impose any material non-monetary restriction on the business of Gibraltar or its subsidiaries or, after the closing date of the merger, IBERIABANK Corporation or its affiliates or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•	change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law and as approved in writing by Gibraltar’s independent public accountants;

•	charge-off (except as may otherwise be required by applicable law or by any governmental entity or by GAAP) any material credit, or make or enter into any commitments to make any credit which varies materially from its written credit policies which were provided to IBERIABANK Corporation;

•	change its loan loss reserve methodology, inputs or assumptions in a way which varies materially from its credit risk policies, prior practices or observable trends in its portfolio, in any case except as may be required by law, a governmental entity or GAAP;

•	settle or compromise any material liability for taxes, amend any material tax return, make or change any material tax election, file any material tax return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions to consummation of the merger not being satisfied in a timely manner, in each case except (with prior notice to IBERIABANK Corporation) as may be required by applicable law;

•	except for loans or commitments for loans (or renewals or extensions thereof) that have previously been approved by Gibraltar prior to the date of the merger agreement, make or acquire any loan or issue a commitment (or renew or extend an existing loan or commitment) for (i) any new secured loan (or any increase in such a loan) in excess of $5,000,000 in the aggregate to a single borrower, or any new unsecured loan (or any increase in such a loan) in excess of $1,000,000 in the aggregate to a single borrower, (ii) any loan that is not made in conformity, in all material respects, with Gibraltar’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (iii) any loan renewal, other than a renewal with the same collateral, guarantors, materially similar financials and ratios and term (not to exceed the lesser of such loan’s original term or five (5) years, except as required by applicable law);

•	extend additional funds shall to a loan classified as “criticized,” or renew any “criticized” loan renewed beyond ninety days;

•	(i) make or commit to make any new capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than letters of credits, endorsements for collection, deposits and similar liabilities in the ordinary course of business consistent with past practice and indebtedness of Gibraltar’s subsidiaries to Gibraltar) or (iii) enter into any securitizations of loans or create any special purpose funding or variable interest entity;

•	enter into any new line of business or change its lending, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies or practices in any material respect other than as required by law or any “bank regulatory agreement” (as defined in the merger agreement);

•	foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other hazardous materials regulated under environmental laws;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch office or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other facility or permit the revocation or surrender of its certificate of authority to maintain any such facility, except as may be required by any governmental entity;

•	except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously provided to IBERIABANK Corporation, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its executive officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its executive officers or directors, other than agreements and arrangements relating to loans, deposits, trust department services and other traditional banking products and services in the ordinary course of the business of Gibraltar and on terms comparable to the terms generally offered to third party customers, and in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted by the restrictions described in this section titled “Conduct of Business Pending the Merger”;

•	materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	fail to use commercially reasonable efforts to take any action that is required by a bank regulatory agreement (including any action otherwise prohibited or restricted by the restrictions described in this section titled “Conduct of Business Pending the Merger”), or willfully take any action that violates a bank regulatory agreement;

•	(i) purchase any equity securities, or purchase any securities other than securities: (A) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (B) with a weighted average life of not more than three years and (C) otherwise in the ordinary course of business consistent with past practice or (ii) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other person;

•	recognize any union or other labor organization as the representative of any of the employees of Gibraltar or any of its subsidiaries, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable law;

•	conduct or announce any facility closure, layoffs, reduction in force or other employment terminations sufficient in number to trigger the Worker Adjustment and Retraining Notification Act of 1988 or similar law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

•	change its service providers or vendors for its “IT assets” (as defined in the merger agreement); or

•	enter into any contract with respect to or otherwise agree or commit to take any actions that are restricted as described in this section titled “Conduct of Business Pending the Merger.”

Restrictions on IBERIABANK Corporation

The merger agreement contains various restrictions on the operations of IBERIABANK Corporation before the effective time of the merger. In general, and subject to other specified exceptions, without the prior written consent of Gibraltar (such consent not to be unreasonably withheld, conditioned or delayed), the merger agreement obligates IBERIABANK Corporation to:

•	use commercially reasonable efforts to preserve intact its business organization, maintain in effect all permits existing as of the date of the merger agreement;

•	preserve its assets, rights and properties in good repair and condition; and

•	preserve its relationships with customers, suppliers and others having business dealings with it.

In addition, IBERIABANK Corporation has agreed that, subject to certain exceptions, without the prior written consent of Gibraltar (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its significant subsidiaries to, among other things:

•	amend, authorize or propose to amend its articles of association or bylaws (or similar organizational documents) in a manner that would adversely affect the holders of Gibraltar common stock (upon their acquisition of IBERIABANK Corporation common stock) relative to other holders of IBERIABANK Corporation common stock;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions to consummation of the merger not being satisfied in a timely manner, in each case except (with prior notice to Gibraltar) as may be required by applicable law; or

•	enter into any contract with respect to or otherwise agree or commit to take any actions that are restricted as described in this section titled “Conduct of Business Pending the Merger.”

Employee Matters

Each individual who is an employee of Gibraltar or its subsidiaries as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of IBERIABANK Corporation or IBERIABANK (each such employee referred to as a “continuing employee”) at the effective time of the merger. At the effective time, each continuing employee will be entitled to aggregate target cash compensation opportunities and employee benefits (other than with respect to equity-based, change in control, or transaction-based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits) that are substantially comparable to those provided to such employees as of immediately prior to the effective time. All continuing employees will be given credit for service at Gibraltar or its subsidiaries for all purposes (but not for pension benefit accrual purposes) under IBERIABANK Corporation’s benefit plans to the same extent each such employee was entitled to credit for such service under a similar Gibraltar benefit plan. Additionally, continuing employees will be immediately eligible to participate, without any waiting time, in IBERIABANK Corporation’s benefit plans and all pre-existing conditions exclusions and actively-at-work requirements IBERIABANK Corporation’s benefit plans providing medical, dental, pharmaceutical, vision or similar benefits will be waived for continuing employees and their dependents to the same extent as under similar Gibraltar benefit plans, Any continuing employee who becomes eligible for severance under the terms of “IBERIABANK Corporation’s severance pay plan” (as defined in the merger agreement) prior to the first anniversary of the merger date shall receive a severance payment from IBERIABANK Corporation equal to (x) two weeks of base salary for each year of service (up to twenty-six weeks) for the entire time he or she was an employee of Gibraltar or its subsidiaries as if he or she were an employee of IBERIABANK for such period and (y) subsidized COBRA benefits for a period of three months in accordance with the IBERIABANK severance pay plan.

Unless IBERIABANK Corporation requests otherwise prior to the merger date, Gibraltar will terminate any 401(k) defined contribution plan maintained by Gibraltar or its subsidiaries as of or immediately prior to the effective date of the merger.

Efforts to Complete the Merger; Regulatory Approvals Required for the Merger

General

Gibraltar, IBERIABANK Corporation and IBERIABANK have agreed to use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts to resist, contest or defend any lawsuits, claims or proceedings (including administrative ones) challenging the transactions contemplated by the merger agreement or the completion of the merger, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that could restrict prevent or prohibit the consummation of the merger. However, neither IBERIABANK Corporation nor its affiliates is required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any required regulatory approval that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of (x) Gibraltar and its subsidiaries, taken as a whole, or (y) IBERIABANK Corporation and its subsidiaries, taken as a whole, following the consummation of the merger (which we refer to as a “burdensome condition”).

Regulatory Approvals

Gibraltar, IBERIABANK Corporation and IBERIABANK have agreed to use their reasonable best efforts to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental entities that are necessary to consummate the merger, and will make all necessary filings in respect of those regulatory approvals as soon as practicable but in no event later than thirty days following the date of the merger agreement. The required regulatory approvals include the approval of the Board of Governors of the Federal Reserve System and the Commissioner of the Office of Financial Institutions of the State of Louisiana, as described in “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 45. The merger cannot be completed until such approvals have been obtained and applicable waiting periods have expired. IBERIABANK Corporation and IBERIABANK cannot assure that there will not be any litigation challenging the approvals. IBERIABANK Corporation and IBERIABANK also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Agreement to Not Solicit Other Offers

Pursuant to the merger agreement, Gibraltar has agreed to, and has agreed to cause its subsidiaries and their respective representatives to, (1) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, (2) terminate access to any physical or electronic data rooms relating to any potential acquisition proposal, (3) request the prompt return or destruction of all confidential information previously furnished in connection with any potential acquisition proposal and (4) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any acquisition proposal to which it or any of its affiliates or representatives is a party, and shall enforce the provisions of such agreement.

Pursuant to the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any inquiry, proposal or offer with respect to a, or any, tender or exchange offer to acquire 20% or more of the voting power in Gibraltar or any of its subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving Gibraltar or any of its subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of the Gibraltar common stock or securities convertible or exchangeable for shares of Gibraltar common stock whether or not such securities are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, Gibraltar or any of its subsidiaries, in each case, whether in one or any series of related transactions and whether from one person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

In addition, until the merger is completed or the merger agreement is terminated, Gibraltar has agreed that it will not, and will cause its subsidiaries, and its and their directors, officers and employees not to, and will use and cause its subsidiaries to use their reasonable best efforts to cause their respective other representatives not to, directly or indirectly:

•	solicit, initiate, endorse or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish non-public information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of Gibraltar or any of its subsidiaries in connection with any acquisition proposal;

•	approve or recommend any acquisition proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to result in, any acquisition proposal.

However, if prior to the adoption and approval of the merger proposal by Gibraltar’s stockholders, Gibraltar receives an unsolicited written acquisition proposal that Gibraltar’s board of directors believes in good faith to be bona fide and that did not result from a breach of the provisions of the merger agreement described above, (2) Gibraltar’s board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and (3) Gibraltar’s board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions described below would be reasonably likely to violate its fiduciary duties under applicable law, then Gibraltar may and may authorize its subsidiaries and its and their representatives to:

•	furnish non-public information to such person to the person making such acquisition proposal pursuant to a confidentiality agreement containing terms substantially similar to, and no less favorable to Gibraltar than, those set forth in the confidentiality agreement between it and IBERIABANK Corporation, provided that Gibraltar must concurrently provide IBERIABANK Corporation any non-public information concerning Gibraltar or its subsidiaries that is provided to any person and that was not previously provided to IBERIABANK Corporation; and

•	participate in discussions or negotiations with the person making such acquisition proposal and such person’s representatives regarding such acquisition proposal.

Pursuant to the merger agreement, a “superior proposal” means an unsolicited bona fide written acquisition proposal that the Gibraltar board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated would be more favorable to the stockholders of Gibraltar from a financial point of view that then transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by IBERIABANK Corporation in response to such proposal), (B) is not subject to any financing or other material contingency (other than the receipt of necessary regulatory approvals) and (C) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Change in Board Recommendation

Except as expressly permitted by the merger agreement, neither the Gibraltar board of directors (nor any committee thereof) may:

•	withhold or withdrawn (or modify or qualify in any manner adverse to IBERIABANK Corporation) the recommendation of the Gibraltar board of directors that Gibraltar’s stockholders adopt and approve the merger proposal (referred to as the “board recommendation”), or publicly propose to do any of the foregoing;

•	fail to include the board recommendation in this proxy statement/prospectus; or

•	adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any acquisition proposal.

The actions described in the bullet points above are referred to in this proxy statement/prospectus as an “adverse recommendation change.”

However, before Gibraltar’s stockholders adopt and approve the merger proposal at the special meeting, Gibraltar’s board of directors may make an adverse recommendation change provided that:

•	Gibraltar gives IBERIABANK Corporation at least ten business days’ prior written notice of its intention to make an adverse recommendation change and specifies in reasonable detail the basis giving rise to its determination to take such action (including, in the event such action is taken by Gibraltar’s board of directors in response to a superior proposal, the latest material terms and conditions of (including a copy of the most recent proposed acquisition agreement, if any), and the identity of the third party making, any such superior proposal, or describe in reasonable detail such other event or circumstances);

•	After providing such notice and prior to making an adverse recommendation change, during the ten business day period referred to above, if requested by IBERIABANK Corporation, Gibraltar and its representatives must engage in good faith negotiations with IBERIABANK Corporation and its representatives to enable IBERIABANK Corporation to revise the terms of the merger agreement in such a manner that (1) in the case of a superior proposal, it would cause such proposal to no longer constitute a superior proposal or (2) in any other event, it would not reasonably be likely to violate the fiduciary duties of Gibraltar’s board of directors to continue to recommend the merger proposal as the merger agreement is so amended or modified (provided that in no event shall Gibraltar be obligated to enter into any such amendment or modification of the merger agreement); and

•	at the end of such ten business day period, Gibraltar’s board of directors, after consultation with its outside counsel and its independent financial advisor, again determines in good faith that (1) in the case of a superior proposal, it continues to constitute a superior proposal and (2) in any event, it would reasonably be likely to violate the fiduciary duties of the Gibraltar board of directors under applicable law to continue to recommend the merger proposal.

Any amendment to the financial terms or any other material change to the terms of a superior proposal will require Gibraltar to deliver a new notice of adverse recommendation change and to comply with the requirements in the bullets above, provided that the subsequent notice period will only be five business days instead of ten business days.

Stockholder Meeting

Gibraltar has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption and approval of the merger proposal as promptly as reasonably practicable. Gibraltar’s board of directors has agreed to take all action necessary to obtain from its stockholders the vote required to adopt and approve the merger proposal, including by recommending to its stockholders (and including such recommendation in this proxy statement/prospectus) that they adopt and approve the merger proposal. Gibraltar must adjourn or postpone such meeting if there are insufficient shares of Gibraltar common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Gibraltar has not received proxies representing a sufficient number of shares necessary for adoption and approval of the merger proposal, and subject to the terms and conditions of the merger agreement, Gibraltar is required to continue to use all reasonable best efforts to solicit proxies from stockholders in favor of the vote required to adopt and approve the merger proposal.

However, if Gibraltar’s board of directors has made an adverse recommendation change as permitted by the merger agreement as described above, then Gibraltar may (but shall not be required to) submit the merger proposal to its stockholders without recommendation (although the resolutions approving and adopting the merger proposal may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its stockholders in this proxy statement/prospectus or a supplemental amendment hereto to the extent required by law. Notwithstanding any adverse change of recommendation, unless the merger agreement has been terminated in accordance with its terms, Gibraltar is required to call a meeting of its stockholders and to submit the merger proposal to a vote of such stockholders.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of IBERIABANK common stock to be issued in the merger, access to information, public announcements with respect to the transaction contemplated by the merger, and advise of changes, litigation and claims.

Conditions to Complete the Merger

The respective obligations of IBERIABANK Corporation, IBERIABANK and Gibraltar to complete the merger are subject to various conditions. The conditions include the following:

•	Gibraltar stockholders must have approved and adopted the merger proposal by the requisite vote in accordance with the merger agreement and applicable law;

•	holders of not more than 10% of the Gibraltar common stock shall have exercised their statutory dissenters rights;

•	all requisite regulatory approvals and consents must have been obtained (i) on terms and conditions that would not impose any burdensome condition and (ii) without any governmental entity with jurisdiction over IBERIABANK Corporation or its subsidiaries to have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the transactions, which upon compliance therewith would constitute a burdensome condition, and all waiting periods required by law must have expired;

•	the absence of any order by a court, or similar action by a regulatory authority or other governmental entity that enjoins or prohibits the transactions;

•	the registration statement covering the IBERIABANK Corporation shares to be issued pursuant to the merger agreement, of which this proxy statement/prospectus is a part, shall have become effective under the Securities Act of 1933 and no stop order for the registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC;

•	the shares of IBERIABANK Corporation common stock to be issued in the merger must be approved for listing on NASDAQ, subject to official notice of issuance;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect); and

•	the receipt by such party of an opinion of legal counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived. Neither IBERIABANK Corporation, IBERIABANK nor Gibraltar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has reason to believe that any of these conditions will not be satisfied.

Termination

The merger agreement may be terminated at any time prior to the closing, before or after the adoption and approval of the merger proposal by Gibraltar stockholders, for various reasons, including the following:

•	by the mutual written consent of Gibraltar and IBERIABANK Corporation;

•	by either IBERIABANK Corporation or Gibraltar, if the merger shall not have been completed on or before October 19, 2018 (which we refer to as the “outside date”), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any provision of the merger agreement;

•	by either IBERIABANK Corporation or Gibraltar, if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

•	by IBERIABANK Corporation or Gibraltar, if the stockholder adoption and approval of the merger proposal is not obtained at the Gibraltar stockholders’ meeting, or at any adjournment or postponement thereof, at which a vote on the adoption and approval of the merger proposal was taken;

•	by IBERIABANK Corporation or Gibraltar, if any governmental entity that must grant a required regulatory approval has denied approval of the consummation of the transactions by final, nonappealable action of such governmental entity;

•	by IBERIABANK Corporation or Gibraltar, if the other party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions to close and (B) cannot be or has not been cured or has not been waived by the earlier of (1) October 19, 2018 and (2) thirty days after the giving of written notice to the other party of such breach or failure;

•	by IBERIABANK Corporation, if Gibraltar or its board of directors (or any committee thereof) has (A) effected any adverse recommendation change, (B) failed to recommend the merger and the adoption and approval of the merger proposal by the stockholders of Gibraltar, (C) materially breached its obligations not to solicit any other acquisition proposals in any respect adverse to IBERIABANK Corporation or (D) materially breached its obligations under the merger agreement to call, give notice of, convene and hold a special meeting of Gibraltar stockholders to adopt and approve the merger proposal;

•	by IBERIABANK Corporation, if a tender offer or exchange offer for 20% or more of the outstanding shares of Gibraltar common stock is commenced (other than by IBERIABANK Corporation or its subsidiaries), and Gibraltar’s board of directors recommends that the stockholders of Gibraltar tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days;

•	by IBERIABANK Corporation, if any action has been taken or any law has been enacted, entered, enforced or deemed applicable to the transactions, by any governmental entity, in connection with the grant of a requisite regulatory approval or otherwise, which imposes any burdensome condition, or if any governmental entity with jurisdiction over IBERIABANK Corporation or its subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the transactions, which upon compliance therewith would constitute a burdensome condition, in either case notwithstanding IBERIABANK Corporation’s compliance with the terms of the merger agreement to use commercially reasonable efforts to conduct its business in the usual, regular and ordinary course of business consistent with past practice, and so long as the time periods for appeals and request for reconsideration has run;

•	by IBERIABANK Corporation or Gibraltar, if the other party has experienced, or is reasonably likely to experience, a material adverse effect, which is not remedied or cured within thirty days after notice of intention to terminate is given by the terminating party, which notice shall specify the nature of the matter or matters constituting such material adverse effect and which are the basis of such intention; or

•	by IBERIABANK Corporation, if the measurement price is below $61.88 on the trading day immediately prior to the closing date.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that (1) each party will remain liable for any liabilities or damages out of its intentional breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information. For purposes of the merger agreement, an “intentional breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of the merger agreement.

Termination Fee

Gibraltar will pay to IBERIABANK Corporation a termination fee of $9.2 million (referred to as the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that prior to the termination of the merger agreement, an acquisition proposal (whether or not conditional) or intention to make an acquisition proposal (whether or not conditional) shall have been made directly to Gibraltar’s stockholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of Gibraltar or its board of directors and (A) either (1) thereafter the merger agreement is terminated by either party because the merger has not been completed prior to the outside date, (2) thereafter the merger agreement is terminated by either party because the special meeting to adopt and approve the merger proposal (including any postponements or adjournments thereof) concludes without obtaining the required Gibraltar stockholder vote to adopt and approve the merger proposal or (3) thereafter the merger agreement is terminated by IBERIABANK Corporation as a result of a breach of the merger agreement by Gibraltar that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (B) prior to the date that is fifteen months after the date of such termination, Gibraltar enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as referred to above), then Gibraltar will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay IBERIABANK Corporation, by wire transfer of same day funds, the termination fee (provided that for purposes of the foregoing, all references in the definition of “acquisition proposal” to “20%” will instead refer to “50%”).

•	In the event that the merger agreement is terminated by IBERIABANK Corporation because Gibraltar or its board of directors (or any committee thereof) has (A) effected any adverse recommendation change, (B) failed to recommend the merger and the adoption and approval of the merger proposal by the stockholders of Gibraltar, (C) materially breached its obligations not to solicit any other acquisition proposals in any respect adverse to IBERIABANK Corporation or (D) materially breached its obligations under the merger agreement to call, give notice of, convene and hold a special meeting of Gibraltar stockholders to adopt and approve the merger proposal.

•	In the event that the merger agreement is terminated by IBERIABANK Corporation because a tender offer or exchange offer for 20% or more of the outstanding shares of Gibraltar common stock is commenced (other than by IBERIABANK Corporation or its subsidiaries), and Gibraltar’s board of directors recommends that the stockholders of Gibraltar tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten business days.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended or modified at any time, before or after the adoption and approval of the merger proposal by the stockholders of Gibraltar, by mutual agreement, except that after the adoption and approval of the merger proposal by Gibraltar’s stockholders, there may not be, without further adoption and approval of such stockholders, any amendment or modification of the merger agreement or any portion thereof that requires further adoption and approval under applicable law.

At any time prior to the effective time of the merger, the parties may, by action taken or authorized by their respective board of directors, to the legally allowed, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement or any document delivered pursuant to the merger agreement or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement. Under federal law, the stockholders of Gibraltar must approve any amendment to the merger agreement except as expressly authorized by such stockholders in connection with approval of the merger.

Fees and Expenses

IBERIABANK Corporation, IBERIABANK and Gibraltar will each pay their own costs and expenses in connection with the merger and the transactions contemplated thereby.

VOTE ON ADJOURNMENT OF THE SPECIAL MEETING

If, at the special meeting, the number of shares of Gibraltar common stock present or represented and voting in favor of the adoption and approval of the merger proposal is insufficient to constitute a quorum or to adopt and approve the merger proposal, Gibraltar intends to move to adjourn the special meeting in order to solicit additional proxies for the adoption and approval of the merger proposal.

In order to allow proxies that have been received by Gibraltar at the time of the special meeting to be voted for an adjournment, Gibraltar has submitted to its holders of common stock for their consideration the question of adjournment if necessary or appropriate to solicit additional proxies to adopt and approve the merger proposal.

If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors unanimously recommends that holders of Gibraltar common stock vote “FOR” the approval of the adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND

EXECUTIVE OFFICERS OF GIBRALTAR

The following table sets forth the amount and percent of shares of Gibraltar common stock that, as of November 30, 2017, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Gibraltar board of directors, by each of Gibraltar’s named executive officers, by all of Gibraltar’s directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to Gibraltar to be a “beneficial owner” of more than 5% of the outstanding shares of Gibraltar common stock as of that date. Shares of Gibraltar restricted common stock subject to vesting, repurchase or other lapse restriction granted under the Gibraltar equity plan are considered to be outstanding and beneficially owned by the person holding such restricted stock. Unless otherwise indicated, the address of each named person is c/o Gibraltar Private Bank & Trust Company, 55 Alhambra Plaza, Coral Gables, Florida 33134.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Directors and Executive Officers of Gibraltar
Gail Birks	1,603	(2)	*
Eduardo Cisneros	102,003	(3)	7.23%
Robert Dickinson	12,003	(4)	*
James Dyke	103,603	(5)	7.34%
Miquel Farra	501	(6)	*
Adolfo Henriques	27,365		1.94%
David Kirkland	21,503	(7)	1.52%
Angel Medina	6,000	(8)	*
Peter Raffalski	100	(9)	*
Ronald Stone	2,653	(10)	*
John Quill	501	(11)	*
All Directors and Executive Officers as a Group (11 persons)	277,735	(12)	19.67%
Other Beneficial Owners Exceeding 5%
MBF Partners Limited	128,630	(13)	9.11%
Scott GRAT No. 12, Dated 1/7/2016	73,600	(14)	5.21%
RonRuss Partners LTD	73,401	(15)	5.20%

*	Less than one percent
(1)	Percentages of Gibraltar common stock are based on 1,411,645 shares of Gibraltar Common Stock outstanding as of November 30, 2017. There are no options or other securities of Gibraltar that are currently exercisable or exercisable within 60 days.
(2)	Includes 100 unrestricted shares held joint tenants with her daughter and 1,503 restricted shares owned by Gail Birks directly.
(3)	Includes (i) 1,503 restricted shares owned by Eduardo Cisneros directly, and (ii) 100,500 unrestricted shares owned by 1947 Gibraltar Investments LLC, over which Mr. Cisneros has sole voting and investment power.
(4)	Includes 10,500 unrestricted shares and 1,503 restricted shares.
(5)	Includes (i) 1,503 restricted shares held by James Dyke directly, (ii) 79,880 shares owned by the Francis W. Dyke Family Trust, over which Mr. Dyke has sole voting and investment power and (iii) 22,220 shares held by Hillcrest LLP, over which Mr. Dyke has sole voting and investment power.
(6)	Includes 501 restricted shares.
(7)	Includes (i) 1,503 restricted shares owned by David Kirkland directly, (ii) 15,000 unrestricted shares owned by Chunky LLC, over which Mr. Kirkland has sole voting and investment power and (iii) 5,000 unrestricted shares owned by the Lila W. Kirkland Trust, over which Mr. Kirkland has sole voting and investment power.
(8)	Includes 6,000 restricted shares.
(9)	Includes 100 shares held in an IRA.
(10)	Includes (i) 600 shares held in an IRA, (ii) 550 non-restricted shares owned by Ronald Stone directly and (iii)1,503 restricted shares owned by Ronald Stone.
(11)	Includes 501 shares of restricted stock.
(12)	Includes the shares described in footnotes (2) through (11) above.
(13)	The shares owned by MBF Partners Limited are also deemed beneficially owned by Miguel Fernandez. The address of MBF Partners Limited is 121 Alhambra Plaza Suite 1100, Coral Gables, FL 33134.

(14)	Represents 73,600 unrestricted shares held by the Scott GRAT No. 12, which shares are also deemed beneficially owned by Rebecca J. Scott, as trustee. The address of each of Rebecca J. Scott and the Scott GRAT No. 12 is 1877 S. Federal Highway, Suite 310, Boca Raton, FL 33432.
(15)	The shares owned by RonRuss Partners LTD are also deemed beneficially owned by Russell Galbut. The address of each of Russell Galbut and RonRuss Partners LTD is 2200 Biscayne Blvd., Miami, FL 33137.

COMPARISON OF STOCKHOLDER RIGHTS

As a result of the proposed merger, holders of Gibraltar common stock will be exchanging their shares of a federal savings bank governed by the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), applicable OCC regulations and the federal stock charter and bylaws of Gibraltar, for shares of IBERIABANK Corporation, a Louisiana corporation governed by the Louisiana Business Corporation Act (the “LBCA”) and IBERIABANK Corporation’s articles of incorporation and bylaws. The below summary of the LBCA does not purport to be complete and is qualified in its entirety by reference to the full text of the LBCA. Certain differences exist between the rights of Gibraltar stockholders and those of IBERIABANK Corporation shareholders. The material differences are summarized below.

The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the LBCA and the applicable provisions of federal law, as well as to the articles of association and bylaws of Gibraltar and the articles of incorporation and bylaws of IBERIABANK Corporation, as applicable.

IBERIABANK Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of IBERIABANK Corporation more difficult.

The following description is a summary of the provisions of IBERIABANK Corporation’s articles of incorporation and bylaws, Gibraltar’s federal stock charter and bylaws, and certain provisions of Louisiana and federal law, as applicable. IBERIABANK Corporation has previously filed copies of its articles of incorporation and bylaws with the SEC. See “Where You Can Find More Information,” beginning on page 79, for information regarding how to review a copy of these documents. Copies of Gibraltar’s federal stock charter and bylaws are available upon request.

Authorized Capital Stock

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation authorize the issuance of 100,000,000 shares of common stock, par value $1.00 per share. As of December 31, 2017, there were 53,872,272 shares of IBERIABANK Corporation common stock issued and outstanding and 1,602,890 shares of common stock of IBERIABANK Corporation were reserved for issuance pursuant to IBERIABANK Corporation’s employee benefit and stock option plans. IBERIABANK Corporation’s articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock, par value $1.00 per share, of which 13,750 shares were issued and outstanding as of December 31, 2017.

Holders of IBERIABANK Corporation common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the LBCA and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Holders of IBERIABANK Corporation common stock have no preemptive or conversion rights and are not subject to further calls or assessment. There are no redemption or sinking fund provisions applicable to IBERIABANK Corporation common stock. The outstanding shares of IBERIABANK Corporation common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. IBERIABANK Corporation shareholders do not have cumulative voting rights in the election of directors.

IBERIABANK Corporation’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations. The authorized but unissued shares of IBERIABANK Corporation common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of IBERIABANK Corporation. In addition, the sale of a substantial number of shares of IBERIABANK Corporation common stock to persons who have an understanding with IBERIABANK Corporation concerning the voting of such shares, or the distribution or declaration of a common stock dividend to IBERIABANK Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of IBERIABANK Corporation.

IBERIABANK Corporation also is authorized to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. The IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock. The board of directors of IBERIABANK Corporation represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti- takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of IBERIABANK Corporation more difficult or costly. Subject to these limitations, the board of directors may issue preferred stock in connection with capital raising transactions, acquisitions, and joint ventures and for other corporate purposes that may have the effect of making such an acquisition more difficult or costly, as could also be the case if the board of directors were to issue additional shares of common stock.

Gibraltar. Gibraltar’s federal stock charter authorizes the issuance of 10,000,000 shares of common stock, par value $0.01 per share. As of January 8, 2018, there were 1,411,645 shares of Gibraltar common stock issued and outstanding and 51,000 shares of common stock of Gibraltar were reserved for issuance pursuant to Gibraltar’s employee benefit and stock option plans. Gibraltar’s articles of incorporation do not authorize the issuance of shares of preferred stock.

Holders of Gibraltar common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the HOLA and applicable OCC regulations and to receive the net assets of the corporation upon dissolution. Holders of Gibraltar common stock have no preemptive or conversion rights and are not subject to further calls or assessment. There are no redemption or sinking fund provisions applicable to Gibraltar common stock. The outstanding shares of Gibraltar common stock are fully paid and nonassessable. Gibraltar stockholders do not have cumulative voting rights in the election of directors.

Gibraltar’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws, rules or regulations. The authorized but unissued shares of Gibraltar common stock may be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. No shares of Gibraltar common stock (including shares issuable upon conversion, exchange, or exercise of other securities) may be issued, directly or indirectly, to officers, directors or controlling persons of Gibraltar other than as part of a general public offering or as qualifying shares to a director, unless such issuance has been approved by a majority of the total stockholder votes eligible to be cast at a meeting of Gibraltar stockholders.

Amendment of Charters and Bylaws

IBERIABANK Corporation. No amendment to the articles of incorporation of IBERIABANK Corporation will be made unless it is first approved by a majority of the board of directors and thereafter by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of preferred stock issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least 75% of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of preferred stock issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, nomination, election and removal of directors; preemptive rights; personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.

The articles of incorporation of IBERIABANK Corporation provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors then in office. Action by the shareholders requires the affirmative vote of a majority of the shares entitled to vote generally in the election of directors, as well as additional vote of preferred stock issued and outstanding; provided that the affirmative vote of 75% of the shares is required to amend bylaws relating to meetings of the board of directors.

Gibraltar. No amendment to the federal stock charter of Gibraltar will be made unless it is first proposed the Gibraltar board of directors, preliminarily approved by the OCC, and thereafter approved by the stockholders of Gibraltar common stock by a majority of the total votes eligible to be cast at a meeting of Gibraltar stockholders. An application to the OCC would be required to amend the charter of Gibraltar in a manner that would render more difficult or discourage a merger, tender offer, proxy contest, the assumption of control of Gibraltar, or the removal of incumbent management, or if the proposed amendment involves a significant issue of law or policy. In other instances, Gibraltar must notify the OCC of a proposed charter amendment at least 30 days before the proposed amendment is to be mailed for consideration by Gibraltar’s stockholders.

The affirmative vote of the holders of at least a majority of the total voters eligible to vote at a legal meeting of Gibraltar’s stockholders, unless a higher vote is otherwise required, is required to amend Gibraltar’s charter.

Bylaw amendments must be approved by either a majority vote of the board of directors or a majority of the votes cast by Gibraltar stockholders at a duly called meeting of Gibraltar stockholders. An application to the OCC would be required to amend the bylaws of Gibraltar in a manner that would render more difficult or discourage a merger, tender offer, proxy contest, the assumption of control of Gibraltar, or the removal of incumbent management, or if the proposed amendment involves a significant issue of law or policy. In other instances, Gibraltar must notify the OCC of a proposed amendment to the bylaws at least 30 days before the effective date of the proposed amendment.

Directors and Absence of Cumulative Voting

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that the number of directors shall be as specified in the bylaws. Currently, the bylaws specify 11 members. The directors do not need to be shareholders of IBERIABANK Corporation.

The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of IBERIABANK Corporation’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of IBERIABANK Corporation common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on IBERIABANK Corporation’s board of directors.

The provisions regarding election of IBERIABANK Corporation’s directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time- consuming to change majority control of the board, even if holders of a majority of the capital stock believe that a change in the composition of the board is desirable. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

The bylaws of IBERIABANK Corporation provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided that the shareholders will have the right at any special meeting called for that purpose prior to an action by the board of directors to fill the vacancy.

Gibraltar. Gibraltar’s charter provides that the number of directors shall be as specified in the bylaws, but shall not be fewer than five nor more than fifteen. Currently, the bylaws specify 10 members. The directors do not need to be stockholders of Gibraltar.

The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of Gibraltar’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

There is no cumulative voting on directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Gibraltar common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of common stock to obtain representation on Gibraltar’s board of directors.

The provisions regarding election of Gibraltar’s directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time- consuming to change majority control of the board, even if holders of a majority of the capital stock believe that a change in the composition of the board is desirable. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

The bylaws of Gibraltar provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the stockholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a board vacancy share serve until the next election of directors by the stockholders.

Removal of Directors

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation and bylaws provide that any director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of IBERIABANK Corporation entitled to vote.

Gibraltar. Gibraltar’s bylaws provide that any director may be removed for cause at a meeting of stockholders called expressly for that purpose, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal of such director would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.

Limitations on Director and Officer Liability

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its shareholders, (b) an intentional infliction of harm on the corporation or its shareholders, (c) a violation of Louisiana R.S. 12:1-833 (relating to unlawful distributions), or (d) an intentional violation of criminal law. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Gibraltar. Gibraltar’s charter and bylaws do not limit the personal liability of directors or officers for monetary damages. Under federal law, a director or officer of Gibraltar may be held personally liable for monetary damages in any civil action by, on behalf of, or at the request or direction of the FDIC acting in connection with a conservatorship or receivership of Gibraltar, for gross negligence or any similar conduct or conduct that demonstrates a greater disregard of a duty of care than gross negligence, including intentional tortious conduct.

In addition, under federal law, Gibraltar is generally prohibited from making any payment (or any agreement or arrangement to make any payment) for the benefit of any director or officer to pay or reimburse such person for any liability or legal expense with regard to any administrative proceeding or civil action instituted by any federal banking agency which results in a final order or settlement pursuant to which such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the affairs of Gibraltar, or is subject to a cease and desist action with respect to Gibraltar.

Indemnification

IBERIABANK Corporation. Generally, under Sections 12:1-851 through 12:1-859 of the LBCA, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

In the case of an action brought by or in the right of a corporation, the LBCA permits a corporation to indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The LBCA bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval.

The indemnification provisions of the LBCA require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit IBERIABANK Corporation’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

The articles of incorporation of IBERIABANK Corporation provide that IBERIABANK Corporation shall indemnify to the fullest extent permitted by law, any person who is or was a director or officer of IBERIABANK Corporation, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in actions or suits by or in the right of IBERIABANK Corporation, by reason of such service or the fact that such person is or was serving as a director, officer, employee or agent of another corporation or organization at the request of IBERIABANK Corporation against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of IBERIABANK Corporation and, with respect to any criminal action or proceeding, having no reasonable cause to believe that his or her conduct was unlawful. Advancement of expenses is conditioned upon a director or officer undertaking to repay such expenses if it is ultimately determined that such person was not entitled to indemnification. In addition, the LBCA requires that an advance of litigation expenses be made to a director or officer only upon a written affirmation of his good faith belief that he has met the relevant standard of conduct or that the proceeding involves only duty of care claims from which he has been exculpated.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. IBERIABANK Corporation maintains directors’ and officers’ insurance consistent with the provisions of the articles of incorporation. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to IBERIABANK Corporation’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, IBERIABANK

Corporation has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, IBERIABANK Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Gibraltar. The charter and bylaws of Gibraltar do not expressly provide for indemnification of Gibraltar directors and officers. Under federal law, Gibraltar may make or agree to make reasonable indemnification payments to a director or officer with respect to an administrative proceeding or civil action initiated by a federal banking agency only if Gibraltar’s board of directors, in good faith, determines in writing after due investigation and consideration that the director or officer acted in good faith and in a manner he/she believed to be in the best interests of Gibraltar and that the payment of such expenses will not materially adversely affect Gibraltar’s safety and soundness; the indemnification payments are not otherwise prohibited under federal law; and the director or officer agrees in writing to reimburse Gibraltar for any portion of the indemnification payments which subsequently become prohibited under federal law. A director or officer requesting indemnification payments from Gibraltar in connection with an administrative proceeding or civil action initiated by a federal banking agency may not participate in any way in the board’s discussion and approval of such payments, except that such director or officer may present his or her request to the board and respond to any inquiries from the board concerning his or her involvement in the circumstances giving rise to the administrative proceeding or civil action. In the event that a majority of the members of the board of directors are named as respondents in an administrative proceeding or civil action and request indemnification, the remaining members of the board may authorize independent legal counsel to review the indemnification request.

For actions not initiated by a Federal banking agency, Gibraltar is required to indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of Gibraltar for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including reasonable attorney’s fees. For a director or officer of Gibraltar to be entitled to such indemnification, final judgment on the merits of the action must be in his or her favor, or otherwise a majority of the disinterested directors of Gibraltar must determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Gibraltar or its stockholders. In addition, Gibraltar must give the OCC at least 60 days’ notice of its intention to make such indemnification.

If a majority of the directors of Gibraltar concludes that a person ultimately may become entitled to indemnification under applicable federal law, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Before making advance payment of expenses, Gibraltar must obtain an agreement that Gibraltar will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

Federal law authorizes Gibraltar to obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. However, Gibraltar may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

Special Meetings of Stockholders

IBERIABANK Corporation. Pursuant to the articles of incorporation, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 50% of the shares entitled to vote. The LBCA provides that a Louisiana corporation shall hold a special shareholder meeting if shareholders holding at least 10% of all votes entitled to be cast on an issue deliver an appropriate written demand.

Gibraltar. Under the bylaws, special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by OCC regulations, may be called at any time by the Chairman of the Board, the President or a majority of the board of directors. In addition, a special meeting of the stockholders must be called by the Chairman of the Board, the

President or the Secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of Gibraltar entitled to vote at the meeting. Such written request must state the purpose or purposes of the meeting and must be delivered to the home office of Gibraltar addressed to the Chairman of the Board, the President, or the Secretary.

Consent of Stockholders

IBERIABANK Corporation. Under the LBCA and the articles of incorporation, the consent in writing of shareholders to authorize corporate action, signed by all of the shareholders having voting power on the particular question, is sufficient for the purpose, without necessity for a meeting of shareholders.

Gibraltar. Under the bylaws, the consent in writing of stockholders to authorize corporate action, signed by all of the stockholders having voting power on the particular question, is sufficient for the purpose, without necessity for a meeting of stockholders.

Stockholder Nominations

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation establish advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBERIABANK Corporation’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBERIABANK Corporation wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least sixty days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder submitting the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) stockholdings, and (iv) other information required by SEC proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their stockholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify IBERIABANK Corporation in writing at least sixty days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name, address and stockholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by IBERIABANK Corporation at least one hundred and twenty days before the anniversary of the date that previous year’s proxy statement was first mailed to shareholders. As provided in SEC rules, if the annual meeting date has been changed by more than thirty days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before IBERIABANK Corporation begins to mail its proxy materials.

The procedures regarding shareholder nominations provide IBERIABANK Corporation’s board of directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of IBERIABANK Corporation or its shareholders.

Gibraltar. Gibraltar’s bylaws establish advance notice requirements for stockholder proposals and the nomination (other than by or at the direction of Gibraltar’s board of directors or one of its committees) of candidates for election as directors. A stockholder of Gibraltar wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing to the Secretary of Gibraltar at least five days prior to the date of the annual meeting. However, if the nominating committee of the Gibraltar board of directors shall fail or refuse to deliver its written nominations to the Secretary of Gibraltar at least 20 days prior to the date of the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

In addition, any stockholder may make any other proposal at a regularly scheduled annual meeting, but unless the stockholder proposal is stated in writing and filed with the Secretary of Gibraltar at least five days before the annual meeting, such proposal shall be tabled for action at an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter.

Action on Plan of Merger or Share Exchange

IBERIABANK Corporation. The LBCA provides that a plan of merger or share exchange must be approved by the board of directors and submitted to the shareholders for their approval. Unless the articles of incorporation or the board requires a greater vote, the plan of merger or share exchange must be approved by at least a majority of the votes entitled to be cast on the plan, and, if any class or series of shares is entitled to vote as a separate group, the approval of each such separate voting group by at least a majority of the votes entitled to be cast on the matter by that group. The articles of incorporation of IBERIABANK Corporation do not require a greater vote.

Gibraltar. Under OCC regulations, Gibraltar’s charter and its bylaws, a plan of merger or share exchange must be approved by the board of directors and submitted to the stockholders for their approval. Unless a greater vote is required, the plan of merger or share exchange must be approved by at least a majority of the votes entitled to be cast on the plan, and, if any class or series of shares is entitled to vote as a separate group, the approval of each such separate voting group by at least a majority of the votes entitled to be cast on the matter by that group. Pursuant to OCC regulations, a merger of Gibraltar into a state bank such as IBERIABANK, among other state-chartered entities, must be approved by the holders of at least two-thirds of the outstanding shares of each class of its capital stock. Gibraltar stockholders who dissent from such a merger may receive in cash the value of their shares if they comply with certain requirements, as described under the caption “The Merger—Dissenters’ Rights of Appraisal,” beginning on page 46.

Change of Control Provisions

IBERIABANK Corporation. Subject to various exceptions, the Bank Holding Company Act of 1956 (the “BHCA”) and the Change in Bank Control Act, together with related regulations, require Federal Reserve Board approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or

•	no other person owns a greater percentage of that class of voting securities immediately after the transactions.

IBERIABANK Corporation’s common stock is registered with the SEC under Section 12 of the 1934 Act. Federal Reserve Board regulation establish a procedure to challenge a rebuttable presumption of control.

The LBCA repealed the control share acquisition statute under the prior Louisiana Business Corporation Law which was replaced by the LBCA, as well as that Act’s air price business combination statute.

Gibraltar. The HOLA requires any “savings and loan holding company,” as defined in the HOLA, to obtain the approval of the Federal Reserve Board prior to the acquisition of more than 5% of Gibraltar common stock. Any person, other than a company, is required to provide prior notice to the OCC to acquire 10% or more of Gibraltar common stock under the Change in Bank Control Act. Any company holding more than 25% of Gibraltar common stock, having the power to elect a majority of Gibraltar’s directors or is otherwise determined by the Federal Reserve Board to exercise a “controlling influence” over Gibraltar, is subject to regulation as a savings and loan holding company under the HOLA. The HOLA also prohibits non-financial commercial firms from acquiring control of Gibraltar.

Gibraltar would also be subject to such approval and notice requirements for any acquisition by Gibraltar of shares of another savings association. If Gibraltar were to acquire more than 25% of another saving association’s common stock, the power to elect a majority of another saving association’s directors or is otherwise determined by the Federal Reserve Board to exercise a “controlling influence” over another savings association, Gibraltar would be subject to regulation as a savings and loan holding company under the HOLA.

Gibraltar must provide 30 days prior notice to the OCC to establish a new subsidiary, acquire control of an existing company or conduct a new activity through an existing subsidiary. Gibraltar must also conduct any activities of the subsidiary in compliance with regulations and orders of the OCC. The OCC has the power to require Gibraltar to divest any subsidiary or terminate any activity conducted by a subsidiary that the OCC determines to pose a serious threat to the financial safety, soundness or stability of the savings association or to be otherwise inconsistent with sound banking practices.

Appraisal Rights

IBERIABANK Corporation. Under the LBCA, shareholders of IBERIABANK Corporation do not have any rights of appraisal or dissent the right of appraisal or dissent so long as the shares of IBERIABANK Corporation common stock are either: (a) a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, or (b) traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by IBERIABANK Corporation’s subsidiaries, senior executive officers, and directors and by beneficial shareholders and voting trust beneficial owners owning more than 10% of such shares.

Gibraltar. A summary of appraisal rights available to holders of Gibraltar common stock can be found under the caption “The Merger—Dissenters’ Rights of Appraisal,” beginning on page 46.

Stockholders’ Rights to Examine Books and Records

IBERIABANK Corporation. Pursuant to the LBCA, upon written notice of a demand to inspect corporate records, a person or group of persons who are and have been shareholders of record of at least 5% of the outstanding shares of any class for at least six months is entitled to inspect corporate records at any reasonable time, assuming such demand is in good faith and for any proper and reasonable purpose. If IBERIABANK Corporation refuses to permit the inspection, the shareholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the shareholder qualified and is requesting the records in good faith and for a proper purpose.

Gibraltar. Under Gibraltar’s bylaws, a list of stockholders entitled to vote at each meeting of stockholders must be made at least 10 days before each such meeting, and kept on file at the home office of Gibraltar. The list of stockholders entitled to vote is subject to inspection by any stockholder at any time during usual business hours, for a period of 20 days prior to each stockholder meeting (or, if the record date established is less than 20 days prior, such lesser period beginning the day following the record date).

Capital Distributions

IBERIABANK Corporation. The LBCA permits distributions (which include share repurchases and dividends other than liquidating dividends) to be made by a corporation so long as (1) it can pay its debts as they become due in the ordinary course of business and (2) its total assets are not less than its total liabilities. Whether a distribution is permissible will be measured essentially at the earlier of the date of the payment (or, for payment pursuant to a promissory note, the date of the delivery of the note) or the date the shareholder ceases to be a shareholder.

Gibraltar. OCC regulations impose limitations upon all capital distributions by Gibraltar, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. OCC regulations require Gibraltar to file an application for approval of a capital distribution if Gibraltar were to not be eligible for expedited treatment of its filings with the OCC; if the total amount of all Gibraltar’s capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years; if Gibraltar would not be at least adequately capitalized, as determined under the OCC’s “Prompt Corrective Action” capital requirements following the distribution; or if the proposed capital distribution would violate any applicable statute, regulation, or regulatory agreement or condition.

If Gibraltar is not required to file an application, it may still be required to give the OCC notice of a capital distribution if Gibraltar would not be well capitalized, as determined under the OCC’s “Prompt Corrective Action” capital requirements following the distribution; or if the proposed capital distribution would reduce the amount of or retire any part of Gibraltar’s common stock or retire any part of debt instruments such as notes or debentures included in capital, other than regular payments required under a debt instrument.

The application or notice, as applicable, must be filed with the OCC at least 30 days before the proposed declaration of dividend or approval of the proposed capital distribution by its board of directors.

The OCC may prohibit a proposed dividend or capital distribution that would otherwise be permitted if it determines that following the distribution, Gibraltar would be undercapitalized, significantly undercapitalized, or critically undercapitalized, as determined under the OCC’s “Prompt Corrective Action” capital requirements; the proposed distribution would raise safety or soundness concerns; or the proposed capital distribution would violate any applicable statute, regulation or regulatory agreement or condition.

DESCRIPTION OF IBERIABANK CORPORATION CAPITAL STOCK

The following summary is a description of the material terms of IBERIABANK Corporation’s capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Louisiana Business Corporation Act, or the LBCA, and the articles of incorporation and bylaws of IBERIABANK Corporation, each as amended. You are urged to read those documents carefully. Copies of the articles of incorporation of IBERIABANK Corporation and the bylaws of IBERIABANK Corporation are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 79.

Authorized Capitalization

As of the date of this proxy statement/prospectus, IBERIABANK Corporation’s authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $1.00 per share; and

•	5,000,000 shares of serial preferred stock, par value $1.00 per share.

As of December 31, 2017, there were 53,872,272 shares of IBERIABANK Corporation common stock outstanding and 2,623 holders of record of IBERIABANK Corporation common stock. As of that date, 3,200,000 depositary shares, which represent fractional shares of IBERIABANK Corporation’s Series B Non-Cumulative Perpetual Preferred Stock, and 2,300,000 depositary shares, which represent fractional shares of IBERIABANK Corporation’s Series C Non-Cumulative Perpetual Preferred Stock, were issued and outstanding.

Upon completion of the merger, IBERIABANK Corporation would have approximately [●] shares of common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of IBERIABANK Corporation’s common stock expected to be issued in the merger (approximately [●] using an assumed exchange ratio of [●]) to the [●] shares of IBERIABANK Corporation common stock issued and outstanding as of [●].

Common Stock

Voting Rights. Holders of IBERIABANK Corporation common stock are entitled to one vote per share on all matters submitted for action by IBERIABANK Corporation’s shareholders. The holders of IBERIABANK Corporation common stock do not have cumulative voting rights in the election of IBERIABANK Corporation’s directors. Accordingly, the holders of more than 50% of the shares of IBERIABANK Corporation common stock can, if they choose to do so, elect all the directors of IBERIABANK Corporation. In such event, the holders of the remaining shares of common stock would not be able to elect any directors of IBERIABANK Corporation.

Dividend Rights. Holders of IBERIABANK Corporation common stock of are entitled to receive ratably dividends if, as and when dividends are declared from time to time by IBERIABANK Corporation’s board directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. In addition, the terms of the IBERIABANK Corporation’s outstanding junior subordinated debt securities prohibit it from declaring or paying any dividends or distributions on outstanding capital stock, or purchasing, acquiring or making a liquidation on such stock, if IBERIABANK Corporation has elected to defer interest payments on such debt.

Liquidation Rights. Upon IBERIABANK Corporation’s liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of IBERIABANK Corporation’s assets, holders of IBERIABANK Corporation’s common stock would be entitled to receive ratably assets available for distribution to shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Other Matters. Holders of IBERIABANK Corporation common stock have no preemptive or conversion rights and are not subject to further calls or assessment by IBERIABANK Corporation. There are no redemption or sinking fund provisions applicable to IBERIABANK Corporation’s common stock. All outstanding shares of IBERIABANK Corporation’s common stock, including the shares of common stock to be issued in the merger, are fully paid and non-assessable.

Preferred Stock

Shares of IBERIABANK Corporation preferred stock may be issued with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. Subject to certain representations, the IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The IBERIABANK Corporation board of directors has issued shares of Series B Non-Cumulative Perpetual Preferred Stock as well as Series C Non-Cumulative Perpetual Preferred Stock. Under the terms of the Series B and Series C preferred stock, IBERIABANK Corporation is prohibited from paying dividends on its common stock unless all full dividends for the latest dividend period on all outstanding shares of Series B and Series C preferred stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside.

EXPERTS

The consolidated financial statements of IBERIABANK Corporation at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in the Proxy Statement of Gibraltar Private Bank & Trust Company, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock to be issued in the merger will be passed upon by Jones Walker LLP, Washington, D.C., special counsel to IBERIABANK Corporation. It is a condition to the merger that IBERIABANK Corporation and Gibraltar receive opinions from each of Simpson Thacher & Bartlett LLP, New York, New York, and Broad and Cassel LLP, Miami, Florida, respectively, to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

WHERE YOU CAN FIND MORE INFORMATION

IBERIABANK Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, IBERIABANK Corporation files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. The reports and other information filed by IBERIABANK Corporation with the SEC are also available at IBERIABANK Corporation’s website located at www.iberiabank.com. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

IBERIABANK Corporation has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of IBERIABANK Corporation common stock to be issued to Gibraltar stockholders in connection with the merger. This proxy statement/prospectus is part of the registration statement on Form S-4 of IBERIABANK Corporation and is a prospectus of IBERIABANK Corporation and a proxy statement of Gibraltar for the Gibraltar special meeting.

The SEC allows IBERIABANK Corporation to “incorporate by reference” certain information into this proxy statement/prospectus. This means that IBERIABANK Corporation can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about IBERIABANK Corporation, and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by IBERIABANK Corporation (File No. 000-25756):

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

•	Current Reports on Form 8-K filed on February 28, 2017, March 2, 2017, March 7, 2017, May 12, 2017, July 31, 2017, August 1, 2017, August 28, 2017, October 11, 2017, October 20, 2017 and November 21, 2017 (other than the portions of those documents not deemed to be filed);

•	Those portions of the Definitive Proxy Statement on Schedule 14A filed on April 7, 2017, that are incorporated by reference into the 2016 Form 10-K; and

•	The description of IBERIABANK Corporation common stock set forth in the registration statement on Form 8-A filed on March 28, 1995, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, IBERIABANK Corporation is incorporating by reference all documents it may file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, after the date of this proxy statement/prospectus and prior to the date of the special meeting of Gibraltar stockholders, except to the extent such information is deemed furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, IBERIABANK Corporation has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to IBERIABANK Corporation, and Gibraltar has supplied all information contained in this proxy statement/prospectus relating to Gibraltar.

Documents incorporated by reference are available from IBERIABANK Corporation, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus.

You can obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from IBERIABANK Corporation at the following address and telephone number:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

Telephone: (504) 310-7320

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Gibraltar special meeting. This means that stockholders of Gibraltar requesting documents must do so by February 14, 2018 in order to receive them before the special meeting.

Neither IBERIABANK Corporation nor Gibraltar has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference herein, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of IBERIABANK Corporation and Gibraltar; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of IBERIABANK Corporation or Gibraltar and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	ability to obtain regulatory approvals and meet other closing conditions to the merger, including adoption by Gibraltar’s stockholders on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated;

•	delay in closing the merger;

•	difficulties and delays in integrating the Gibraltar business or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in capital markets and interest rates, which may affect IBERIABANK Corporation’s or Gibraltar’s net income, prepayment penalty income, mortgage banking income and other future cash flows or the market value of IBERIABANK Corporation’s or Gibraltar’s assets, including its investment securities;

•	inflation;

•	customer acceptance of IBERIABANK Corporation’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions;

•	the impact, extent and timing of technological changes;

•	capital management activities;

•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;

•	changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”), and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•	changes in accounting principles, policies, practices or guidelines;

•	the potential impact of announcement or consummation of the merger with Gibraltar on relationships with third parties, including customers, employees and competitors;

•	IBERIABANK Corporation’s potential exposure to unknown or contingent liabilities of Gibraltar;

•	the challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•	changes in IBERIABANK Corporation’s stock price before closing, including as a result of the financial performance of Gibraltar prior to closing;

•	natural disasters, war or terrorist activities; and

•	other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBERIABANK Corporation’s reports filed with the SEC, including IBERIABANK Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to IBERIABANK Corporation or Gibraltar or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, IBERIABANK Corporation and Gibraltar undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

IBERIABANK CORPORATION,

IBERIABANK,

and

GIBRALTAR PRIVATE BANK & TRUST COMPANY

Dated as of October 19, 2017

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plan	5.10(d)
Action	3.10
Affiliate	8.3
Agreement	Preamble
Bank	Preamble
Bank Acquisition Proposal	5.3(e)(i)
Bank Adverse Recommendation Change	5.3(b)
Bank Alternative Acquisition Agreement	5.3(a)
Bank Articles	3.1(b)
Bank Board	Recitals
Bank Bylaws	3.1(b)
Bank Certificates	2.3(b)
Bank Common Stock	2.2(a)
Bank Disclosure Letter	Article III
Bank Equity Plans	8.3
Bank Material Adverse Effect	8.3
Bank Material Contract	3.15(a)
Bank Merger Act	8.3
Bank Plans	3.11(a)
Bank Recommendation	3.4(b)
Bank Registered IP	3.18(a)
Bank Regulatory Agreement	3.10(e)
Bank Restricted Stock Award	2.7(b)
Bank Stock Option	2.7(a)
Bank Stockholder Approval	3.4(a)
Bank Stockholders’ Meeting	5.4(d)
Bank Superior Proposal	5.3(e)(ii)
Bank Termination Fee	7.3(b)
Benefit Plan	8.3
BHC Act	8.3
Book-Entry Bank Shares	2.3(b)
Burdensome Condition	5.6(a)
Business Day	8.3
Certificate	2.3(a)
Closing	1.2
Code	Recitals
Confidentiality Agreement	5.5(b)
Continuing Employee	5.10(a)
Contract	8.3
control	8.3
Copyrights	8.3
CRA	3.10(a)
D&O Indemnified Parties	5.9(a)
Derivative Transaction	3.22(b)
Dissenting Bank Shares	2.6
Domain Names	8.3
Effective Time	1.3
EGI	3.14(j)
Environmental Law	3.13(b)
ERISA	8.3
ERISA Affiliate	8.3
Exchange Act	8.3
Exchange Agent	2.3(a)

A-iv

Definition	Location
Exchange Fund	2.3(a)
Exchange Ratio	2.2(a)
FDIC	8.3
Federal Reserve	8.3
FHLB	3.10(d)
Financial Statements	3.6(a)
GAAP	3.6(a)
Governmental Entity	8.3
Hazardous Substance	3.13(c)
Insurance Amount	5.9(b)
Intellectual Property	8.3
Intentional Breach	8.3
IRS	8.3
IT Assets	8.3
knowledge	8.3
Law	8.3
Liens	3.3
Loans	3.24(a)
Marks	8.3
Measurement Price	2.2(b)
Merger	1.1
Minority Interest Business	3.3
NASDAQ	8.3
Option Payment	2.7(a)
Outside Date	7.1(b)(i)
Patents	8.3
PBGC	8.3
Per Share Consideration	2.7(a)
Permits	3.10(c)
Permitted Liens	8.3
Person	8.3
Pool	3.24(f)
Proxy Statement	3.5(b)
Purchaser	Preamble
Purchaser Bank	Preamble
Purchaser Bylaws	4.1(b)
Purchaser Charter	4.1(b)
Purchaser Common Stock	2.2(a)
Purchaser Disclosure Letter	Article IV
Purchaser Material Adverse Effect	8.3
Purchaser Plans	5.10(b)
Purchaser Preferred Stock	4.2(a)
Purchaser Regulatory Agreement	4.9(c)
Purchaser SEC Documents	4.5(a)
Purchaser Severance Plan	5.10(e)
Registration Statement	3.5(b)
Representatives	8.3
Requisite Regulatory Approvals	5.6(b)
Sarbanes-Oxley Act	8.3
SEC	8.3
Securities Act	8.3
Significant Subsidiary	8.3
Subsidiary	8.3
Surviving Bank	1.1
Takeover Laws	5.7

A-v

Definition	Location
Tax Contest	8.3
Tax Returns	8.3
Taxes	8.3
Transaction Document	8.3
Transactions	Preamble
WARN Act	3.12(a)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 19, 2017, is by and among IBERIABANK Corporation, a Louisiana corporation (“Purchaser”), IBERIABANK, a Louisiana-chartered commercial bank and wholly-owned Subsidiary of Purchaser (“Purchaser Bank”), and Gibraltar Private Bank & Trust Company, a federal savings bank (the “Bank”).

RECITALS

WHEREAS, the Board of Directors of the Bank (the “Bank Board”) has (i) unanimously approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), advisable and in the best interests of the Bank and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Bank of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions”) and (iii) resolved and agreed to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Bank;

WHEREAS, the Boards of Directors of each of Purchaser and Purchaser Bank have approved this Agreement and declared it advisable for Purchaser and Purchaser Bank, respectively, to enter into this Agreement;

WHEREAS, Purchaser, as the sole shareholder of Purchaser Bank, has approved and adopted this Agreement and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and the members of the Board of Directors of the Bank have entered into a Voting Agreement in the forms attached hereto as Exhibit A, pursuant to which and subject to the terms thereof, among other things, such individuals are agreeing to vote the shares of Bank Common Stock (as defined below) owned by each of them in favor of the approval and adoption of this Agreement and the Transactions, and to take certain other actions in furtherance of the Transactions;

WHEREAS, each of the parties intends that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, by executing this Agreement, to adopt a plan of reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 365.1 of Title 6 of the Louisiana Revised Statutes and 12 U.S.C. §§ 1467a(s) and 1828(c)(2)(B), at the Effective Time (as hereinafter defined), the Bank shall be merged with and into Purchaser Bank (the “Merger”). At the Effective Time, the separate existence of the Bank shall cease, and Purchaser Bank shall continue to exist as a state-chartered bank under the laws of Louisiana (Purchaser Bank, as the Surviving Bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m., Eastern time, on the last Business Day of the calendar month following the month in which all of the conditions set forth in Article VI have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, the Merger shall be effective as of the date and time specified in the Certificate of Merger issued by the Commissioner of Financial Institutions of the State of Louisiana (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Louisiana Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of the Bank shall cease and all the property, rights, privileges, powers, franchises and assets of the Bank shall vest in the Surviving Bank, and all debts, liabilities and duties of the Bank shall become the debts, liabilities, duties and obligations of the Surviving Bank.

Section 1.5 Articles of Association; Bylaws; Name and Offices.

(a) The articles of association of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Bank following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) The bylaws of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

(c) The name of the Surviving Bank shall be “IBERIABANK”. The main office of the Surviving Bank shall be the branch office of the Purchaser Bank located at 200 West Congress Street, Lafayette, Louisiana 70501. The branch offices of the Bank and Purchaser Bank that are in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices of Purchaser Bank that may be decided by Purchaser Bank and authorized by applicable regulatory authorities after the date hereof.

Section 1.6 Directors. The directors of Purchaser Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank following the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Purchaser Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank following the Merger until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

Section 1.8 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may by mutual agreement change the method of effecting the business combination contemplated by this Agreement if and to the extent they deem such a change to be desirable; provided, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Bank Common Stock, and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Bank Common Stock pursuant to this Agreement or (ii) materially impede or delay consummation of the Merger.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Purchaser Bank Common Stock. Each share of common stock of Purchaser Bank (the “Purchaser Bank Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding after, and shall be unaffected by, the Merger.

Section 2.2 Conversion of Bank Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Bank, Purchaser, Purchaser Bank or the holders of any shares of capital stock of the Bank, Purchaser or Purchaser Bank:

(a) Each share of Bank Common Stock, par value $0.01 per share (the “Bank Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) any Dissenting Bank Shares (as hereinafter defined) and (ii) any shares of Bank Common Stock to be canceled in accordance with Section 2.2(c)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article II, 1.9749 of a share (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Purchaser (the “Purchaser Common Stock”), and subject to payment of cash in lieu of fractional shares of Purchaser Common Stock as provided in Section 2.4.

(b) As used in this Agreement, the term “Measurement Price” means the arithmetic mean of the daily volume weighted average trading prices of Purchaser Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR using reported trading prices between the hours of 9:30 AM Eastern Time and 4:00 PM Eastern Time) on each of the ten (10) trading days ending one (1) Business Day immediately prior to the day of the Effective Time. The Exchange Ratio is subject to further adjustment as set forth below:

(i) if the Measurement Price is greater than $94.88 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $187.3785 by the Measurement Price; or

(ii) if the Measurement Price is less than $70.13 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $138.4997 by the Measurement Price.

(c) Each share of Bank Common Stock owned or held by Bank or Purchaser or any of their respective wholly owned Subsidiaries at the Effective Time (other than shares held in trust accounts or otherwise held in a bona fide fiduciary or agency capacity that are beneficially owned by third parties other than the Bank or Purchaser and shares held, directly or indirectly, by Bank or Purchaser or any of their respective Subsidiaries and acquired upon exercise of rights in respect of debt arrangements previously made in good faith) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Purchaser shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

Section 2.3 Exchange and Payment for Bank Common Stock.

(a) At or promptly after the Effective Time, Purchaser shall deposit (or cause to be deposited) with an exchange agent designated by Purchaser and reasonably acceptable to the Bank (the “Exchange Agent”) evidence of shares in book-entry form (or stock certificates (a “Certificate”) at Purchaser’s option) representing the aggregate number of shares of Purchaser Common Stock into which shares of Bank Common Stock have been converted in accordance with Section 2.2, plus cash in lieu of fractional shares in accordance with Section 2.4. All shares of Purchaser Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.2, 2.4 or 2.5, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail or deliver to each holder of record of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represented outstanding shares of Bank Common Stock (“Bank Certificates”) or (ii) uncertificated shares of Bank Common Stock represented by book-entry (“Book-Entry Bank Shares”) which, in each case, were converted into the right to receive the Purchaser Common Stock with respect thereto pursuant to Section 2.2, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Bank Certificates or Book-Entry Bank Shares held by such Person shall pass, only upon proper delivery of the Bank Certificates to the Exchange Agent or, in the case of Book-Entry Bank Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Purchaser or the

Exchange Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Bank Certificates or Book-Entry Bank Shares in exchange for the Purchaser Common Stock payable with respect thereto pursuant to Section 2.2. Upon surrender of a Bank Certificate or Book-Entry Bank Share to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Bank Certificate or Book-Entry Bank Share shall be entitled to receive in exchange therefor the Purchaser Common Stock for each share of Bank Common Stock formerly represented by such Bank Certificate or Book-Entry Bank Share (subject to deduction for any required withholding Tax), and such Bank Certificate or Book-Entry Bank Share shall forthwith be canceled. In the event that any Purchaser Common Stock is to be paid to a Person other than the Person in whose name any Bank Certificate is registered, it shall be a condition of payment that the Bank Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, that the signatures on such Bank Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Bank Certificate or establish to the satisfaction of Purchaser and the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3, each Bank Certificate or Book-Entry Bank Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Purchaser Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.4, payable in respect of shares of Bank Common Stock theretofore represented by such Bank Certificate or Book-Entry Bank Shares, as applicable, pursuant to Section 2.2, without any interest thereon.

(c) All shares of Purchaser Common Stock issued, including any cash paid in lieu of fractional shares, upon the surrender for exchange of Bank Certificates or Book-Entry Bank Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock formerly represented by such Bank Certificates or Book-Entry Bank Shares. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of Purchaser of the shares of Bank Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bank Certificates are presented to Purchaser or the Exchange Agent for transfer or transfer is sought for Book-Entry Bank Shares, such Bank Certificates or Book-Entry Bank Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Bank Shares.

(d) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the Purchaser Common Stock or any cash in lieu of fractional shares payable to holders of Bank Certificates or Book-Entry Bank Shares entitled to receive such consideration, and Purchaser shall promptly provide additional funds to the Exchange Agent for the benefit of holders of Bank Certificates and Book-Entry Bank Shares in the amount of any such losses to the extent necessary for payment of the Purchaser Common Stock. Any interest or other income resulting from such investments shall be paid to Purchaser or as directed by Purchaser.

(e) Any portion of the Exchange Fund (and any income earned thereon) that remains unclaimed by the holders of Bank Certificates or Book-Entry Bank Shares for nine (9) months after the Effective Time shall, to the extent permitted by applicable Law, be paid to Purchaser or as directed by Purchaser, and any holders of Bank Certificates or Book-Entry Bank Shares who have not theretofore complied with this Article II shall thereafter look only to Purchaser (subject to abandoned property, escheat or other similar Laws) for payment of the Purchaser Common Stock with respect to shares of Bank Common Stock formerly represented by such Bank Certificate or Book-Entry Bank Share, in each case without interest thereon.

(f) None of Purchaser, Purchaser Bank, the Bank, or the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Purchaser Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares, in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) If any Bank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Purchaser, of that fact by the Person claiming such Bank Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or Purchaser with respect to such Bank Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Bank Certificate the Purchaser Common Stock payable in respect thereof pursuant to this Agreement.

(h) Each of Purchaser and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Bank Common Stock or otherwise pursuant to this Agreement such amounts as Purchaser or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Purchaser or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Purchaser by any Governmental Entity on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Purchaser and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.

Section 2.4 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Instead, Purchaser will pay or cause to be paid to the holder of any shares of Bank Common Stock that would, pursuant to this Article II, otherwise be entitled to receive fractional shares of Purchaser Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (x) the fraction of a share to which such holder would otherwise have been entitled (after taking into account all shares of Bank Common Stock owned by such holder at the Effective Time to be converted into Purchaser Common Stock) and (y) the Measurement Price.

Section 2.5 Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Purchaser Common Stock issuable with respect to shares of Bank Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Bank Certificates or Book-Entry Bank Shares until those Bank Certificates or Book-Entry Bank Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Purchaser Common Stock issued in exchange therefor, without interest, (the dividends or other distributions payable with respect to those shares of Purchaser Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of this surrender and not previously paid.

Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Bank Common Stock pursuant to 12 C.F.R. §552.14 (“Dissenting Bank Shares”) shall not be converted into the right to receive the Purchaser Common Stock, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under applicable Law. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Bank Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Purchaser Common Stock in accordance with Section 2.2, plus cash in lieu of fractional shares in accordance with Section 2.4. Bank shall serve prompt notice to Purchaser of any demands for appraisal of any shares of Bank Common Stock, attempted withdrawals of such notices or demands and any other instruments received by Bank relating to rights to appraisal, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Purchaser, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands. In the event that after the Effective Time a dissenting stockholder of the Bank fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, Purchaser shall issue and deliver Purchaser Common Stock plus cash in lieu of fractional shares in accordance with Section 2.4 to which such holder of shares of Bank Common Stock is entitled under Section 2.2 of this Agreement upon surrender by such holder of the Bank Certificate(s) representing shares of Bank Common Stock held by such holder in accordance with Section 2.3.

Section 2.7 Treatment of Bank Stock Options and Other Equity-Based Awards of Bank.

(a) At the Effective Time, each option to purchase shares of Bank Common Stock granted under the Bank Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each a “Bank Stock Option”) shall cease to represent a right to acquire shares of Bank Common Stock and shall be converted automatically into a cash payment by the Bank (subject to required tax withholdings) in an amount equal to the difference between (i) the product of the Exchange Ratio (as may be adjusted) and the Measurement Price (“Per Share Consideration”), and (ii) the exercise price per share (the “Option Payment”), it being understood that any Bank Stock Option with an exercise price greater than the Per

Share Consideration shall not be entitled to receive any consideration in respect of such Bank Stock Option or the termination and cancellation thereof. Prior to the receipt of the Option Payment and at the Effective Time, each holder of a Bank Stock Option shall execute a cancellation agreement, in a form reasonably acceptable to Purchaser and the Bank. Immediately prior to the Effective Time, the Bank shall deliver the Option Payment to the holders of the Bank Stock Options. The Bank shall take all actions necessary (including adopting any necessary resolutions with respect to the Bank Stock Option), to effect the foregoing.

(b) At the Effective Time, each award of restricted Bank Common Stock subject to vesting, repurchase or other lapse restriction granted under a Bank Equity Plan (each, a “Bank Restricted Stock Award”), whether time-vesting or performance-based, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall vest at the Effective Time and holders of each share of Bank Common Stock issued pursuant to the Bank Restricted Stock Award shall be entitled to receive the consideration set forth in Section 2.2 of this Agreement. The Bank shall take all actions necessary (including adopting any necessary resolutions with respect to the Bank Restricted Stock Award), to effect the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BANK

Except as disclosed in the disclosure letter delivered by the Bank to Purchaser prior to the execution of this Agreement (the “Bank Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Bank’s covenants contained herein, provided, that disclosure in any section of the Bank Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement and provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Bank Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Bank Material Adverse Effect), the Bank represents and warrants to Purchaser as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Bank and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect.

(b) The Bank has previously made available to Purchaser true and complete copies of the Bank’s articles of association (the “Bank Articles”) and bylaws (the “Bank Bylaws”) and the articles or certificate of incorporation or organization and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither the Bank nor any of its Subsidiaries is in violation of any provision of the Bank Articles or the Bank Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Common Stock. As of the date hereof, (i) 1,411,645, shares of Bank Common Stock are issued and outstanding, which includes 16,020 issued and outstanding Bank Restricted Stock Awards, and (ii) 151,615 shares of Bank Common Stock are reserved for issuance pursuant to Bank Equity Plans (of which 51,000 shares were subject to outstanding Bank Stock Options). All the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid and nonassessable, are not subject to any preemptive or similar rights, and are free and clear of all Liens (other than restrictions on transfer which arise under applicable securities Laws). No shares of capital stock of the Bank are owned by any Subsidiary of the Bank. Each of the issued and outstanding Bank Restricted Stock Awards and Bank Stock Options has been duly authorized and validly issued and is fully paid and nonassessable, free of preemptive rights and was offered, issued and sold in compliance with applicable federal and state securities or “blue sky” Laws. Section 3.2(a) of the Bank Disclosure Letter sets forth a true and complete list of each share of Bank Common Stock, and each Bank Restricted Stock Award and Bank Stock Option issued and outstanding and, in each case, the record owner thereof, as well as the name of the holder, the date of grant, exercise price, vesting schedule and expiration date in respect thereof, as applicable. Section 3.2(a) of the Bank Disclosure Letter further identifies any holders of Bank Common Stock, Bank Restricted Stock Awards or Bank Stock Options who are not current or former employees, directors or officers of the Bank

(b) Neither the Bank nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Bank or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement or as set forth above in Section 3.2(a), and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by the Bank, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries, (ii) securities of the Bank or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Bank or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Bank or any of its Subsidiaries, or obligations of the Bank or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of the Bank or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Bank or any of its Subsidiaries is a party or on file with the Bank or its Subsidiaries with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Bank or any of its Subsidiaries. Neither the Bank nor any of its Subsidiaries has any trust preferred or subordinated debt securities or other similar securities issued or outstanding.

(c) Neither the Bank nor any of its Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Bank or any of its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Bank Disclosure Letter sets forth a true and complete list, as of the date hereof, of (a) each Subsidiary of the Bank, including its jurisdiction of incorporation or formation and (b) each other Person that is not a Subsidiary but in which the Bank holds, directly or indirectly, a 5% or greater equity interest (each, a “Minority Interest Business”), and in each case the number of equity interests held, directly or indirectly, by the Bank in such Subsidiary or Minority Interest Business, as the case may be, and the percentage of the Bank’s direct or indirect equity interest in such Subsidiary or Minority Interest Business, as the case may be, relative to all outstanding equity interests (on a fully diluted basis). All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Bank have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other equity or voting interests of each Subsidiary of the Bank and each Minority Interest Business that are owned, directly or indirectly, by the Bank or a Subsidiary thereof are free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than restrictions on transfer under applicable securities Laws. Except for (x) the capital stock of, or other equity or voting interests in, its Subsidiaries and (y) its interests in the Minority Interest Businesses, the Bank does not own, directly or indirectly, any 5% or greater equity, membership interest, partnership interest, joint venture interest in any Person, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. The Bank does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. §1813(c)(1)).

Section 3.4 Authority.

(a) The Bank has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Bank Stockholder Approval (as hereinafter defined) to consummate the Transactions. The execution, delivery and performance of this Agreement by the Bank and the consummation by the Bank of the Transactions have been duly and validly approved by all necessary corporate action on the part of the Bank and no other proceedings on the part of the Bank are necessary to approve this Agreement or to consummate the Transactions, subject in the case of the consummation of the Merger and assuming the approval and adoption of this Agreement and the Transactions by the holders of at least two-thirds (2/3rds) of the shares of Bank Common Stock outstanding and entitled to vote at the Bank Stockholders’ Meeting as required by applicable Law and the Bank’s governing documents (such approval, hereinafter referred to as the “Bank Stockholder Approval”). This Agreement has been duly executed and delivered by the Bank and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Bank, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Bank Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Transactions are fair to and in the best interests of Bank and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement and the Transactions be submitted to the stockholders of Bank at the Bank Stockholders’ Meeting for adoption and approval and (iv) recommending that Bank’s stockholders vote in favor of the adoption and approval of this Agreement and the Transactions (the “Bank Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) Assuming the accuracy, as of the record date for the determination of Bank stockholders entitled to vote at the Bank Stockholders’ Meeting, the Bank Stockholder Approval is the only vote of the holders of any class or series of Bank Common Stock or other securities required in connection with the consummation of the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Bank do not, and the consummation of the Transactions and compliance by the Bank with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Bank or any of its Subsidiaries under, any provision of (i) the Bank Articles or the Bank Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Bank, (ii) any Contract to which the Bank or any of its Subsidiaries is a party or by which the Bank or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of any self-regulatory authority applicable to the Bank or any of its Subsidiaries or by which the Bank or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by the Bank or any of its Subsidiaries in connection with the execution, delivery or performance by the Bank of this Agreement or to consummate the Transactions, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, 12 C.F.R. §5.33(k) and Title 6 of the Louisiana Revised Statutes, (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (iii) filing of (A) a proxy statement relating to the approval of this Agreement by the Bank’s stockholders (the “Proxy Statement”) for inclusion in a registration statement on Form S-4 prepared by Purchaser in connection with the issuance of the Purchaser Common Stock in the Merger and related transactions (as amended or supplemented from time to time, the “Registration Statement”) pursuant to the Securities Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act and (iv) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. As of the date hereof, assuming compliance by Purchaser with its obligations under this Agreement, the Bank does not have knowledge of any reason why all regulatory approvals from any Governmental Entities required for the consummation of the Transactions and listed in items (i) through (iv) of this Section 3.5(b) would not be obtained on a timely basis.

Section 3.6 Financial Statements.

(a) The Bank has previously made available to Purchaser true and complete copies of the audited consolidated financial statements of the Bank (including the related notes thereto) as of and for the fiscal years ended December 31, 2015 and 2016, and the unaudited consolidated financial statements as of and for the six (6)-month period ending June 30, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and, in the case of the audited financial statements, changes in stockholders’ equity and changes in cash flows, in each case for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), in each case in accordance with GAAP.

(b) Neither the Bank nor any of its Subsidiaries has, and since December 31, 2016, neither the Bank nor any of its Subsidiaries has incurred (except, in each case, as permitted by Section 5.1), any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, (iii) for any liabilities incurred with respect to the Transactions, (iv) for other liabilities and obligations that individually or in the aggregate do not exceed $200,000, or (v) as set forth in Section 3.6(b) of the Bank Disclosure Letter.

(c) The books and records of the Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are in all material respects under the exclusive ownership and direct control of the Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Bank and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and applicable Law.

(e) Since December 31, 2013, (i) neither the Bank nor any of its Subsidiaries nor, to the knowledge of the Bank, any director, officer, employee, auditor, accountant or Representative of the Bank or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Bank or any of its Subsidiaries, whether or not employed by the Bank or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Bank or any of its officers, directors, employees or agents to the Bank Board or any committee thereof or to any of the Bank’s directors or officers.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Bank or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time it is first mailed to the Bank’s stockholders, at the time of any amendments or supplements thereto and at the time of the Bank Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Bank with respect to information supplied in writing by Purchaser or any of its Subsidiaries specifically for inclusion therein. The Proxy Statement (except for such portions thereof that relate to information supplied by Purchaser or its Subsidiaries in writing specifically for inclusion therein) and the portions of the Registration Statement relating to the Bank and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, (i) the Bank and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) none of them has taken any action that would have been prohibited by Section 5.1 if taken after the date hereof without the prior written consent of Purchaser.

(b) Since December 31, 2016, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article III or otherwise), has had or would reasonably be expected to have a Bank Material Adverse Effect.

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Bank Disclosure Letter, there is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the knowledge of the Bank, threatened against or affecting the Bank or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Bank or any of its Subsidiaries in such individual’s capacity as such (and the Bank does not have knowledge of any basis for any such Action), other than Actions that would not, individually or in the aggregate, reasonably be expected to be material to the Bank and its Subsidiaries, taken as a whole. Neither the Bank nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, ruling or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to be material to the Bank and its Subsidiaries, taken as a whole.

Section 3.10 Compliance with Laws.

(a) The Bank and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Truth in Lending Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Real Estate Settlement Procedures Act, the Electronic Fund Transfer Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, and any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) The Bank and each of its Subsidiaries have identified all foreign deposit accounts and made all necessary Tax withholdings on all of such deposit accounts. Since December 31, 2013, the Bank and each of its Subsidiaries have timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite reports required by any agency of the United States Treasury Department, and the Bank and each of its Subsidiaries have timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network required to be filed by them under the Laws and regulations referenced in this Section 3.10.

(c) The Bank and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2013 have held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Bank’s knowledge no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Permits would not, individually or in the aggregate, have a Bank Material Adverse Effect. Neither the Bank nor any of its Subsidiaries engage in any activities or own any assets that are not permissible (other than on a grandfathered basis) for a federal savings association.

(d) The Bank is a federal savings association duly organized and validly existing under the Laws of the United States. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of the Bank, threatened. The Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Atlanta and owns the requisite amount of stock therein.

(e) Since December 31, 2013, neither the Bank nor any of its Subsidiaries has received any notification or communication from any Governmental Entity (i) asserting that the Bank or any of its Subsidiaries is in default in any material respect under any applicable Laws or Permits, (ii) threatening to revoke any Permits, (iii) requiring the Bank or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on the conduct of the Bank’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Bank Regulatory Agreement”), or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither the Bank nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither the Bank nor any of its Subsidiaries is party to or subject to any Bank Regulatory Agreement.

(f) The operations of the Bank and its Subsidiaries are, and have been conducted at all times, in compliance in all material respects with applicable anti-money laundering and terrorist financing Laws (including the Bank Secrecy Act of 1970, as amended) and to the Bank’s knowledge, no Action by or before any Governmental Entity involving the Bank or any of its Subsidiaries with respect to such Laws is pending or, to the Bank’s knowledge, threatened. The Bank and its Subsidiaries have established and maintain a system of internal controls reasonably designed to ensure compliance in all material respects with applicable financial recordkeeping and reporting requirements of the anti-money laundering and terrorist financing Laws.

(g) Neither the Bank nor any of its Subsidiaries nor any of their respective directors, executives, Representatives, agents or employees acting on their behalf (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business on behalf of the Bank or any of its Subsidiaries, to obtain special concessions for the Bank or its Subsidiaries, to pay for favorable treatment for business on behalf of the Bank or any of its Subsidiaries secured or to pay for special concessions already obtained for the Bank or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. The Bank and its Subsidiaries have established and maintained a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by the Bank and its Subsidiaries with the foregoing.

(h) The Bank and Subsidiaries have at all times complied in all material respects with applicable privacy and customer information requirements contained in any applicable federal and state privacy Law as well as with any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information.

(i) The Bank and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), such reports, forms, schedules, registrations, statements and other documents complied with applicable Law in all material respects. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Bank or any of its Subsidiaries.

Section 3.11 Benefit Plans.

(a) All Benefit Plans (i) contributed (or required to be contributed to), sponsored by or maintained by the Bank or its Subsidiaries or ERISA Affiliate, (ii) under which any current or former employee, director, officer, independent contractor, or other service providers, non-employee directors, or consultant, or any of their dependents, of the Bank or its Subsidiaries has any present or future right to benefits or (iii) under which Bank or its Subsidiaries has, or could reasonably be expected to have, any present or future liability are referred to herein as the “Bank Plans.” Each material Bank Plan is identified on Section 3.11(a) of the Bank Disclosure Letter.

(b) With respect to each Bank Plan, before the date hereof, the Bank has furnished or made available to Purchaser a current, accurate and complete copy of: : (i) the current plan document and all amendments thereto, (ii) all current employee handbooks, manuals and policies, (iii) any related trust agreements, insurance Contracts, or other funding instruments or arrangements and amendments related to such Bank Plan, (iv) the most recent determination or opinion letter of the IRS, if applicable, (v) the most recent summary plan description provided to participants and all summaries of material modifications, and (vi) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The Bank also has furnished and made available to Purchaser copies of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Bank or its Subsidiaries in connection with the Transactions (together with the underlying documentation on which such calculation is based).

(c) With respect to each Bank Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11, individually or in the aggregate, would reasonably be expected to result in a material liability to the Bank or its Subsidiaries:

(i) each Bank Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and other applicable Law, and all contributions required to be made under the terms of any Bank Plan have been timely made;

(ii) the Bank and each ERISA Affiliate are in compliance in all respects with the provisions of ERISA, the Code and all Laws relating to each such Bank Plan;

(iii) there are no unfunded obligations of the Bank or of any Bank Subsidiary under any Bank Plan that have not been accrued, except (i) where such accrual is not necessary under GAAP and (ii) for those liabilities, costs and expenses associated with the termination of any Bank Plan in the normal course of terminations;

(iv) each Bank Plan intended to be qualified under Section 401(a) of the Code (A) is so qualified and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code; (B) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Bank, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Bank Plan; (C) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter the Bank is permitted to rely; and (D) nothing has occurred with respect to the operation of such Bank Plan that could reasonably be expected to cause the loss of such qualification (or exemption) or the imposition of any material liability, penalty or Tax under ERISA, the Code, or other applicable Laws;

(v) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of the Bank, threatened relating to Bank Plans, any fiduciaries thereof with respect to their duties to Bank Plans or the assets of any of the trusts under any Bank Plans (other than routine claims for benefits) nor, to the knowledge of the Bank, are there facts or circumstances that exist that could reasonably give rise to any such Actions, and no written or oral communication has been received from the PBGC in respect of any Bank Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions; and

(vi) to the knowledge of the Bank, no “reportable event” (as such term is defined in Section 4043 of ERISA), and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), in each case whether or not waived, has occurred with respect to any Bank Plan.

(d) Neither the Bank, its Subsidiaries nor any of their ERISA Affiliates has, within the preceding six (6) years, maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Bank Plan is a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) and neither the Bank, its Subsidiaries nor any of their ERISA Affiliates has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. None of the Bank nor its Subsidiaries have any current or potential obligation to provide post-retirement health, life or other welfare benefits (other than as required by Section 4980B of the Code or any similar applicable Law) and none of the Bank Plans provides for post-employment or retiree welfare, life or health insurance benefits for any participant or beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Laws). Neither the Bank nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(e) No Bank Plan or Contract to which the Bank or any of its Subsidiaries is a party exists that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the Transactions, and neither the execution of this Agreement, nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in severance pay or any increase in severance pay, unemployment compensation or any other payment or benefit upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (iii) limit or restrict the right of the Bank to merge, amend, or terminate any of the Bank Plans, (iv) directly or indirectly cause the Bank to transfer or set aside any assets to fund any benefits under any Bank Plan, (v) otherwise give rise to any material liability under any Bank Plan, (vi) result in the payment of payments or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Bank or any of its Subsidiaries.

(f) No Bank Plan is maintained outside the jurisdiction of the United States.

Section 3.12 Labor Matters. Except as set forth in Section 3.12 of the Bank Disclosure Letter:

(a) There are no collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of, or otherwise binding, the Bank or any of its Subsidiaries, nor is any such agreement currently being negotiated. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Bank, threat thereof, by or with respect to any employees of the Bank or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the knowledge of the Bank, there are no organizational efforts, campaigns or proceedings with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Bank or any of its Subsidiaries. Neither the Bank nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice (as defined under the National Labor Relations Act of 1935). The Bank and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, termination of employment, wages, hours of work, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, the proper classification of individuals as non-employee contractors or consultants, plant closings and mass layoffs (including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar Laws) (the “WARN Act”)), and occupational safety and health. No Action asserting that the Bank or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Bank, threatened with respect to the Bank or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither the Bank nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Bank, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Bank or any of its Subsidiaries and, to the knowledge of the Bank, no such investigation is in progress or threatened.

(c) No Action by or on behalf of any current, former, or prospective employee of the Bank or any of its Subsidiaries, labor organization or other representative of any employee of the Bank or any of its Subsidiaries, is pending or, to the knowledge of the Bank, threatened.

(d) Neither the Bank nor any of its Subsidiaries has closed any office or facility, effectuated any “employment losses” (as defined in the WARN Act) or implemented any early retirement, separation or window program within the past three years, nor has the Bank or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect: (i) neither the Bank’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Bank or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) neither the Bank nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Bank or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Bank or any of its Subsidiaries or as a result of any operations or activities of the Bank or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Bank or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of the Bank, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Bank or any of its Subsidiaries under any Environmental Law; and (v) neither the Bank, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Bank’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to the Bank or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Bank or its Subsidiaries have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity orally or in writing against the Bank or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

There are no Liens for Taxes on the assets of the Bank or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which the Bank or any of its Subsidiaries may be subject. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any taxing authority within the three-year period immediately preceding the date of this Agreement with respect to the Bank or its Subsidiaries. All Taxes not yet due and payable by the Bank or its Subsidiaries (or any other corporation merged into or consolidated with the Bank or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent Financial Statements in accordance with GAAP. None of the Bank or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is the Bank or any of its Subsidiaries).

(b) The Bank and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. The Bank and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of the Bank, threatened in writing against or with respect to the Bank or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) Neither the Bank nor any of its Subsidiaries has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) Neither the Bank nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Bank has no knowledge of any agreement, plan or other circumstance or reason that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) Neither the Bank nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(g) Neither the Bank nor any of its Subsidiaries (i) is or has been a member of an affiliated group (other than a group the common parent of which is the Bank) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any person (other than the Bank and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) During the last five years, no written claim has been made by any Governmental Entity that the Bank or any of its Subsidiaries (or the income or assets of the Bank or any of its Subsidiaries) may be subject to taxation by a jurisdiction where Tax Returns are not filed by or on behalf of the Bank or any of its Subsidiaries (or its income or assets).

(i) Neither the Bank nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.

(j) Neither the Bank nor any of its Subsidiaries has issued, or been the holder of, an “expanded group interest” within the meaning of Treasury Reg. Section 1.385-2(d)(3) (an “EGI”). Neither the Bank nor any of its Subsidiaries has issued, or been the holder of, an EGI that was characterized as stock pursuant to Treasury Reg. Section 1.385-2(b) or Treasury Reg. Section 1.385-3(b).

Section 3.15 Contracts.

(a) Section 3.15 of the Bank Disclosure Letter lists each of the following types of Contracts (excluding Bank Plans) to which the Bank or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any lease of real property that provides for annual payments of $100,000 or more;

(ii) any Contract that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Bank or any of its Subsidiaries (or, following the consummation of the Transactions, would limit the ability of Purchaser or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of the Bank or any of its Subsidiaries (or, following consummation of the Transactions, Purchaser or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities not in the ordinary course of business consistent with past practice, or any Contract which relates to a merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) any Contract relating to the borrowing of money or the deferred purchase price of property or services by it or any its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such foregoing obligations of a third party (other than deposit liabilities and FHLB borrowings and Contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) any Contract that involves expenditures or receipts of it or any of its Subsidiaries in excess of $125,000 per year (other than pursuant to Loans originated or purchased by the Bank or its Subsidiaries in the ordinary course of business consistent with past practice);

(vi) any Contract that provides for future payments or obligations of the Bank or its Subsidiaries in excess of $125,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of one hundred eighty (180) days or less;

(vii) any Contract containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Bank or its Subsidiaries) that is material to the Bank or its Subsidiaries;

(viii) any Contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any third parties;

(ix) any Contract which limits payments of dividends;

(x) any license, franchise or similar agreement material to the business and operations of the Bank and its Subsidiaries;

(xi) any (i) license, development, consent, source code escrow or similar agreement relating to Intellectual Property or (ii) agreement for the provision of or services relating to IT Assets, in each case, that are material to the business and operations of the Bank and its Subsidiaries, other than non-exclusive in-licenses to commercially available software for annual fees of less than $50,000 per year or non-exclusive out-licenses in the ordinary course of business (but including open source software licenses that require licensees to license or make source code available to third parties if software incorporation or based upon such licensed software is licensed, conveyed or made available to third parties);

(xii) any Contract which limits the right to use or grant any third party the right to use the name “Gibraltar Private Bank & Trust Company” or any variant thereof; and

(xiii) any Contract required to be listed on Section 3.21 of the Bank Disclosure Letter.

Each Contract of the type described in the foregoing clauses (i) through (xiii) is referred to herein as a “Bank Material Contract.”

(b) (i) Each Bank Material Contract is valid and binding on the Bank and any of its Subsidiaries to the extent the Bank or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Bank, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect; and (ii) there is no default under any Bank Material Contract by the Bank or any of its Subsidiaries or, to the knowledge of the Bank, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Bank or any of its Subsidiaries or, to the knowledge of the Bank, any other party thereto under any such Bank Material Contract, nor has the Bank or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Bank Material Contract, except where any such default, event or condition, or any such termination or non-renewal would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The Bank has made available to Purchaser true and complete copies of all the Bank Material Contracts, including any amendments thereto.

Section 3.16 Insurance. The Bank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. Section 3.16 of the Bank Disclosure Letter sets forth a true and complete list of all the insurance policies, binders or bonds maintained by the Bank or its Subsidiaries. All of such policies, binders or bonds are in full force and effect, neither the Bank nor any of its Subsidiaries are in default thereunder and all premiums and other payments due under any such policy have been paid in full. No written notice of cancellation or termination has been received with respect to any such policy. There is no material claim pending under any of such policies with respect to the Bank or its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.17 Real and Personal Property.

(a) Section 3.17(a) of the Bank Disclosure Letter sets forth a true and complete list of all real property owned, leased or licensed by the Bank or its Subsidiaries or otherwise occupied by the Bank or any of its Subsidiaries.

(b) The Bank and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Permitted Liens. To the knowledge of the Bank, there are no outstanding options, rights of first offer or refusal or other preemptive rights or purchase rights with respect to any such owned real property. There are no pending or, to the Bank’s knowledge, threatened, condemnation or similar proceedings affecting such owned real property or any portion thereof. All real property and fixtures used in or relevant to the business, operations or financial condition of the Bank and its Subsidiaries are in good condition and repair.

(c) The Bank and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of the Bank and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Bank or such Subsidiary or, to the knowledge of the Bank, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. All rent and other sums and charges due and payable under such leases have been paid in full. Section 3.17(c) of the Bank Disclosure Letter sets forth all material leases of the Bank and its Subsidiaries as of the date hereof.

(d) Other than (i) properties for which the Bank or any of its Subsidiaries is landlord or sublessor or (ii) properties the Bank or its Subsidiaries own as satisfaction on a debt previously contracted, there are no Persons in possession of any portion of any of the real property owned or leased by the Bank or its Subsidiaries other than the Bank or its Subsidiaries, and no Person other than the Bank or its Subsidiaries has the right to use or occupy for any purpose any portion of any of the real property owned or leased by the Bank or its Subsidiaries.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Bank Disclosure Letter sets forth, as of the date hereof, a true and complete list of all Marks, Patents and registered Copyrights, including any registrations and pending applications to register any of the foregoing, owned (in whole or in part) by the Bank or any of its Subsidiaries or used in the business of the Bank or any of its Subsidiaries (collectively, “Bank Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect, (i) all the Bank Registered IP is unexpired (other than patent applications or applications to register trademarks) is, to the knowledge of the Bank, valid and enforceable and (ii) no Bank Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Bank, no such action is or has been threatened with respect to any of the Bank Registered IP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect, the Bank or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by the Bank or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all the Bank Registered IP and all other Intellectual Property that is material to the businesses of the Bank or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Bank or a Subsidiary thereof pursuant to an existing license agreement and used by the Bank or such Subsidiary within the scope of such license.

(c) Each of the Bank and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of all information of the Bank or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) None of the activities or operations of the Bank or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) has infringed upon, misappropriated or diluted in any material respect any Intellectual Property of any third party and neither the Bank nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. To the Bank’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Bank or any of its Subsidiaries that is material to any of the businesses of the Bank or any of its Subsidiaries. No Intellectual Property owned by or exclusively licensed to the Bank or any of its Subsidiaries that is material to any of the businesses of the Bank or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Bank or any of its Subsidiaries.

(e) The Bank’s IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Bank in connection with its business, and no IT Assets that are material to the business of the Bank or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Bank and its Subsidiaries take all reasonable actions that are compliant in all material respects with applicable industry standards to protect and maintain the confidentiality, continuous operation and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and since December 31, 2013 there have been no violations, breaches or outages of (or unauthorized access to or use of) the same (other than those that were resolved without material liability or expense or an obligation to notify any other Person of such event). The Bank and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that are compliant in all material respects with applicable industry standards and consistent with customary industry practice. To the Bank’s knowledge, no Person has gained unauthorized access to the Bank’s IT Assets.

Section 3.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Bank, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Bank or any of its Affiliates. True, correct and complete copies of all agreements with Sandler O’Neill + Partners, L.P. relating to any such fees or commissions have been furnished to Purchaser prior to the date hereof.

Section 3.20 Opinion of Financial Advisor. The Bank Board has received the opinion (which, if rendered orally, has been or will be confirmed by written opinion, dated the same date) of Sandler O’Neill + Partners, L.P., to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Bank Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement. As promptly as practicable following the execution of this Agreement, the Bank shall deliver to Purchaser a signed true and complete copy of such opinion (solely for informational purposes).

Section 3.21 Transactions with Affiliates. There are no Contracts, plans, arrangements or other transactions between the Bank or any of its Subsidiaries, on the one hand, and either (i) any officer or director of the Bank or any of its Subsidiaries, (ii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Bank, (iii) any Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of the Bank, on the other hand, except in the case of clause (i) for those of a type available to employees of the Bank generally.

Section 3.22 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for the Bank’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of the Bank or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither the Bank nor its Subsidiaries, nor to the Bank’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except for breaches that would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The financial position of the Bank and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Bank and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.23 Trust Business. Each of the Bank and its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable Laws. Neither the Bank, its Subsidiaries nor any of their respective current or former directors, officers or employees has committed any breach of trust with respect to any such fiduciary account. The records for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Section 3.24 Loan Matters.

(a) There are (i) no loans and other extensions of credit (including commitments to extend credit) (“Loans”) to any directors, executive officers or principal stockholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of the Bank or any of its Subsidiaries, (ii) no Loans to any employee, officer or director of the Bank or other Affiliate of the Bank on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) no such Loans that were not originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors or previously sold to investors) has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the

Bank’s written underwriting standards (and, in the case of Loans held for resale to investors or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws and applicable requirements of any government-sponsored enterprise program. The Bank and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties in any Loans in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(c) None of the agreements pursuant to which the Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon a breach of representations and warranties, covenants or other obligations.

(d) Section 3.24(d) of the Bank Disclosure Letter sets forth a true and complete list of (i) each Loan that as of June 30, 2017 (A) was contractually past due ninety (90) days or more in payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by the Bank, any of its Subsidiaries or any applicable regulatory authority, (D) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith or (G) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (ii) each asset of the Bank or any of its Subsidiaries that as of the date hereof was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 3.24(d) of the Bank Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of such date. True and complete copies of the currently effective lending policies and practices of the Bank and each of its Subsidiaries have been made available to Purchaser prior to the date hereof.

(e) Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books of the Bank or its Subsidiaries as a secured Loan, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in each case under clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Bank or its Subsidiaries and are complete and correct in all material respects.

(f) To the knowledge of the Bank, each Loan included in a pool of Loans originated, acquired or serviced by the Bank or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

Section 3.25 Community Reinvestment Act Compliance. The Bank is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder and has received a CRA rating of “outstanding” in its most recently completed exam, and the Bank does not have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in the Bank not having at least a “satisfactory rating” following the release of its next exam. The Bank has not been advised of any supervisory concerns regarding its compliance with the CRA and the regulations promulgated thereunder and the Bank does not have knowledge of any planned or threatened objections by any community group to the Transactions.

Section 3.26 No Additional Representations.

(a) Except for the representations and warranties made by the Bank in this Article III, neither the Bank nor any other Person makes any express or implied representation or warranty with respect to the Bank or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Bank in this Article III, neither the Bank nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Bank, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Bank, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Bank acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to the Bank or any of their respective Representatives. Without limiting the generality of the foregoing, the Bank acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to the Bank or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure letter delivered by Purchaser to the Bank prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Purchaser’s covenants contained herein, provided, that disclosure in any section of the Purchaser Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Purchaser Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Purchaser Material Adverse Effect) or (ii) as disclosed in any Purchaser SEC Document publicly available prior to the date hereof and only as and to the extent disclosed therein, but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Purchaser SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Purchaser SEC Documents shall be deemed disclosed with respect to any Section of this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Purchaser represents and warrants to the Bank as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Purchaser and Purchaser Bank (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Purchaser has previously made available to the Bank true and complete copies of Purchaser’s articles of incorporation (the “Purchaser Charter”) and bylaws (the “Purchaser Bylaws”), in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.

Section 4.2 Capital Stock.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock and 5,000,000 shares of serial preferred stock, par value $1.00 per share (the “Purchaser Preferred Stock”), of which 8,625 shares of Purchaser Preferred Stock are designated as 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, and 5,750 shares of Purchaser Preferred Stock are designated as 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C. As of the close of business on September 30, 2017, (i) 53,864,250 shares of Purchaser Common Stock were issued and outstanding, (ii) 13,750 shares of Purchaser Preferred Stock were issued and outstanding, and (iii) 1,605,629 shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser equity plans (of which 699,061 shares were subject to outstanding options to purchase shares of Purchaser Common Stock and 158,199 shares were subject to outstanding restricted stock awards). All the outstanding shares of capital stock of Purchaser are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. No shares of capital stock of Purchaser are owned by any Subsidiary of Purchaser. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Purchaser have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Purchaser, free and clear of all Liens other than restrictions on transfer under applicable securities Laws. The shares of Purchaser Common Stock to be issued in the Merger will be duly authorized by all necessary corporate action on the part of Purchaser and, when issued in accordance with the terms hereof, will be validly issued, fully paid, non-assessable and free of preemptive or similar rights.

(b) Neither Purchaser nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Purchaser or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement, as set forth above in Section 4.2(a), and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Purchaser, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Purchaser, (ii) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Purchaser or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. As of the date of this Agreement, except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party or on file with Purchaser with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Purchaser or any of its Subsidiaries.

Section 4.3 Authority.

(a) Each of Purchaser and Purchaser Bank has all necessary corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser and Purchaser Bank and the consummation by Purchaser of the Transactions have been duly and validly approved by all necessary corporate or other similar action on the part of Purchaser and Purchaser Bank. Concurrently with the execution of this Agreement, Purchaser, in its capacity as the sole shareholder of Purchaser Bank, has adopted and approved this Agreement and approved the Merger and the other Transactions, and no other proceedings on the part of Purchaser or Purchaser Bank are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and Purchaser Bank and, assuming the due authorization, execution and delivery by the Bank, constitutes a valid and binding obligation of Purchaser and Purchaser Bank, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No vote of the shareholders of Purchaser or the holders of any other securities of Purchaser (equity or otherwise) is required by any applicable Law, the Purchaser Charter or the Purchaser Bylaws to consummate the Transactions.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Transactions and compliance by Purchaser with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Purchaser or any of its Subsidiaries under, any provision of (i) the Purchaser Charter or Purchaser Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Significant Subsidiary of Purchaser, (ii) any material Contract to which Purchaser or any of its Significant Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any Law or any rule or regulation of any self-regulatory authority applicable to Purchaser or any of its Subsidiaries or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser of this Agreement or to consummate the Transactions, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and Title 6 of the Louisiana Revised Statutes, (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (iii) filing of (A) the Registration Statement pursuant to the Securities Act and the declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (iv) filing with NASDAQ of a notification of the listing on NASDAQ of the shares of Purchaser Common Stock to be issued in the Merger; and (v) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. As of the date hereof, assuming compliance by the Bank with its obligations under this Agreement, Purchaser has no knowledge of any reason why all regulatory approvals from any Governmental Entities required for the consummation of the Transactions and listed in items (i) through (v) of this Section  4.4(b) should not be obtained on a timely basis.

Section 4.5 SEC Reports; Financial Statements.

(a) Purchaser and its Subsidiaries have filed or furnished on a timely basis with the SEC since December 31, 2016 all material forms, reports, schedules, statements and other documents required to be filed or furnished by them under the Securities Act, under the Exchange Act or under the securities regulations of the SEC (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Purchaser SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Purchaser SEC Document has been amended by a subsequently filed Purchaser SEC Document prior to the date hereof, in which case, as of the date of such amendment, (i) the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

Section 4.6 Certain Information. None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time it is first mailed to the Bank’s stockholders, at the time of any amendments or supplements thereto and at the time of the Bank Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that in either case no representation or warranty is made by Purchaser with respect to information supplied in writing by the Bank or any of its Subsidiaries specifically for inclusion therein. The Registration Statement (except for such portions thereof that relate to information supplied by the Bank or its Subsidiaries in writing specifically for inclusion therein) will comply as to form in all material respects with the requirements of the Securities Act.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2016, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article IV or otherwise), has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.8 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Purchaser or any of its Subsidiaries in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.9 Compliance with Laws.

(a) Purchaser and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Purchaser’s knowledge no suspension or cancellation of any such Permits is threatened, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) Purchaser is duly registered with the Federal Reserve as a bank holding company under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. The deposit accounts of each Purchaser Subsidiary that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Since December 31, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) asserting that Purchaser or any of its Subsidiaries is in default under any applicable Laws or Permits, (ii) threatening to revoke any Permits, (iii) requiring Purchaser or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Purchaser’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Purchaser Regulatory Agreement”), or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting FDIC insurance coverage. Neither Purchaser nor any of its Subsidiaries is party to or subject to any Purchaser Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.10 Community Reinvestment Act Compliance. Purchaser Bank is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” in its most recently completed exam, and Purchaser does not have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser Bank not having at least a “satisfactory rating” following the release of its next exam. Purchaser Bank has not been advised of any supervisory concerns regarding its compliance with the CRA and the regulations promulgated thereunder and Purchaser does not have knowledge of any planned or threatened objections by any community group to the Transactions.

Section 4.11 Brokers. No broker, investment banker, financial advisor or other Person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.12 No Additional Representations.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty to the Bank or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Bank or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Bank nor any other Person has made or is making any representations or warranties relating to the Bank whatsoever, express or implied, beyond those expressly given by the Bank in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Bank furnished or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Bank. During the period from the date of this Agreement to the Closing, except as consented to in writing in advance by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.1 of the Bank Disclosure Letter, the Bank shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all Permits existing as of the date hereof, preserve its assets, rights and properties in good repair and condition and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.1 of the Bank

Disclosure Letter or as specifically required by this Agreement, the Bank shall not, and shall not permit any of its Subsidiaries, without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, to:

(a) amend, authorize or propose to amend its articles of association or bylaws (or similar organizational documents);

(b) (i) set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests, other than dividends from a wholly owned Subsidiary to the Bank or another wholly owned Subsidiary of the Bank; (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or voting securities of the Bank or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or voting securities, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Bank or its Subsidiaries on a deferred basis or other rights linked to the value of shares of Bank Common Stock, including pursuant to Contracts as in effect on the date hereof;

(d) (i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than $80,000 in annual cash compensation; (ii) grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable Law, (B) in the case of any employee with a base salary of less than $80,000 as of the date hereof, for any merit-based increases in base salary in the ordinary course of business consistent with past practice, not to exceed 2% in the aggregate for all employees, and (C) to satisfy contractual obligations existing as of the date hereof under any Bank Plans set forth in Section 3.11(a) of the Bank Disclosure Letter or (iii) terminate any employee above the level of Vice President, other than for “cause”;

(e) (i) enter into, establish, adopt, amend, modify or renew any Bank Plan or any arrangement that would have been a Bank Plan had it been in effect as of the date of this Agreement, or any trust agreement (or similar arrangement) related thereto, (ii) take any action to accelerate the vesting or exercisability of any compensation or benefits payable under any Bank Plans, (iii) fund or in any other way secure or fund the payment of compensation or benefits under any Bank Plan, (iv) change the manner in which contributions to any Bank Plan are made or determined, or (v) add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), in each case of clauses (i)-(v) except as may be required by applicable Law or to satisfy contractual obligations existing as of the date hereof, including pursuant to the terms of any Bank Plan set forth in Section 3.11(a) of the Bank Disclosure Letter;

(f) sell, license, lease, transfer, subject to a Lien, abandon or allow to lapse or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties, except for transfers (including sales) in the ordinary course of business consistent with past practice;

(g) (i) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital or (ii) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any Person other than a wholly owned Subsidiary of the Bank; except for (A) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (B) in a fiduciary or similar capacity in the ordinary and usual course of business consistent with past practice and (C) Loans purchased or extended in accordance herewith and purchases of investment securities for portfolio management purposes;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) other than in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, fail to renew, cancel or extend any Bank Material Contract or any Contract with consultants involving annual payments by the Bank or any of its Subsidiaries of $50,000 or more (other than such Contracts that contain a term of no more than one year and which relate to regulatory or compliance or related matters) or expressly waive any material benefits under any such Bank Material Contract or any such other Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Bank Material Contract or any Contract with any broker or finder in connection with the Transactions or any lease that is not a Material Contract but calls for payments of $125,000 or more by the Bank or its Subsidiaries;

(j) (i) settle any Action against it, except for an Action that is settled in the ordinary course of business consistent with past practice in an amount and for an aggregate cost to the Bank not in excess of $250,000 and that would not impose any material non-monetary restriction on the business of the Bank or its Subsidiaries or, after the Closing, Purchaser or its Affiliates or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(k) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law and as approved in writing by the Bank’s independent public accountants;

(l) charge-off (except as may otherwise be required by applicable Law or by any Governmental Entity or by GAAP) any material credit, or make or enter into any commitments to make any credit which varies materially from its written credit policies, copies of which have been made available to Purchaser;

(m) change its loan loss reserve methodology, inputs or assumptions in a way which varies materially from its credit risk policies, prior practices or observable trends in its portfolio, in any case except as may be required by Law, a Governmental Entity or GAAP;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make or change any material Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior notice to Purchaser) as may be required by applicable Law;

(p) except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Bank prior to the date hereof, make or acquire any Loan or issue a commitment (or renew or extend an existing Loan or commitment) for (i) any new secured Loan (or any increase in such a Loan) in excess of $5,000,000 in the aggregate to a single borrower, or any new unsecured Loan (or any increase in such a Loan) in excess of $1,000,000 in the aggregate to a single borrower, (ii) any Loan that is not made in conformity, in all material respects, with the Bank’s ordinary course lending policies and guidelines in effect as of the date hereof, or (iii) any Loan renewal, other than a renewal with the same collateral, guarantors, materially similar financials and ratios and term (not to exceed the lesser of such Loan’s original term or five (5) years, except as required by applicable Law). No additional funds shall be extended to a Loan classified as “criticized,” and no “criticized” Loan shall be renewed beyond ninety (90) days. For purposes of this Section 5.1(p), a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import);

(q) (i) make or commit to make any new capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other Person (other than letters of credits, endorsements for collection, deposits and similar liabilities in the ordinary course of business consistent with past practice and indebtedness of the Bank’s Subsidiaries to the Bank) or (iii) enter into any securitizations of Loans or create any special purpose funding or variable interest entity;

(r) enter into any new line of business or change its lending, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies or practices in any material respect other than as required by Law or any Bank Regulatory Agreement;

(s) foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other hazardous materials regulated under Environmental Laws;

(t) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch office or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other facility or permit the revocation or surrender of its certificate of authority to maintain any such facility, except as may be required by any Governmental Entity;

(u) except pursuant to agreements or arrangements in effect on the date hereof and previously provided to Purchaser, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its executive officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its executive officers or directors, other than agreements and arrangements relating to Loans, deposits, trust department services and other traditional banking products and services in the ordinary course of the business of the Bank and on terms comparable to the terms generally offered to third party customers, and in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.1;

(v) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(w) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(x) fail to use commercially reasonable efforts to take any action that is required by a Bank Regulatory Agreement (including any action otherwise prohibited or restricted by this Section 5.1), or willfully take any action that violates a Bank Regulatory Agreement;

(y) (i) purchase any equity securities, or purchase any securities other than securities: (A) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (B) with a weighted average life of not more than three years and (C) otherwise in the ordinary course of business consistent with past practice or (ii) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(z) recognize any union or other labor organization as the representative of any of the employees of the Bank or any of its Subsidiaries, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law;

(aa) conduct or announce any facility closure, layoffs, reduction in force or other employment terminations sufficient in number to trigger the WARN Act or similar Law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

(bb) change its service providers or vendors for its IT Assets; or

(cc) enter into any Contract with respect to or otherwise agree or commit to take any actions prohibited by this Section.

Section 5.2 Conduct of Business by Purchaser. During the period from the date of this Agreement to the Closing, except as consented to in writing in advance by the Bank, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.2 of the Purchaser Disclosure Letter, Purchaser shall use commercially reasonable efforts to preserve intact its business organization, maintain in effect all Permits existing as of the date hereof, preserve its assets, rights and properties in good repair and condition, and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.2 of the Purchaser Disclosure Letter or as specifically required by this Agreement, Purchaser shall not, and shall not permit any of its Significant Subsidiaries, without the Bank’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents) in a manner that would adversely affect the holders of Bank Common Stock (upon their acquisition of Purchaser Common Stock) relative to other holders of Purchaser Common Stock;

(b) knowingly take, or knowingly omit to take, (i) any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior written notice to the Bank) as may be required by applicable Law; or

(c) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.3 No Solicitation by the Bank.

(a) The Bank shall not, and shall cause its Subsidiaries and its and their directors, officers and employees not to, and shall use and cause its Subsidiaries to use their reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Bank Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Bank Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of the Bank or any of its Subsidiaries to any Person in connection with any Bank Acquisition Proposal, (iii) approve or recommend any Bank Acquisition Proposal or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Bank Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to result in, any Bank Acquisition Proposal (other than a confidentiality agreement permitted by the terms of this Section 5.3(a) as described below). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Bank or any of its Subsidiaries shall be a breach of this Section 5.3(a) by the Bank. The Bank shall, and shall cause each of its Subsidiaries and their respective Representatives, to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Bank Acquisition Proposal, (B) terminate access to any physical or electronic data rooms relating to any potential Bank Acquisition Proposal, (C) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (D) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Bank Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Bank Stockholder Approval, (1) the Bank receives an unsolicited written Bank Acquisition Proposal that the Bank Board believes in good faith to be bona fide, (2) such Bank Acquisition Proposal was not the result of a material violation of this Section 5.3(a), (3) the Bank Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Bank Acquisition Proposal constitutes or is reasonably likely to lead to a Bank Superior Proposal and (4) the Bank Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(a) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Bank may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to the Bank and its Subsidiaries to the Person making such Bank Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Bank than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Purchaser or shall be provided to Purchaser prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Bank Acquisition Proposal (and such Person’s Representatives) regarding such Bank Acquisition Proposal.

(b) Neither the Bank Board nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in any manner adverse to Purchaser) the Bank Recommendation (or publicly propose to do any of the foregoing), (B) fail to include the Bank Recommendation in the Proxy Statement or (C) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Bank Acquisition Proposal (each such action set forth in this Section 5.3(b)(i) being referred to herein as a “Bank Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Bank Stockholder Approval, the Bank Board may, if the Bank Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 5.3(b), make a Bank Adverse Recommendation Change; provided, that the Bank shall not make any Bank Adverse Recommendation Change unless (A) the Bank shall not have breached this Section 5.3 in any material respect and (B) if and only if:

(i) the Bank shall give Purchaser at least ten (10) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the basis for the Bank Adverse Recommendation Change, and if the proposed Bank Adverse Recommendation Change is in response to a Bank Superior Proposal, such notice shall specify the material terms and conditions of any such Bank Superior Proposal, including the identity of the party making such Bank Superior Proposal and contemporaneously provides an unredacted copy of the relevant proposed transaction agreements with the party making such Bank Superior Proposal (or if there is no such proposed agreement, a written summary of the material terms and conditions of the Bank Superior Proposal);

(ii) after providing such notice and prior to effecting such Bank Adverse Recommendation Change, the Bank negotiates, and causes its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement such that (A) in the case of a Bank Superior Proposal, it would cause such Bank Superior Proposal to no longer constitute a Bank Superior Proposal or (B) in any other event, the failure to effect a Bank Adverse Recommendation Change would not be reasonably likely to violate the Bank Board’s fiduciary duties under applicable Law; and

(iii) the Bank Board, following the final such ten (or five, as applicable) Business Day period (as described below), again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that (A) if the proposed Bank Adverse Recommendation Change is in response to a Bank Superior Proposal, such Bank Acquisition Proposal nonetheless continues to constitute a Bank Superior Proposal and (B) failure to take such action would be reasonably likely to violate their fiduciary duties to the Bank and the Bank stockholders under applicable Law.

In the event of any change to the price or any other material change to the terms of such Bank Superior Proposal, the Bank shall, in each case, be required to deliver to Purchaser a new written notice, the notice period shall recommence and the Bank shall be required to comply with its obligations under this Section 5.3 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to five (5) Business Days (rather than ten (10) Business Days referenced in clause (i) above).

(c) In addition to the obligations of the Bank set forth in Sections 5.3(a) and (b), on and after the date hereof, the Bank shall promptly (and in any event within twenty-four (24) hours of receipt) advise Purchaser orally and in writing in the event the Bank or any of its Subsidiaries or their respective Representatives receives (i) any Bank Acquisition Proposal, (ii) any proposal, offer or inquiry or request for information with respect to, or that could reasonably be expected to result in, a Bank Acquisition Proposal or (iii) any request to engage in discussions or negotiations that are reasonably likely to lead to, or that contemplate or relate to, an actual or potential Bank Acquisition Proposal, in each case which notice shall include a summary of the material terms and conditions of such Bank Acquisition Proposal or request, the identity of the Person making any such Bank Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Bank Acquisition Proposal, inquiry, offer, proposal or request for information made in writing (and any proposed agreements related thereto) and a summary of the terms and conditions of any Bank Acquisition Proposal, inquiry, offer, proposal or request for information not made in writing. The Bank shall keep Purchaser informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Bank Acquisition Proposal or request and shall provide Purchaser with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Bank shall promptly (and in any event within 24 hours) notify Purchaser orally and in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning a Bank Acquisition Proposal pursuant to Section 5.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Bank shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Bank from providing the information contemplated by this Section 5.3 to Purchaser or otherwise limits or impairs the Bank’s or its Subsidiaries’ or their respective Representatives’ ability to comply with their respective obligations in this Section 5.3.

(e) For purposes of this Agreement:

(i) “Bank Acquisition Proposal” means, other than the Transactions, any inquiry, proposal or offer with respect to a, or any, tender or exchange offer to acquire 20% or more of the voting power in the Bank or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Bank or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of the Bank Common Stock or securities convertible or exchangeable for shares of the Bank Common Stock whether or not such securities are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, the Bank or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Bank Superior Proposal” means any unsolicited bona fide written Bank Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Bank Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated would be more favorable to the stockholders of the Bank from a financial point of view than the Transactions (including taking into account any adjustment to the terms and conditions proposed by Purchaser in response to such proposal pursuant to Section 5.3(b) or otherwise), (B) is not subject to any financing or other material contingency (other than the receipt of necessary regulatory approvals) and (C) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.4 Preparation of Registration Statement and the Proxy Statement; Bank Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, the Bank shall prepare the Proxy Statement and Purchaser shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Bank shall furnish all information concerning itself and its Affiliates to Purchaser, and provide Purchaser with such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement. Purchaser will advise the Bank, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and Purchaser shall use its reasonable best efforts to respond (with the assistance of the Bank) as promptly as practicable to any comments of the SEC with respect thereto. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Transactions. The Bank will cause the Proxy Statement to be mailed to the Bank’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Common Stock in the Merger, and the Bank shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action.

(b) Purchaser will advise the Bank, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) If prior to the Effective Time any event occurs with respect to the Bank, Purchaser or any Subsidiary of the Bank or Purchaser, respectively, or any change occurs with respect to information supplied by or on behalf of the Bank or Purchaser, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, the Bank or Purchaser, as applicable, shall promptly notify the other of such event, and the Bank and Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Bank’s stockholders.

(d) The Bank shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with applicable Law, the Bank Charter and the Bank Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Bank Stockholders’ Meeting”) for the purpose of obtaining the Bank Stockholder Approval. Except in the case of a Bank Adverse Recommendation Change specifically permitted by Section 5.3(b), the Bank, through the Bank Board, shall take all action necessary to (x) recommend to its stockholders that they approve and adopt this Agreement, the Merger and the other Transactions, (y) include such recommendation in the Proxy Statement and (z) solicit the Bank Stockholder Approval. Without limiting the generality of the foregoing, the Bank agrees that its obligations pursuant to the first sentence of this Section 5.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Bank or any other Person of any Bank Acquisition Proposal or the occurrence of any Bank Adverse Recommendation Change. The Bank shall adjourn or postpone the Bank Stockholders’ Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Bank Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Bank has not received proxies representing a sufficient number of shares necessary to obtain the Bank Stockholder Approval, and subject to the terms and conditions of this Agreement, the Bank shall continue to use all reasonable best efforts to solicit proxies from its stockholders in favor of the Bank Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Bank Stockholders’ Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Bank at the Bank Stockholders’ Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Bank of such obligation. In addition to the foregoing, the Bank shall not submit to the vote of its stockholders any Bank Acquisition Proposal in addition to or in lieu of the Merger. If the Bank Board has effected a Bank Adverse Recommendation Change, then the Bank Board may submit this Agreement to the Bank’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Bank Board may communicate the basis for its lack of a recommendation to Bank’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Bank shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, assets, books, contracts, commitments, personnel and records and, during such period, the Bank shall, and shall cause its Subsidiaries to, furnish promptly to Purchaser: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither the Bank nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements (including, as the case may be, the Bank using reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers),and by the parties adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws). As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Bank will furnish to Purchaser (x) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Bank and its Subsidiaries as of and for such month then ended, (y) internal management financial control reports showing actual financial performance against plan and previous period and (z) any reports provided to the Bank Board or any committee thereof relating to the financial performance and risk management of the Bank. In addition, the Bank will furnish Purchaser with a copy of each report filed by it or any of its Subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three (3) Business Days following the filing thereof.

(b) All such information shall be held confidential in accordance with the terms of the amended and restated letter agreement regarding confidentiality, dated as of October 11, 2017, between Purchaser and the Bank (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.4 or information provided, made available or delivered to the Bank or Purchaser pursuant to this Agreement (other than the Bank Disclosure Letter and the Purchaser Disclosure Letter to the extent explicitly provided therein) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to resist, contest or defend any Actions (including administrative Actions) challenging the Transactions or the completion of the Transactions, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement; provided, further, that notwithstanding anything to the contrary in this Section 5.6, neither Purchaser nor its Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any Requisite Regulatory Approvals (as defined below) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of (x) the Bank and its Subsidiaries, taken as a whole, or (y) Purchaser and its Subsidiaries, taken as a whole, following the Closing (either of clauses (x) or (y), a “Burdensome Condition”). Subject to applicable Law and the instructions of any Governmental Entity, Purchaser shall inform Bank in writing if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries has advised or notified any of Purchaser or its Subsidiaries of such Governmental Entity’s determination to impose a restriction or requirement in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, including reasonable detail regarding the restriction or requirement imposed by the Governmental Entity; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide the Bank with any information relating to or containing any confidential supervisory or regulatory examination materials or information.

(b) The parties shall, and shall cause their respective Subsidiaries to, cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Governmental Entities necessary to consummate the Transactions (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable but in any event no later than thirty (30) days following the date of this Agreement. Each party will have the right to review in advance, and to the extent practicable each party will consult with the other party, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to it and any of its Subsidiaries that appear in any filing made with or written materials submitted to any Governmental Entity in connection with the Requisite Regulatory Approvals; provided, that, for the avoidance of doubt, in no event shall either party or any of its respective Affiliates be obligated to provide the other party with any information relating to or containing any confidential supervisory or regulatory examination materials or information. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. The parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Governmental Entities in connection with the Transactions, including seeking the Requisite Regulatory Approvals; provided, that Purchaser and its Subsidiaries may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information).

(c) Each of the parties hereto shall, upon request, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In exercising the foregoing rights, each party shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Entity with respect to the Transactions; provided, that, for the avoidance of doubt, in no event shall Purchaser or its Subsidiaries be obligated to provide the Bank with any information relating to or containing any confidential supervisory or regulatory examination materials or information.

Section 5.7 Takeover Laws. Each of the Bank and Purchaser and their respective Boards of Directors shall (a) take no action to cause any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition”, “interested stockholder” or similar provision of any anti-takeover Law (collectively, “Takeover Laws”) to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.

Section 5.8 Notification of Certain Matters. The Bank, on the one hand, and Purchaser and Purchaser Bank, on the other hand, shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions by or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Transactions or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Subject to any limitations that may be imposed by applicable Law, for a period of six (6) years from and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Bank or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) to the fullest extent permitted by the current provisions regarding indemnification of D&O Indemnified Parties contained in the Bank Articles and the Bank Bylaws (or comparable organizational documents of each of the Bank’s Subsidiaries), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Bank, any of its Subsidiaries or any of their respective predecessors or (ii) any matters arising in connection with the Transactions, and Purchaser shall also advance expenses as incurred in each case, upon receipt of an undertaking, from such D&O Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled to indemnification hereunder. In the event any claim is asserted within such six (6)-year period, all such rights in respect of any such claim shall continue until disposition thereof.

(b) For a period of six (6) years after the Effective Time, Purchaser shall maintain in effect the Bank’s current directors’ and officers’ liability insurance covering each Person currently covered by the Bank’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Purchaser) for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Purchaser be required to expend annually in the aggregate an amount in excess of 150% of the amount of the aggregate premiums paid by the Bank for fiscal year 2016 for such purpose (which fiscal year 2016 premiums are hereby represented and warranted by the Bank to be as set forth in Section 5.9(b) of the Bank Disclosure Letter (the “Insurance Amount”)) and, if Purchaser is unable to maintain such policy (or substitute policy) as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available for a period of six years following the Effective Time by payment of such amount; provided, further, that (i) Purchaser may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Bank’s existing policies as of the date hereof or (ii) Purchaser may request that the Bank obtain such extended reporting period coverage under the Bank’s existing insurance programs (to be effective as of the Effective Time).

(c) In the event that Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successor and assign of Purchaser assumes the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, his or her heirs and his or her legal representatives.

Section 5.10 Employees.

(a) Immediately following the Effective Time, Purchaser shall cause the individuals employed by the Bank or any of its Subsidiaries immediately prior to the Closing who continue in the employment of Purchaser or any of its Affiliates (each a “Continuing Employee”) to receive aggregate target cash compensation opportunities and employee benefits (other than with respect to equity-based, change in control, or transaction-based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits) that are substantially comparable to those provided to such employees as of immediately prior to the Effective Time. Nothing contained in this Section 5.10 shall (A) be construed to create (x) any third-party beneficiary rights in any current or former employee of the Bank, Purchaser or their Affiliates (including any dependent or beneficiary thereof) or any Person other than the parties to this Agreement (including any participant in any Bank Plan, or any dependent or beneficiary thereof) or (y) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Purchaser or its Affiliates, or (B) except as set forth in this Section 5.10, limit the ability of Purchaser or its Affiliates to amend, modify or terminate any Bank Plan, Purchaser Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(b) For all purposes under the employee benefit plans of Purchaser and its Affiliates (including, after the Closing, the Bank and its Subsidiaries) other than defined benefit pension plans (such employee benefit plans shall be referred to hereinafter as the “Purchaser Plans”) providing benefits to any Continuing Employee, each Continuing Employee shall be credited with his or her years of service with Bank and its Affiliates and their respective predecessors to the same extent as such Continuing Employee was entitled to credit for such service under any applicable similar Bank Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Closing Date, Purchaser shall use commercially reasonable efforts to provide that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans to the extent coverage under such Purchaser Plan is similar in type to an applicable Bank Plan in which such Continuing Employee was participating immediately prior to the Closing Date; and (ii) for purposes of each Purchaser Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the similar plans of Bank or its Affiliates in which such Continuing Employee, as applicable, participated or was eligible to participate immediately prior to the Closing Date.

(d) Unless otherwise requested by Purchaser prior to the Closing, the Bank and each of its Subsidiaries shall terminate, effective as of the Closing Date, any Bank Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”).

(e) To the extent that any Continuing Employee becomes eligible to receive severance pursuant to the terms of the Purchaser’s Severance Pay Plan (the “Purchaser Severance Plan”) prior to the first anniversary of the Closing, then such terminated Continuing Employee shall be entitled to receive (x) a severance payment equal to two (2) weeks of such Continuing Employee’s then-current base salary for each completed year of service to the Bank, its Affiliates and Purchaser, with a minimum of four (4) weeks of base salary and a maximum of twenty-six (26) weeks of base salary plus (y) subsidized COBRA benefits, on such terms provided by the Purchaser Severance Plan, for a period of three (3) months.

(f) Prior to the Closing, the Bank shall use its reasonable best efforts to take such actions that are intended to ensure that the payment of any amounts or benefits (whether or not accelerated) to a “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the Transactions, would not, separately or in the aggregate, reasonably be expected to result in the disallowance of a deduction to the Bank or its Subsidiaries, as applicable, under Section 280G of the Code, including, as necessary, (i) soliciting the requisite approval of the Bank’s direct or indirect stockholders of all or a portion of any such payments or benefits, in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulation Section 1.280G-1, Q/A-7 (including providing such members adequate disclosure of all material facts concerning any such payments or benefit as provided in, and otherwise conducting such solicitation in conformity with, Section 280G(b)(5)(B) of the Code) and (ii) to the extent necessary, attempting to obtain a waiver from each such “disqualified individual” entitled to receive any payments or benefits which would reasonably be expected, individually or when aggregated with other payments or benefits, to cause or trigger any “parachute payment” (as defined in Section 280G(b) of the Code) in connection with the Transactions of such disqualified individual’s right to receive the portion of such payments or benefits that would reasonably be expected to, individually or when aggregated with other payments or benefits, cause or trigger any “excess parachute payments” (within the meaning of Section 280G of the Code). The Bank shall provide Purchaser with drafts of all such solicitation materials and consents for review and comment prior to delivery to stockholders or disqualified individuals, as applicable. Prior to the Closing, the Bank shall deliver to Purchaser, reasonably satisfactory evidence that a vote of the Bank’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.10 and whether or not the requisite number of stockholder votes consenting to such benefits and payments was obtained with respect to such benefits and payments.

(g) Notwithstanding anything herein to the contrary and without limiting the generality of this Section 5.10, all provisions contained in this Section 5.10 are included for the sole benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Bank Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Purchaser or the Bank or their respective Subsidiaries or affiliates to amend, terminate or otherwise modify any Bank Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any stockholder, any service provider, Continuing Employee or any participant in any Bank Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to specific compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 5.11 Public Announcements. Purchaser and Purchaser Bank, on the one hand, and the Bank, on the other hand, shall cooperate with each other with respect to the issuing of any press release or other public statements with respect to this Agreement and the Transactions and, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, the Bank shall not issue any such press release or make any public announcement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. It is understood that Purchaser shall assume primary responsibility for the preparation of joint press releases relating to this Agreement and the Transactions.

Section 5.12 Stock Exchange Listing. Prior to the Closing, Purchaser shall file a Notification of Listing of Additional Shares (or such other form as may be required by NASDAQ) with NASDAQ with respect to the shares of Purchaser Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Bank or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Bank, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Bank and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Operating Functions. The Bank and its Subsidiaries shall cooperate with Purchaser and its Subsidiaries in connection with planning for the efficient and orderly combination of the parties and their respective operations after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Purchaser may decide. The Bank shall take any action Purchaser may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with Purchaser Bank. Without limiting the foregoing, the Bank shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Bank and Purchaser shall meet from time to time as Purchaser may reasonably request, to review the financial and operational affairs of the Bank and its Subsidiaries, and the Bank shall give due consideration to Purchaser’s input on such matters, with the understanding that neither the Bank nor any of its Subsidiaries shall be required to agree to any material Contractual obligation that is not contingent upon the consummation of the Closing.

Section 5.15 Advisory Board. Following the Closing, Purchaser shall invite members of the Bank Board to join Purchaser’s Miami-Dade Advisory Board.

Section 5.16 Stockholder Litigation. Bank shall promptly advise Purchaser orally and in writing of any actual or threatened stockholder litigation against the Bank or its directors and officers relating to this Agreement, the Merger or the other Transactions and shall promptly provide Purchaser with a copy of the complaint or other writing threatening or commencing such stockholder litigation. Bank shall: (i) permit Purchaser to review and discuss in advance, and consider in good faith the views of the Purchaser in connection with, any proposed written or oral response to such stockholder litigation; (ii) furnish Purchaser’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such stockholder litigation; (iii) consult with Purchaser regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Bank shall not settle any such stockholder litigation if such settlement requires the payment of money damages unless the payment of any such damages by Bank is reasonably expected by Bank, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by the Bank) under the Bank’s existing director and officer insurance policies, including any tail policy, without the written consent of Purchaser (such consent not to be unreasonably withheld).

Section 5.17 WARN Act. The Bank agrees that, upon Purchaser’s written request, it shall provide a notification under the WARN Act for any Bank or its Subsidiaries’ employee terminations or layoffs following the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Bank Stockholder Approval. Bank Stockholder Approval shall have been obtained in accordance with applicable Law and this Agreement. Holders of not more than 10% of Bank Common Stock shall have exercised statutory rights of dissent and appraisal pursuant to applicable Law.

(b) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, nor shall any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition.

(c) No Injunctions or Legal Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger or the other Transactions.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) NASDAQ Listing. Purchaser shall have caused the shares of Purchaser Common Stock to be issued to the holders of Bank Common Stock upon the consummation of the Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Bank set forth in (i) Sections 3.2(a), 3.2(b) and 3.8(b) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) Sections 3.1, 3.2(c), 3.3 and 3.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) all other representations of the Bank in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties described in this clause (iii) which, individually or in the aggregate, would not reasonably be expected to have a Bank Material Adverse Effect; provided that for purposes of determining the accuracy of the representations and warranties described in clauses (ii) or (iii), all materiality and “Bank Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of the Bank by an executive officer of the Bank certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Tax Opinion. Purchaser shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Purchaser, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Bank, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

Section 6.3 Conditions to the Obligations of the Bank. The obligations of the Bank to effect the Merger is also subject to the satisfaction, or waiver by the Bank, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in (i) Section 4.2(a) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations of the Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties described in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Purchaser Material Adverse Effect” qualifications and exceptions contained in such representations and warranties described in this clause (ii) shall be disregarded).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Bank shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d) Tax Opinion. The Bank shall have received a written opinion from Broad and Cassel LLP, counsel to the Bank, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Bank, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding the approval thereof by the stockholders of the Bank:

(a) by mutual written consent of Purchaser and the Bank;

(b) by either the Bank or Purchaser:

(i) if the Merger shall not have been consummated on or before October 19, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to (A) Purchaser if its or Purchaser Bank’s failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date or (B) the Bank if its failure to comply with any provisions of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii) if the Bank Stockholder Approval shall not have been obtained at the Bank Stockholders’ Meeting or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement was taken; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger or the other Transactions by final, nonappealable action of such Governmental Entity;

(c) by Purchaser:

(i) if the Bank shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Sections 6.1 or 6.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (i) the second (2nd) Business Day prior to the Outside Date and (ii) thirty (30) days after the giving of written notice to the Bank of such breach or failure;

(ii) if the Bank or the Bank Board (or any committee thereof) has (A) effected a Bank Adverse Recommendation Change, (B) failed to recommend the Merger and the approval and adoption of this Agreement by the stockholders of the Bank, (C) materially breached the terms of Section 5.3 in any respect adverse to Purchaser or (D) materially breached its obligations under Section 5.4 by failing to call, give notice of, convene and hold the Bank Stockholders’ Meeting in accordance with Section 5.4;

(iii) if a tender offer or exchange offer for 20% or more of the outstanding shares of Bank Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Bank Board recommends that the stockholders of the Bank tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(iv) if there shall be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, or if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, in either case notwithstanding Purchaser’s compliance with Section 5.2, and so long as the time periods for appeals and request for reconsideration has run;

(v) if the Bank has experienced, or is reasonably likely to experience, a Bank Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by Purchaser, which notice shall specify the nature of the matter or matters constituting such Bank Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by Purchaser within fifteen (15) days following the end of such remedial or curative period; or

(vi) if the Measurement Price is below $61.88 on the trading day immediately prior to the Closing Date; or

(d) by the Bank:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the second (2nd) Business Day prior to the Outside Date and (2) thirty (30) days after the giving of written notice to Purchaser of such breach or failure; or

(ii) if Purchaser has experienced, or is reasonably likely to experience, a Purchaser Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by the Bank, which notice shall specify the nature of the matter or matters constituting such Purchaser Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by the Bank within fifteen (15) days following the end of such remedial or curative period.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Bank, except that the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any Intentional Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Bank, and all filing and other fees paid to the SEC, shall be paid by Purchaser. Each party shall be responsible for its own attorneys’ fees, accountants’ fees and related expenses in connection with the Merger.

(b) In the event that:

(i) (A) a Bank Acquisition Proposal (whether or not conditional) or intention to make a Bank Acquisition Proposal (whether or not conditional) shall have been made directly to the Bank’s stockholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Bank or the Bank Board, (B) this Agreement is thereafter terminated by the Bank or Purchaser pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i), and (C) within fifteen (15) months after such termination the Bank or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Bank Acquisition Proposal (which, in each case, need not be the same Bank Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Bank shall pay a termination fee of $9.2 million (the “Bank Termination Fee”) on the earlier of (i) the date of execution of such agreement or (ii) consummation of such transaction; or

(ii) this Agreement is terminated by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) then, in any such event, the Bank shall pay to Purchaser the Bank Termination Fee, it being understood that in no event shall the Bank be required to pay an aggregate amount exceeding the Bank Termination Fee.

(c) For purposes of this Section 7.3, “Bank Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references to “20%” shall be replaced by “50%”.

(d) Payment of the Bank Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Purchaser (i) at the time or times provided in Section 7.3(b)(i), in the case of a Bank Termination Fee payable pursuant to Section 7.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii). The right to receive and the payment of the Bank Termination Fee to Purchaser shall be Purchaser’s sole and exclusive remedy and shall be deemed to be liquidated damages.

(e) Each of Bank and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either the Bank or Purchaser fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 7.3, the non-paying party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the date of termination of this Agreement at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Bank Stockholder Approval has been obtained; provided, that after the Bank Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Bank without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise expressly set forth herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their express terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 8.2 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 8.2, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Purchaser or Purchaser Bank, to:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr.

E-mail: Robert.Worley@iberiabank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson

                 Elizabeth Cooper

Facsimile: 212-455-2502

E-mail: lmeyerson@stblaw.com

             ecooper@stblaw.com

(ii)	if to the Bank, to:

Gibraltar Private

55 Alhambra Plaza

Coral Gables, Florida 33134

Attention: Angel Medina, Jr.

                 Michael C. Sontag

E-mail: amedina@gibraltarprivate.com

             msontag@gibraltarprivate.com

with a copy (which shall not constitute notice) to:

Broad and Cassel LLP

Suite 2100, 2 South Biscayne Boulevard

Miami, Florida 33131

Attention: Carlos E. Loumiet, Esq.

                 Nina S. Gordon, Esq.

E-mail: cloumiet@broadandcassel.com

             ngordon@broadandcassel.com

Section 8.3 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth as follows:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Bank Equity Plans “ means the Gibraltar Private Bank & Trust Company 2016 Equity Incentive Plan, as amended.

(c) “Bank Material Adverse Effect” means (i) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of the Bank to consummate, or prevents or materially delays, the Closing or any of the other Transactions or would reasonably be expected to do so or (ii) the commencement of, or threat in writing, by a Governmental Entity with jurisdiction over banking activities of an Action against the Bank; provided, that a Bank Material Adverse Effect for purposes of clause (i)(A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Bank or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof, in each case after the date hereof, generally affecting banks and (4) demonstrably resulting from the announcement or pendency of the Transactions; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Bank and its Subsidiaries, taken as a whole, as compared to similarly situated banks.

(d) “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)), as amended, and applicable rules and regulations thereunder.

(e) “Benefit Plan” means (i) any “employee benefit plan” (within the meaning of section 3(3) of ERISA and (ii) any other pension, retirement, supplemental retirement, excess benefit, profit-sharing, stock purchase, stock option, stock ownership, stock appreciation right, equity-based compensation, phantom stock, employment, severance, severance pay policy, salary continuation, termination, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, health, life, disability, group insurance, holiday, fringe benefit plan, program, contract or arrangement or any similar plan or agreement or any plan or arrangement and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, whether formal or informal or oral or written.

(f) “BHC Act” means the Bank Holding Company Act of 1956 (12 U.S.C. § 1841 et seq.), as amended, and applicable rules and regulations thereunder.

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Orleans, Louisiana or Miami, Florida are authorized by Law or executive order to be closed.

(h) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, concession or franchise, whether oral or written (including all amendments to any of the foregoing).

(i) “control” (including the terms “controlled, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is considered a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code that includes any of the Bank or its Subsidiaries is considered a single employer under “common control” with any of the Bank or its Subsidiaries under Section 4001(b)(1) of ERISA.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(m) “FDIC” means the Federal Deposit Insurance Corporation.

(n) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(o) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(p) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”); (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technologies, trade secrets, works of authorship and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(q) “Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(r) “IRS” means the Internal Revenue Service.

(s) “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by the Bank and its Subsidiaries and used by the Bank or any of its Subsidiaries in the operation of the business of the Bank or any of its Subsidiaries.

(t) “knowledge” of (a) the Bank means the actual knowledge after due inquiry of the individuals set forth on Section 8.3(t) of the Bank Disclosure Letter and (b) the Purchaser means the actual knowledge after due inquiry of the individuals set forth on Section 8.3(t) of the Purchaser Disclosure Letter.

(u) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, arbitration award, agency requirement, decree or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(v) “NASDAQ” means the NASDAQ Stock Market, Inc. and the NASDAQ Global Select Market, as applicable.

(w) “PBGC” means the Pension Benefit Guaranty Corporation.

(x) “Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Bank or such Subsidiary consistent with past practice or (iii) restrictions on transfers under applicable securities laws.

(y) “Person” means an individual, corporation, partnership, limited liability Bank, association, trust or other entity or organization, including any Governmental Entity.

(z) “Purchaser Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of Purchaser to consummate, or prevents or materially delays, the Closing or any of the other Transactions or would reasonably be expected to do so; provided, that a Purchaser Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Purchaser or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof, in each case after the date hereof, generally affecting banks, bank holding companies or financial holding companies, (4) demonstrably resulting from the announcement or pendency of the Transactions, (5) any failure by Purchaser to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of Purchaser’s capital stock, (6) any downgrade in rating of any debt or debt securities of Purchaser or any of its Subsidiaries and (7) any legal claims asserted or other Actions initiated by any holder of shares of Purchaser Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on Purchaser and its Subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies; and provided further that, with respect to clauses (5) and (6), the facts and circumstances giving rise to such failure, decrease, change or downgrade that are not otherwise excluded from the definition of a Purchaser Material Adverse Effect pursuant to the other clauses thereof may be taken into account in determining whether there has been a Purchaser Material Adverse Effect.

(aa) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of such Person.

(bb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(cc) “SEC” means the Securities and Exchange Commission and the rules and regulations thereof.

(dd) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ee) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(ff) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(gg) “Tax Contest” means any federal, state, local, or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.

(hh) “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity, (B) an amount described in clause (A) for which a Person is liable as a result of being a member of an Affiliated, consolidated, combined or unitary group, and (C) an amount for which a Person is liable as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B).

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

(jj) “Transaction Document” means this Agreement and any certificate delivered in connection herewith.

Section 8.4 Interpretation. In this Agreement, except as context may otherwise require, references:

(i) to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits are to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Schedules and Exhibits to it, taken as a whole;

(iii) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(iv) to any statute includes any regulation or rule promulgated thereunder; and

(v) to any Governmental Entity include any successor to that Governmental Entity.

The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. The phrase “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives prior to the date hereof or (ii) filed or furnished by a party with the SEC and publicly available on EDGAR, or filed or furnished by a party with the Federal Financial Institutions Examination Council, and made publicly available, prior to the date hereof. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party. The mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Bank Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Bank Disclosure Letter, the Purchaser Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), (i) the provisions of Section 5.9 shall be enforceable by each Indemnified Party described therein and (ii) the right of the holders of Bank Common Stock to receive the consideration payable pursuant to this Agreement shall be enforceable by each such holder of Bank Common Stock.

Section 8.7 Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Delaware Court of Chancery and any appellate court therefrom or, only in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such Action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such Action or proceeding will be effective if notice is given in accordance with Section 8.2.

Section 8.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.13 Facsimile Signature. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Attest:		IBERIABANK CORPORATION

By:	/s/ Vicki A. Petitfils	By:	/s/ Daryl G. Byrd
Name:	Vicki A. Petitfils	Name:	Daryl G. Byrd
Title:	Banking Officer	Title:	President and Chief Executive Officer

Attest:		IBERIABANK

By:	/s/ Vicki A. Petitfils	By:	/s/ Daryl G. Byrd
Name:	Vicki A. Petitfils	Name:	Daryl G. Byrd
Title:	Banking Officer	Title:	President and Chief Executive Officer

Attest:		GIBRALTAR PRIVATE BANK & TRUST COMPANY

By:	/s/ Michael C. Sontag	By:	/s/ Adolfo Henriques
Name:	Michael C. Sontag	Name:	Adolfo Henriques
Title:	Executive Vice President	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by a majority of the respective directors of each of the merging banks, as of the day and year first above written.

FOR THE BOARD OF DIRECTORS OF

IBERIABANK

/s/ William H. Fenstermaker	/s/ David H. Welch

/s/ Rick E. Maples	/s/ John E. Koerner, III

/s/ E. Stewart Shea, III

/s/ Elaine D. Abell

/s/ Ernest P. Breaux, Jr.

/s/ Daryl G. Byrd

FOR THE BOARD OF DIRECTORS OF

Gibraltar Private Bank & Trust Company

/s/ Angel Medina	/s/ Ronald G. Stone

/s/ John W. Quill	/s/ Adolfo Henriques

/s/ Nelson Fonseca	/s/ Gail P. Birks

/s/ Eduardo Cisneros	/s/ James T. Dyke

/s/ Miguel G. Farra	/s/ Robert H. Dickinson

/s/ David S. Kirkland

[Signature Page to Agreement and Plan of Merger]

UNANIMOUS WRITTEN CONSENT OF SOLE SHAREHOLDER OF IBERIABANK

The undersigned, a duly authorized executive officer of IBERIABANK Corporation (the sole shareholder of IBERIABANK), hereby approves, ratifies and confirms the Agreement and Plan of Merger, providing for the merger of Gibraltar Private Bank & Trust Company within and into IBERIABANK, in all respects.

IBERIABANK Corporation

By:	/s/ Daryl G. Byrd
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B

FORM OF

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 19, 2017 (this “Agreement”), by and between IBERIABANK Corporation, a Louisiana corporation (“Purchaser”), IBERIABANK, a Louisiana-chartered commercial bank and wholly-owned Subsidiary of Purchaser (“Purchaser Bank”), and [stockholder] (the “Stockholder”).

WHEREAS, concurrently herewith, Gibraltar Private Bank & Trust Company, a federal savings bank (the “Bank”), Purchaser and Purchaser Bank are entering into an Agreement and Plan of Merger (as it may be amended or modified from time to time, the “Merger Agreement”) pursuant to which the Bank will merge with and into Purchaser Bank on the terms and conditions set forth therein, with Purchaser Bank surviving such merger (the “Merger”) and, in connection therewith, each share of common stock, par value $0.01 per share, of the Bank (“Bank Common Stock”) issued and outstanding immediately prior to the Effective Time (with certain exceptions) will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio, as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner of, and has the right to vote and dispose of, certain shares of Bank Common Stock (such Bank Common Stock, together with any other capital stock of the Bank acquired by the Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Bank that are entitled to vote on the adoption of the Merger Agreement held or acquired by the Stockholder and which the Stockholder has the right to vote and dispose of, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Bank Stockholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as an inducement to Purchaser and Purchaser Bank to enter into the Merger Agreement and incur the obligations therein, Purchaser and Purchaser Bank have required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Bank Common Stock. The Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Bank’s stockholders, however called, or in connection with any written consent of the Bank’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of the Shares, (1) in favor of the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including any proposal to adjourn or postpone such meeting of the Bank’s stockholders (which is not opposed by Purchaser or Purchaser Bank) to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement on the date on which such meeting is held, (2) against any other Bank Acquisition Proposal and (3) against any other action or agreement that, to the Stockholder’s actual knowledge, would reasonably be expected to result in a material breach of any covenant, agreement, representation or warranty or other obligation of the Bank set forth in the Merger Agreement or prevent, materially impair or materially delay the consummation of the Merger.

(b) Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell (including short sales), transfer, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of, enter into a “put equivalent position” (as defined by Rule 16a-1(h) under the Exchange Act) or otherwise transfer or dispose of (including by operation of law) any Shares (collectively, “Transfer”), or enter into any agreement, arrangement or undertaking with respect to any Transfer of any

Shares, other than to any Affiliate; provided that as a condition to such Transfer, such Affiliate shall agree in a signed writing reasonably acceptable to Purchaser and Purchaser Bank to be bound by and comply with all the provisions of this Agreement. Any Transfer in violation of this Agreement shall be void.

(c) No Inconsistent Agreements. The Stockholder hereby agrees that prior to the Expiration Date the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney with respect to such Shares or enter into any agreement, contract or arrangement in any manner which is inconsistent with the Stockholder’s obligations under this Agreement.

Section 2. Representations, Warranties and Covenants of the Stockholder.

(a) Representations and Warranties. The Stockholder represents and warrants to Purchaser as follows:

(i) Capacity. The Stockholder has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to make or obtain such filing, permit, authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and, if the Stockholder is not a natural person, the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Purchaser and Purchaser Bank, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(iv) Non-Contravention. Except as contemplated by this Agreement, the Stockholder has not (a) entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) appointed or granted a proxy or power of attorney with respect to any Shares in any manner which is inconsistent with this Agreement. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) if the Stockholder is not a natural person, conflict with or violate any provision of the organizational documents of the Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Stockholder pursuant to any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected, or (3) violate any Law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to the Stockholder or any of its properties or assets, except in the case of clauses (2) or (3) for violations, breaches or defaults that would not, individually or in the aggregate, impair the Stockholder’s ability to perform its obligations hereunder on a timely basis.

(v) Ownership of Shares. Except for restrictions in favor of Purchaser and Purchaser Bank pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, the Stockholder is the sole record and beneficial owner of all of the Shares, in each case free and clear of Liens, and has the power to vote or direct the vote with respect to the Shares. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Shares, a Person shall be deemed to be the beneficial owner of any Shares which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shares and the Stockholder has not assigned any rights associated with any Shares to any Person.

(vi) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder before or by any Governmental Entity, except, as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder in any material respect.

(vii) Reliance. The Stockholder understands and acknowledges that Purchaser and Purchaser Bank are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Stockholder contained herein.

(b) Covenants. The Stockholder hereby further covenants and agrees as follows:

(i) The Stockholder agrees not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

(ii) The Stockholder hereby authorizes Purchaser and the Bank to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Registration Statement filed in connection with the transactions contemplated by the Merger Agreement and any other applicable filings under the Exchange Act or the Securities Act, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s obligations under this Agreement.

(iii) The Stockholder hereby waives and agrees not to exercise any appraisal or dissenter’s rights which may arise with respect to the Shares in connection with Merger or under the transactions contemplated by the Merger Agreement.

(c) Until the Expiration Time, the Stockholder shall not, and shall use its reasonable best efforts to cause its Representative not to, directly or indirectly: (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Bank Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Bank Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of the Bank or any of its Subsidiaries to any Person in connection with any Bank Acquisition Proposal, (iii) approve or recommend any Bank Acquisition Proposal or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any Bank Alternative Acquisition Agreement constituting or related to, or which is intended to or is reasonably likely to result in, any Bank Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of the Merger Agreement).

(d) The Stockholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours of receipt) notify Purchaser of (i) any fact, event or circumstance that would constitute a breach of the representations and warranties of the Stockholder under this Agreement, (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and (iii) the number of any new shares of Bank Common Stock, if any, acquired by such Stockholder or any of its Affiliates after the date hereof.

Section 3. Representations and Warranties of Purchaser and Purchaser Bank.

(a) Capacity. Each of Purchaser and Purchaser Bank is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

(b) Due Authorization. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Bank and the execution, delivery and performance of this Agreement by each of Purchaser and Purchaser Bank and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Purchaser and Purchaser Bank, respectively.

(c) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the valid and binding agreement of each of Purchaser and Purchaser Bank, enforceable against Purchaser and Purchaser Bank in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4. Termination. Other than this Section 4, Section 2(b)(ii) and Section 5, which shall survive any termination of this Agreement, this Agreement and all obligations of the Stockholder hereunder will automatically terminate and cease to be of any further force and effect upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to any such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (1) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (2) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Purchaser or Purchaser Bank, to:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention:  Robert B. Worley, Jr.

email:        Robert.Worley@iberiabank.com

with	a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:      Lee Meyerson

  Elizabeth Cooper

fax:                (212) 455-2502

email:            lmeyerson@stblaw.com

                       ecooper@stblaw.com

(ii)	If to the Stockholder, to:

c/o Gibraltar Private

55 Alhambra Plaza

Coral Gables, Florida 33134

Attention:  Angel Medina, Jr.

                  Michael C. Sontag

email:        amedina@gibraltarprivate.com

                  msontag@gibraltarprivate.com

with	a copy (which shall not constitute notice) to:

Broad and Cassel LLP

Suite 2100, 2 South Biscayne Boulevard

Miami, Florida 33131

Attention:  Carlos E. Loumiet, Esq.

                  Nina S. Gordon, Esq.

email:        cloumiet@broadandcassel.com

                  ngordon@broadandcassel.com

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Purchaser, Purchaser Bank and the Stockholder.

(d) Successors and Assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Further Assurances; Ownership. From time to time at the request of Purchaser or Purchaser Bank, and without further consideration, the Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in Purchaser or Purchaser Bank any direct or indirect ownership or incidence of ownership of or with respect to, or control over, any shares of Bank Common Stock. All rights, ownership and economic benefits of and relating to the shares of Bank Common Stock shall remain vested in and belong to the Stockholder, and neither Purchaser nor Purchaser Bank shall have any authority to direct the Stockholder in the voting or disposition of any of the shares of Bank Common Stock, except as otherwise provided herein.

(h) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including Purchaser or Purchaser Bank, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon Purchaser or Purchaser Bank beneficial ownership of any Shares at any time prior to the Effective Time.

(i) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

(j) Capacity as Stockholder. This Agreement shall apply to the Stockholder solely in its capacity as a stockholder of the Bank, and it shall not apply in any manner to the Stockholder in any capacity as a director, officer or employee of the Bank or in any other capacity, and shall not limit or affect any actions taken by the Stockholder in any such other capacity.

(k) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

(l) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Section 4, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled under this Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (as defined below). Any party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5(l) shall not be required to provide any bond or other security in connection with any such order or injunction.

(m) No Waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(n) Governing Law. This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(o) Submission to Jurisdiction. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery or any appellate court therefrom (or, only if such courts lack or decline to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 5(b).

(p) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(P).

(q) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(r) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(s) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(t) Definitions. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

IBERIABANK CORPORATION

By:
Name:
Title:

IBERIABANK

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

[STOCKHOLDER]

By:
Name:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Appendix C

October 16, 2017

Board of Directors

Gibraltar Private Bank & Trust Co.

220 Alhambra Circle, 5th Floor

Coral Gables, FL 33134

Ladies and Gentlemen:

Gibraltar Private Bank & Trust Co. (“Bank”), IBERIABANK Corporation (“Purchaser”) and IBERIABANK, a wholly-owned subsidiary of Purchaser (“Purchaser Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Bank will merge with and into Purchaser Bank with Purchaser Bank being the surviving corporation (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of Bank (“Bank Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Bank Common Stock as specified in the Agreement, will be converted automatically into and shall thereafter represent the right to receive 1.9749 shares (the “Exchange Ratio”) of common stock of Purchaser, par value $1.00 per share (“Purchaser Common Stock”); provided, however, (i) if the Measurement Price is greater than $94.88 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $187.3785 by the Measurement Price, or (ii) if the Measurement Price is less than $70.13 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $138.4997 by the Measurement Price. As defined in the Agreement, the term “Measurement Price” means the arithmetic mean of the daily volume weighted average trading prices of Purchaser Common Stock on the NASDAQ Global Select Market on each of the ten (10) trading days ending one (1) Business Day immediately prior to the day of the Effective Time. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Bank Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 14, 2017; (ii) certain publicly available financial statements and other historical financial information of Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) certain internal financial projections for Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Bank; (v) publicly available consensus mean analyst net income estimates for Purchaser for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for Purchaser for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of Purchaser, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7800 / (800) 635-6851

www.sandleronell.com

management of Purchaser; (vi) the pro forma financial impact of the Merger on Purchaser based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as net income estimates for Bank for the three quarters ending December 31, 2018 and the years ending December 31, 2019 and December 31, 2020 with a long term estimated earnings growth rate for the years thereafter, as provided by the senior management of Purchaser; (vii) the publicly reported historical price and trading activity for Purchaser Common Stock, including a comparison of certain stock market information for Purchaser Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Bank and Purchaser with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank industry (on a nationwide and statewide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of Bank and its representatives the business, financial condition, results of operations and prospects of Bank and held similar discussions with certain members of the management of Purchaser and its representatives regarding the business, financial condition, results of operations and prospects of Purchaser.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Bank or Purchaser or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Bank and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.

We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bank or Purchaser or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Bank or Purchaser. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bank or Purchaser, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Bank or Purchaser. We have assumed, with your consent, that the respective allowances for loan losses for both Bank and Purchaser are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Bank for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Bank. In addition, Sandler O’Neill used publicly available consensus mean analyst net income estimates for Purchaser for the year ending December 31, 2017 and mean analyst consensus earnings per share and balance sheet estimates for Purchaser for the years ending December 31, 2018 and December 31, 2019, as confirmed by the senior management of Purchaser, as well as estimated long-term earnings per share and balance sheet growth rates for the years ending December 31, 2020 and December 31, 2021 and estimated dividends per share for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Purchaser. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses as well as net income estimates for Bank for the three quarters ending December 31, 2018 and the years ending December 31, 2019 and December 31, 2020 with a long term estimated earnings growth rate for the years thereafter, as provided by the senior management of Purchaser. With respect to the foregoing information, the respective managements of Bank and Purchaser confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst net income, earnings per share and balance sheet estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Bank and Purchaser, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Bank or Purchaser since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Bank and Purchaser will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Bank, Purchaser or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Bank has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Purchaser Common Stock at any time or what the value of Purchaser Common Stock will be once it is actually received by the holders of Bank Common Stock.

We have acted as Bank’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Bank has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not received any compensation for any other investment banking services provided to Bank in the two years preceding the date of this opinion. In the two years preceding the date hereof we have provided certain investment banking services to Purchaser. Most recently, we acted as a co-manager in connection with Purchaser’s follow-on offerings of common stock in March 2017 and December 2016. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Purchaser and its affiliates. We may also actively trade the equity and debt securities of Purchaser and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Bank in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Bank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Bank Common Stock and does not address the underlying business decision of Bank to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Bank or the effect of any other transaction in which Bank might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Bank or Purchaser, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Bank Common Stock from a financial point of view.

Very truly yours,

Appendix D

UNITED STATES CODE OF FEDERAL REGULATIONS

TITLE 12. BANKS AND BANKING

PART 5. RULES, POLICIES, AND PROCEDURES FOR CORPORATE ACTIVITIES

SUBPART C. EXPANSION OF ACTIVITIES

12 C.F.R. § 5.33. Business combinations involving a national bank or Federal savings association.

(a) – (g)(6) [Text Omitted]

(g)(7)	Consolidation or merger of a Federal savings association with a state bank, state savings bank, state savings association, state trust company, or credit union resulting in a state bank, state savings bank, state savings association, state trust company, or credit union

(i) [Text Omitted]

(ii) [Text Omitted]

(iii) Dissenters’ rights and appraisal procedures.

(A)	Federal savings association shareholders who dissent from a plan to merge or consolidate may receive in cash the value of their Federal savings association shares if they comply with the requirements of 12 U.S.C. 214a as if the Federal savings association were a national bank. The OCC conducts an appraisal or reappraisal of the value of the Federal savings association shares held by dissenting shareholders only if all parties agree that the determination will be final and binding. The parties shall also agree on how the total expenses of the OCC in making the appraisal will be divided among the parties and paid to the OCC.

(B)	The plan of merger or consolidation must provide the manner of disposing of the shares of the resulting state institution not taken by the dissenting shareholders of the Federal savings association.

UNITED STATES CODE

TITLE 12. BANKS AND BANKING

CHAPTER 2. NATIONAL BANKS

SUBCHAPTER XV. CONVERSION OF NATIONAL BANKS INTO STATE BANKS

12 U.S.C. § 214a. Procedure for conversion, merger, or consolidation; vote of stockholders

A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

(a)	[Text Omitted]

(b)	Rights of dissenting stockholders – A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders’ meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

EXCERPT FROM

COMPTROLLER’S LICENSING MANUAL

BUSINESS COMBINATIONS

DECEMBER 2006

DISSENTING SHAREHOLDER RIGHTS AND THE APPRAISAL PROCESS

Perfecting Dissenters’ Rights

A shareholder dissenting from a conversion, consolidation, or merger involving a national bank may be entitled to receive the value of his or her shares from the resulting entity. The specific details of the steps a shareholder must follow to perfect his or her dissenters’ rights are detailed in the appropriate statute under which the transaction is authorized. See 12 USC 214a, 215, 215a, 215a-2, 215a-3, or 215c and 12 CFR 5.33. The requirements in each of these sections vary slightly and should be read carefully and followed precisely to ensure dissenters’ rights are not erroneously forfeited. In addition, any proxy material distributed to the shareholders should describe the appropriate steps for dissenting shareholders.

Generally, a shareholder must either dissent by voting against the transaction at the shareholders’ meeting or notifying the bank in writing at or prior to such meeting that he or she dissents from the plan to convert, consolidate, or merge. Within 30 days after the date of consummation of the transaction, the dissenting shareholder also must confirm in writing his or her dissent to the transaction and surrender his or her stock certificates to the resulting bank. Next, a committee of three is selected to appraise the stock of the dissenting shareholders. The committee would be comprised of one representative that the majority of dissenting shareholders appoints, one representative the resulting entity appoints, and one representative that those two representatives appoint. If two members of the three-member committee agree on the value of the shares, that value will govern. If that value is acceptable to one or more dissenting shareholders, the process is complete for those shareholders who find the value acceptable, and the appraised value of the shares is paid by the resulting entity. If that value in not acceptable to one or more dissenting shareholders, those shareholders may, within five days of being notified of the appraised value, appeal to the OCC, who will then conduct a reappraisal that will be final and binding upon the appellants.

In addition, if, within 90 days of the date of consummation of the transaction, for any reason one or more of the appraisers are not selected, or the appraisers fail to determine a value, any interested party may request in writing an appraisal from the OCC. With two exceptions, the statutes indicate that the OCC’s appraisal or reappraisal is final and binding on all parties, and the resulting entity pays the cost of an OCC appraisal or reappraisal.

The exceptions are for transactions in which a national bank is merging or consolidating into a federal savings association or in which an uninsured national bank is merging into a nonbank affiliate. In both of those instances, the regulations require the parties, including the national bank, to agree that the OCC’s appraisal will be final and binding and on how the total expenses of the OCC will be divided among the parties and paid to the OCC. See 12 CFR 5.33(g)(3)(iii) and 5.33(g)(5)(iv). Also, see the Licensing Fee Schedule for the OCC’s current fee for performing a stock appraisal.

In addition, when dissenters’ rights are provided in accordance with 12 USC 215 or 215a, the dissenting shareholder may also be entitled to receive additional compensation. The shares of stock of the receiving entity that would have been delivered to the dissenting shareholder must be sold at public auction. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sale price must also be paid to such dissenting shareholders.

The rights and appraisal process for dissenting shareholders of a state bank or nonbank affiliate is determined in the manner as prescribed by the law of the state or other jurisdiction, as appropriate.

OCC’s Valuation Methodology

Because the statutes that provide for appraisals do not define “value” nor does the legislative history illuminate congressional intent, the OCC has elected to use valuation methods that ensure that stockholders receive full value for their shares being appraised. The OCC normally will not apply certain minority discounts to the fair valuation of the dissenting shares of stock. After reviewing the particular facts in each case and the available information on a bank’s shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a fair estimate of the shares’ value.

The OCC values the stock as of the date of consummation of the conversion, consolidation, or merger, with the exception of those transactions that are subject to the requirements of 12 USC 214a, in which case the value is determined as of the date the shareholders meeting was held authorizing the transaction. The OCC also may apply a market discount due to the lack of marketability for stock that is closely held or has a limited trading history. The use of a marketability discount for stock that is not readily marketable is a standard practice in the business valuation industry. The OCC has determined that where the facts warrant the inclusion of this type of discount, such a discount is helpful in reaching the best possible determination of the value.

For banks that are considered going concerns, the OCC typically uses one of three methods or a combination of those methods to determine a reasonable estimate of the shares’ value. Each of those methods is described below – market value, investment value, and adjusted book value. If more than one method is used, varying weights are applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent a fair price. For example, the OCC may give more weight to a value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank’s earnings trend is so irregular that it is considered to be a poor predictor of future earnings

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of value. Consequently, the OCC’s valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

Market Value Method

Market value is the price at which a willing buyer and seller would exchange a share of stock in an “arm’s-length” transaction. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market maker, those quotes are considered in determining value. In the event the stock is heavily traded on a major exchange, it is likely the OCC would simply apply that value for the appropriate date. If no value is readily available, or if the value available is not well established, the OCC likely will use other methods of estimating value, such as the investment value and adjusted book value methods.

Investment Value Method

Investment value is a method of valuation that attempts to make a reasonable and informed assessment of earnings capacity at the bank and then applies the market perception of the value of banking organizations with similar earnings potential. This two-step process requires the establishment of a peer group comprised of banking organizations with similar earnings potential for which market data is readily available, and an analysis of historical earnings data for the target bank. In practice, the investment value is calculated by multiplying a selected price to earnings ratio for the peer banks by the earnings capacity per share of the target bank.

The peer banks are selected based on location, size, and earnings patterns. In order to select a reasonable peer group when there are too few comparable independent banks in a location that are comparable to that of the subject bank, the pool of banks from which a peer group is selected may be broadened. For example, the peer group may be broadened to include one-bank holding company banks in a comparable location, or by selecting banks in less comparable locations that are similar in asset size and earnings’ patterns to the subject bank. Once the peer banks are selected, the selected price to earnings ratio of the peer banks is then applied to the earnings per share estimated for the subject bank to reach a fair estimate of value.

Adjusted Book Value Method

The third method the OCC uses for reaching a fair estimate of value is the adjusted book value method. An adjusted book value is derived by multiplying the book value of the target bank’s assets per share times a selected market price to book value ratio for a group of comparable banking organizations. The adjusted book value reflects the premium or discount to a bank’s book value that is attributed to the condition and prospects of banking organizations in similar situations. The adjusted book value method is an asset-based method whose value is reflective of a bank in liquidation.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The foregoing summaries are necessarily subject to the complete text of the Louisiana Business Corporation Act (the “LBCA”), IBERIABANK Corporation’s articles of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Generally, Sections 12:1-850 through 12:1-859 of the LBCA authorize a corporation to indemnify a director or officer of the corporation (or a person who, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

Unless ordered by a court, in the case of a proceeding brought by or in the right of a corporation, the LBCA prohibits a corporation from indemnifying a director or officer of the corporation (or a person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), except for expenses (including attorneys’ fees) incurred by him in connection with a proceeding if, with respect to actions in an official capacity, he acted in good faith and in a manner he reasonably believed to be in, or, in all other cases, not opposed to, the best interests of the corporation.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit IBERIABANK Corporation’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

Article 8.B. of the articles of incorporation of IBERIABANK Corporation provides that IBERIABANK Corporation shall indemnify to the fullest extent permitted by Louisiana law, any person who is or was a director or officer of IBERIABANK Corporation, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including in actions or suits by or in the right of IBERIABANK Corporation, by reason of such service or the fact that such person is or was serving as a director, officer, employee or agent of another corporation or organization at the request of IBERIABANK Corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The bylaws provide that such indemnification will only be to the extent the expenses, judgments, fines and amounts paid in settlements exceed the amount paid or due from liability insurance policies. Further, the bylaws extend indemnification to the spouse of a director or officer of the corporation with respect to a claim related to the director or officer’s position as a director or officer of the IBERIABANK Corporation or as a director, officer, employee or agent of another corporation or entity at the request of IBERIABANK Corporation. This indemnification is conditioned upon the director or officer being successful in his defense of the claim on the merits or otherwise and having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of IBERIABANK Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Advancement of expenses is conditioned upon receipt of a director or officer’s undertaking to repay such expenses if it is ultimately determined that such person was not entitled to indemnification. In addition, the LBCA requires that an advance of expenses be made to a director or officer only upon delivery of a written affirmation of his good faith belief that he has met the relevant standard of conduct or that the proceeding involves only duty of care claims for which liability has been eliminated, a written undertaking of the director or officer to repay funds if he is not entitled to indemnification and it is determined he has not met the relevant standard of conduct, and authorization by the board of directors, the shareholders, or IBERIABANK Corporation’s articles of corporation, bylaws, or approved resolution.

Section 12:1-857 of the LBCA further authorizes a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the individual could be protected against the same liability under R.S. 12:1-832 and whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this Section 12:1-857.

Article 8.E. of the articles of incorporation also empowers IBERIABANK Corporation to purchase and maintain insurance to protect its directors, officers, employees and agents and those who were directors, officers, employees or agents, and those directors, officers, employees and agents who are or were serving at the request of IBERIABANK Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, arising out of his or her status as such, regardless of whether or not IBERIABANK Corporation would have the power to indemnify those persons against such liability under the law or the provisions set forth in the articles of incorporation. IBERIABANK Corporation is also authorized by its articles of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the articles of incorporation should the articles of incorporation be amended or repealed. IBERIABANK Corporation maintains directors’ and officers’ liability insurance consistent with the provisions of the articles of incorporation.

IBERIABANK Corporation has entered into indemnification agreements with two of its executive officers, Daryl G. Byrd and Michael J. Brown, providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as officers. Following a change in control, as defined therein, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential change in control, IBERIABANK Corporation must create a trust for the benefit of the indemnitees, which upon a change in control may not be revoked or the principal thereof invaded without the indemnitees’ written consent. While such indemnification agreements do not require IBERIABANK Corporation to maintain directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum directors’ and officers’ liability coverage if there is such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of October 19, 2017, by and among IBERIABANK Corporation, IBERIABANK and Gibraltar Private Bank & Trust Company (attached as Appendix A to the proxy statement/prospectus which is part of this Registration Statement)*

3.1	Articles of Incorporation of IBERIABANK Corporation, as amended (incorporated by reference to Exhibit 3.1 to IBERIABANK Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2016).

3.2	Bylaws of IBERIABANK Corporation, as amended (incorporated by reference to Exhibit 3.1 to IBERIABANK Corporation’s Current Report on Form 8-K filed with the SEC on August 24, 2016).

4.1	Form of Common Stock Certificate of IBERIABANK Corporation (incorporated by reference to IBERIABANK Corporation’s Registration Statement on Form S-8 (Commission File No. 33-93210), filed with the SEC on June 7, 1995). (P)

Exhibit No.	Document

5.1	Opinion of Jones Walker LLP regarding legality of the securities being registered

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger

8.2	Opinion of Broad and Cassel LLP regarding certain U.S. federal income tax aspects of the merger

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for IBERIABANK Corporation

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1 hereto)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)

23.4	Consent of Broad and Cassel LLP (included in Exhibit 8.2 hereto)

24.1	Powers of Attorney**

99.1	Consent of Sandler O’Neil & Partners, L.P.**

99.2	Form of Gibraltar Private Bank & Trust Company Proxy Card

*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. IBERIABANK Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	Previously filed.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of October 19, 2017, by and among IBERIABANK Corporation, IBERIABANK and Gibraltar Private Bank & Trust Company (attached as Appendix A to the proxy statement/prospectus which is part of this Registration Statement)*

3.1	Articles of Incorporation of IBERIABANK Corporation, as amended (incorporated by reference to Exhibit 3.1 to IBERIABANK Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2016).

3.2	Bylaws of IBERIABANK Corporation, as amended (incorporated by reference to Exhibit 3.1 to IBERIABANK Corporation’s Current Report on Form 8-K filed with the SEC on August 24, 2016).

4.1

Form of Common Stock Certificate of IBERIABANK Corporation (incorporated by reference to IBERIABANK Corporation’s Registration Statement on Form S-8 (Commission File No. 33-93210), filed with the SEC on June 7, 1995). (P)

5.1	Opinion of Jones Walker LLP regarding legality of the securities being registered

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger

8.2	Opinion of Broad and Cassel LLP regarding certain U.S. federal income tax aspects of the merger

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for IBERIABANK Corporation

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1 hereto)

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)

23.4	Consent of Broad and Cassel LLP (included in Exhibit 8.2 hereto)

24.1	Powers of Attorney**

99.1	Consent of Sandler O’Neil & Partners, L.P.**

99.2	Form of Gibraltar Private Bank & Trust Company Proxy Card

*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. IBERIABANK Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on January 17, 2018.

IBERIABANK CORPORATION

By:	/s/ DARYL G. BYRD
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on January 17, 2018.

/s/ DARYL G. BYRD	*
Daryl G. Byrd	Anthony J. Restel
President, Chief Executive Officer and Director (Principal Executive Officer)	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*	*
M. Scott Price	Elaine D. Abell
Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	Director

*	*
Harry B. Barton, Jr.	Ernest P. Breaux, Jr.
Director	Director

*	*
John N. Casbon	Angus R. Cooper, II
Director	Director

*	*
William H. Fenstermaker	John E. Koerner, III
Director	Director

*	*
Rick E. Maples	E. Stewart Shea, III
Director	Director

*
David H. Welch
Director

* By:	/s/ DARYL G. BYRD
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer